Exhibit 2.1

EXECUTION COPY

STOCK PURCHASE AGREEMENT

by and among

Turning Point Brands, LLC
as Buyer,

Pegasus Real Estate Investment Group, LLC,
David Epstein,
Milander Investments, LLC,
David Herrera,
David Mardini,
John M. Scott,
Martin Flumenbaum,
Elizabeth McColm,
Robert Schumer,
Daniel Kramer,
Durlan Bergnes,
Angelo Bonvino,
John Lange and
Mark Wlazlo
as Shareholders,

IVG Holdings S Corporation,
as Seller, and

Nicolas Molina, as Seller's Representative,

concerning the purchase of the shares (membership interests) of

International Vapor Group, LLC
as the Company

dated as of September 5, 2018

2

3

4

List of exhibits & schedules omitted (except as otherwise noted) but will be furnished supplementally to the Securities and Exchange Commission upon request:

EXHIBIT A:	Company Outstanding Capitalization (pre-Restructuring)
EXHIBIT B:	Form of Estimated Closing Statement
EXHIBIT C:	Form of Employment Agreement (omitted except for agreements with Nicolas Molina and David Epstein)
EXHIBIT D:	Shareholders' Guaranties
EXHIBIT E:	[Intentionally Deleted]
EXHIBIT F:	List of Institutional Shareholders
EXHIBIT G:	Form of Buyer Parent Note
EXHIBIT H:	Allocation Schedule
EXHIBIT I:	Form of General Release
EXHIBIT J:	List of Bonused Employees
EXHIBIT K:	Securities Exchange Agreement

5

EXECUTION COPY

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this "Agreement"), dated as of September 5, 2018, is entered into by and among (i) Turning Point Brands, LLC, a Delaware limited liability company ("Buyer"), (ii) Pegasus Real Estate Investment Group, LLC, a Florida limited liability company ("Pegasus"), David Epstein, a Florida resident ("Epstein"), Milander Investments, LLC, a Delaware limited liability company ("Milander"), David Herrera, a Florida resident ("Herrera"), David Mardini, a Florida resident ("Mardini"), John M. Scott, a New York resident ("Scott"), Martin Flumenbaum, a New York resident ("Flumenbaum"), Elizabeth McColm, a New York resident ("McColm"), Robert Schumer, a New York resident ("Schumer"), Daniel Kramer, a New York resident ("Kramer"), Durlan Bergnes, a Florida resident ("Bergnes"), Angelo Bonvino, a New York resident ("Bonvino"), John Lange, a Hong Kong resident ("Lange") and Mark Wlazlo, a New Jersey resident ("Wlazlo") (each of Pegasus, Epstein, Milander, Herrera, Mardini, Scott, Flumenbaum, McColm, Schumer, Kramer, Bergnes, Bonvino, Lange, and Wlazlo, a "Shareholder" and, collectively, the "Shareholders"), (iii) IVG Holdings S Corporation, a Delaware corporation ("Seller") and (iv) Nicolas Molina, as Seller's Representative.

RECITALS

WHEREAS, International Vapor Group, LLC, a Delaware limited liability company (the "Company"), the successor by statutory conversion under Delaware law to International Vapor Group, Inc. (the "Conversion"), directly and indirectly through wholly-owned subsidiaries, is engaged in the business of designing, manufacturing, marketing and selling certain e-liquids, mods, tanks, and electronic cigarette products (collectively, the "Products");

WHEREAS, Shareholders owned all of the issued and outstanding shares of common stock, par value $0.001 of the Company prior to the exchange of such shares (the "Exchange") for stock of Seller, which Exchange shall occur prior to Closing;

WHEREAS, after the consummation of the Exchange, Seller will hold all of the issued and outstanding equity of the Company;

WHEREAS, the consummation of the Conversion, which shall occur immediately after the Exchange, caused the Company to be converted into a limited liability company wholly-owned by Seller.

WHEREAS, Shareholders and Seller desire to sell to Buyer, and Buyer wishes to purchase from Seller, all of the issued and outstanding Shares (i.e., the 100% membership interest in the Company held by Seller after the Restructuring), subject to the terms and conditions set forth herein;

WHEREAS, in connection with the Restructuring, several subsidiaries of the Company that were operating in corporate form were also converted through statutory conversions into limited liability companies; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

"Acquisition Proposal" has the meaning set forth in Section 5.03(a).

"Action" means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

"Affiliate" of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

"Agreement" has the meaning set forth in the preamble.

"Allocation Schedule" has the meaning set forth in Section 6.05(b).

“Assumed Indebtedness” means the existing Company Indebtedness represented by the following:

(a) Single Sided Lease Agreements - $1 Purchase Option, Agreement Numbers 301-0225015-001, 301-0225015-002, 301-0225015-003, 301-0225015-004, 301-0225015-005, 301-0225015-006, 301-0225015-007 and 301-0225015-008, dated April 21, 2015, April 27, 2016, October 28, 2016, May 19, 2017, December 4, 2017, March 22, 2018, [undated] and [undated], respectively, by and between the Company and Wells Fargo Equipment Finance, Manufacturer Services Group.

(b) Premium Finance Agreement with Premium Advance Corporation dated January 26, 2018.

"Balance Sheet" has the meaning set forth in Section 3.06.

"Balance Sheet Date" has the meaning set forth in Section 3.06.

"Basket" has the meaning set forth in Section 8.04(a).

"Benefit Plan" has the meaning set forth in Section 3.20(a).

“Bonused Employees” means those employees of the Target Companies receiving a bonus payment from Seller relating to the transactions contemplated by this Agreement, as listed on Exhibit J.

"Business Day" means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

"Buyer" has the meaning set forth in the preamble.

"Buyer Indemnitees" has the meaning set forth in Section 8.02.

“Buyer Parent” means Turning Point Brands, Inc., a Delaware corporation which is the sole member of Buyer.

"Buyer Parent Common Stock" has the meaning set forth in Section 2.02(a).

"Buyer Parent Note" has the meaning set forth in Section 2.02(b).

"Buyer Tax Act" means any action not in the ordinary course of business and not specifically contemplated by and agreed to under this Agreement which is taken or made effective by Buyer or any of its Affiliates (including the Target Companies) after the Closing which directly or indirectly increases Taxes of any Target Company, Seller or Shareholders for any Pre-Closing Tax Period.

"Buyer's Accountants" means RSM US LLP.

"Cap" has the meaning set forth in Section 8.04(a).

"CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

"Closing" has the meaning set forth in Section 2.05.

"Closing Adjustments" means the adjustments to the Purchase Price described in Section 2.04(a).

"Closing Date" has the meaning set forth in Section 2.05.

"Closing Indebtedness Certificate" means a certificate executed by the Chief Financial Officer of the Company certifying on behalf of the Company an itemized list of all outstanding Indebtedness as of the Closing Date and the Person to whom such outstanding Indebtedness is owed and an aggregate total of such outstanding Indebtedness.

"Closing Payment" has the meaning set forth in Section 2.02(c).

"Closed Retail Locations" has the meaning set forth in Section 5.16.

"Closing Transaction Expenses Certificate" means a certificate executed by the Chief Financial Officer of the Company, certifying the amount of Transaction Expenses remaining unpaid as of the Closing Date (including an itemized list of each such unpaid Transaction Expense with a description of the nature of such expense and the person to whom such expense is owed).

"Code" means the Internal Revenue Code of 1986, as amended.

"Common Stock" has the meaning set forth in Section 3.03(a).

"Company" has the meaning set forth in the Recitals.

"Company Intellectual Property" means all Intellectual Property that is owned or held for use by the Target Companies.

"Company IP Agreements" mean all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to Intellectual Property to which a Target Company is a party, beneficiary or otherwise bound.

"Company IP Registrations" mean all Company Intellectual Property that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

"Company Subsidiaries" has the meaning set forth in Section 3.04.

"Compiled Financial Statements" has the meaning set forth in Section 3.06.

"Confidential Information" has the meaning set forth in Section 5.07(d).

"Consent Judgment" means the Prop 65 Center for Environmental Health Consent Judgement.

"Contract Consents" has the meaning set forth in Section 3.09(c).

"Contracts" mean all contracts, leases, deeds, mortgages, Franchise Agreements, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

"Covered Communications" has the meaning set forth in Section 11.14.

"Current Assets" means cash and cash equivalents, accounts receivable, refundable deposits, inventory, and all other current assets, but excluding (a) deferred Tax assets, and (b) receivables from any Affiliates of a Target Company, directors, employees, officers or stockholders and any of their respective Affiliates; in each case determined in accordance with GAAP (with the exceptions set forth on Section 3.06 of the Disclosure Schedule).

"Current Liabilities" means accounts payable, accrued Taxes and accrued expenses determined in accordance with GAAP (with the exceptions set forth on Section 3.06 of the Disclosure Schedule), but excluding any deferred Tax liabilities, Transaction Expenses and the current portion of any Indebtedness (including Assumed Indebtedness) of the Company, and excluding any outstanding balances on Target Company credit cards (in an aggregate amount not exceeding $32,339, which was the balance of such credit cards which was outstanding at May 31, 2018  but was not included on the May 31, 2018 balance sheet).    Current Liabilities shall include the employer portion of any withholding obligation under Section 2.06 and/or with respect to a direct or indirect distribution of any portion of the Purchase Price to the Bonused Employees.

"Data Room" means the electronic data room established by the Shareholders in connection with this transaction.

"Developers" mean all Persons that have signed an area development agreement with a Target Company granting a Developer the right to develop two or more Franchised Outlets.

"Direct Claim" has the meaning set forth in Section 8.05(c).

"Disclosure Schedules" mean the Disclosure Schedules delivered by Shareholders and Buyer concurrently with the execution and delivery of this Agreement.

"Disputed Amounts" has the meaning set forth in Section 2.04(c)(iii).

"Dollars or $" means the lawful currency of the United States.

"Effective Time" has the meaning set forth in Section 2.05.

"Effective Time Balance Sheet" has the meaning set forth in Section 2.04(a)(i).

"Effective Time Working Capital" means: (a) the Current Assets of the Company, minus (b) the Current Liabilities of the Company, determined as of the Effective Time, but with pro forma adjustments to reflect the impact which the transactions contemplated by this Agreement have on the Company’s Working Capital as measured on the Closing Date (e.g., any amount payable to a taxing authority with respect to compensation paid out of the Purchase Price).

"Effective Time Working Capital Statement" has the meaning set forth in Section 2.04(b)(ii).

"E.O. 11246" has the meaning set forth in Section 3.21(e).

each of "Employment Agreement" and "Employment Agreements" has the meaning set forth in Section 2.03(b)(ii).

"Encumbrance" means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

"Environmental Claim" means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement Actions, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

"Environmental Law" means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials.  The term "Environmental Law" includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

"Environmental Notice" means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

"Environmental Permit" means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

"ERISA Affiliate" means all employers (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a "single employer" within the meaning of Section 414 of the Code.

"Estimated Closing Indebtedness" has the meaning set forth in Section 2.04(a)(i).

"Estimated Closing Statement" has the meaning set forth in Section 2.04(a)(i).

"Estimated Effective Time Working Capital" has the meaning set forth in Section 2.04(a)(i).

"FDA" means the United States Food and Drug Administration.

"FDA Deeming Regulations" mean the final rule published by the FDA pursuant to The Family Smoking Prevention and Tobacco Control Act and entitled "Deeming Tobacco Products To Be Subject to the Federal Food, Drug, and Cosmetic Act, as amended by the Family Smoking Prevention and Tobacco Control Act; Restrictions on the Sale and Distribution of Tobacco Products and Required Warning Statements for Tobacco Products."

"FDD" has the meaning set forth in Section 3.26(c).

"Financial Statements" has the meaning set forth in Section 3.06.

"FPR(s)" has the meaning set forth in Section 3.26(d).

"Franchise" has the meaning set forth in Section 3.26(a).

"Franchise Agreement" has the meaning set forth in Section 3.26(a).

"Franchised Outlet" has the meaning set forth in Section 3.26(a).

"Franchisee" means an authorized franchisee of any Target Company that has the right to offer, sell or distribute goods or services under a franchise or license agreement with such Target Company for the operation of the franchisee's business using a name, mark or similar commercial symbol of a Target Company.

"Fundamental Representations" has the meaning set forth in Section 8.01.

"GAAP" means United States generally accepted accounting principles in effect from time to time, as applied consistent with the Company's historical accounting policies and practices.

"Government Contracts" has the meaning set forth in Section 3.09(a)(viii).

"Governmental Authority" means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

"Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

"Hazardous Materials" means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

"Highly-Sensitive Personal Information" means (i) a Person's government-issued identification number (including Social Security number, driver's license number, or state-issued identification number); (ii) financial account number, credit card number, debit card number, or credit report information, with or without any required security code, access code, personal identification number, or password that would permit access to an individual’s financial account; and (iii) biometric, genetic, health, medical, or medical insurance data.

 "Indebtedness" means, without duplication and with respect to any Target Company, all of the following obligations: (a) obligations for borrowed money; (b) obligations for the deferred purchase price of property or services (including past acquisitions), (c) obligations for capitalized leases in accordance with GAAP (d) obligations evidenced by notes, bonds, debentures or other similar instruments, (e) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (f) obligations of others secured by an Encumbrance on any asset of any Target Company; (g) obligations under any letter of credit, banker's acceptance or similar credit transactions or for which any Target Company assures a credit against loss; (h) obligations under conditional sale or other title retention Contracts; (i) obligations with respect to vendor advances or any other advances made to any Target Company; (j) obligations for unpaid Taxes due prior to the Closing Date; (k) except with respect to accrued payroll expenses included as a Current Liabilities in the calculation of Effective Time Working Capital, obligations to any Affiliates, managers, employees or equityholders of any of the Target Companies and any of their respective Affiliates, other than lease obligations in respect of the Real Property; (l) guarantees made by any Target Company on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (k); and (m) any accrued interest, fees, expenses or penalties in respect of any of the foregoing, including prepayment penalties, termination fees, reimbursements, indemnities, letters of credit and bankers' acceptances and consent fees, "breakage" costs, "break fees" or similar payments or contractual charges. The term "Indebtedness" does not include Current Liabilities included in the calculation of Effective Time Working Capital.

"Indemnified Party" has the meaning set forth in Section 8.05.

"Indemnifying Party" has the meaning set forth in Section 8.05.

"Independent Accountant" has the meaning set forth in Section 2.04(c)(iii).

"Information Systems" has the meaning set forth in Section 3.18(e).

"Institutional Shareholders" means those Shareholders listed on Exhibit F.

"Insurance Policies" has the meaning set forth in Section 3.16.

"Intellectual Property" means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by any of the foregoing; and all registrations, applications and renewals for any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority; web addresses; web pages; websites and related content; accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto; and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights; and all registrations, applications for registration and renewals of such copyrights; (d) inventions; discoveries; trade secrets, as defined in Title 18 of the United States Code on the Closing Date of this Agreement, including 18 U.S.C. § 1839 and applicable state law; business and technical information and know-how; databases; data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof); patent applications; and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor's certificates, petty patents and patent utility models); (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation; and (g) recipes, formulas and flavors for e-liquids.

"Interim Balance Sheet" has the meaning set forth in Section 3.06.

"Interim Balance Sheet Date" has the meaning set forth in Section 3.06.

"Knowledge of Shareholders" or "Shareholders' Knowledge" or any other similar knowledge qualification, means the actual and constructive knowledge of Nicolas Molina or David Epstein after reasonable investigation. For purposes of this definition, "constructive knowledge" means what a person should have known in the ordinary course of performing his services for the Target Company.

"Law" means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

"Liabilities" means any liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

"Losses" means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys' fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that "Losses" shall not include punitive damages, except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party.

“Major Shareholders” means those Shareholders who are not Institutional Shareholders (i.e., Pegasus, Epstein and Herrera).

"Material Adverse Effect" means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Company and the other Target Companies as a whole, or (b) the ability of Shareholders to consummate the transactions contemplated hereby on a timely basis; provided, however, that "Material Adverse Effect" shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Target Companies operate; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required by this Agreement, except pursuant to Section 3.05 and Section 5.08; (vi) any changes in accounting rules, including GAAP; or (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a materially disproportionate effect on the Target Companies compared to other participants in the industries in which the Target Companies conduct their businesses.

"Material Contracts" has the meaning set forth in Section 3.09(a).

"Material Customers" has the meaning set forth in Section 3.15(a).

"Material Suppliers" has the meaning set forth in Section 3.15(b).

"Multiemployer Plan" has the meaning set forth in Section 3.20(c).

"NASAA" has the meaning set forth in Section 3.26(c).

“Obsolete” inventory means (i) any inventory item that has been put on clearance at a price above its cost and at least 10% of the original clearance quantity has not been sold in the most recent month, (ii) any inventory item currently on clearance where the item’s cost exceeds the item’s clearance price and at least 10% of the original clearance quantity has been sold in the most recent month and (iii) any inventory item currently on clearance where the item’s cost exceeds the item’s clearance price and at least 10% of the original clearance quantity has not been sold in the most recent month. For all purposes of this Agreement, the dollar amount of Obsolete inventory under clauses (i) and (iii) above is the balance of inventory on hand multiplied by the item’s cost; and under clause (ii) above is the balance of the inventory on hand multiplied by the excess of the item’s cost over the most recent clearance price of the last sold item.

"Organizational Documents" means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the certificate of formation and operating agreement of a limited liability company; (c) the partnership agreement and any statement of the partnership of a general partnership; (d) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (e) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person; and (f) any amendment to any of the foregoing.

"PEO Employees" means any individual engaged by a Target Company pursuant to a contractual relationship with a professional employer organization, staffing company, or similar third-party entity.

"Permits" means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

"Permitted Encumbrances" has the meaning set forth in Section 3.10(a).

"Person" means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

"Personal Information" means information provided to a Target Company by or at the direction of a customer, information which is created or obtained by a Target Company on behalf of a customer, or information to which access was provided to a Target Company by or at the direction of a customer, in the course of a Target Company's business that: (i) identifies or can be used to identify an individual (including, without limitation, names, signatures, addresses, telephone numbers, email addresses, and other unique identifiers); or (ii) can be used to authenticate an individual (including, without limitation, employee identification numbers, government-issued identification numbers, passwords or PINs, user identification and account access credentials or passwords, financial account numbers, credit report information, student information, biometric, health, genetic, medical, or medical insurance data, answers to security questions, and other personal identifiers), in case of both subclauses (i) and (ii), including, without limitation, all Highly-Sensitive Personal Information. A customer's business contact information is not by itself deemed to be Personal Information.

"Post-Closing Adjustments" means the adjustments to the Purchase Price described in Sections 2.04(b) and 2.04(c).

"Post-Closing Tax Period" means any taxable period of a Target Company beginning after the Closing Date.

"Pre-Closing Tax Period" means any taxable period of a Target Company ending on or before the Closing Date.

"Pro Rata Share" means, with respect to each Shareholder, the percentage set forth opposite such Shareholder's name on Exhibit A.

"Product Warranty Claims" means any notice, Action or claim for or based upon breach of product warranty, strict liability in tort, negligent design, negligent manufacture of product, design defects, negligent provision of services, or any other allegation of material liability, including or resulting in product recalls, arising from the materials, design, testing, manufacture, packaging, labeling (including instructions for use), documentation or sale of products by a Target Company (other than warranty service and repair claims in the ordinary course of business not material in amount or significance).

"Product Warranty Issues" means reports, claims, notices, and problems regarding any defects, non-conformities, alleged defects, alleged incidents, alleged non-conformities, and similar product liability issues that relate to any of the services or Products manufactured and/or sold by the Target Companies or products of the Target Companies sold by any franchisee or retailer.

"Products" has the meaning set forth in the Recitals.

"Purchase Price" has the meaning set forth in Section 2.02.

"Qualified Benefit Plan" has the meaning set forth in Section 3.20(c).

"Real Property" means all real property owned, leased or subleased by the Target Companies, together with all buildings, structures and facilities located thereon.

"Rebates" mean "rebates" as defined for purposes of the FDD and applicable Law with respect to Franchises in the United States.

"Registration Laws" has the meaning set forth in Section 3.26(c)

"Release" means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

"Representative" means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

"Resolution Period" has the meaning set forth in Section 2.04(c)(ii).

"Restricted Business" means the design, manufacture, marketing, advertising, sale, distribution, retailing (including without limitation online retailing and business to consumer online) and promotion of electronic nicotine delivery systems (ENDS), including without limitation, vaporizers, tanks and mods, e-liquids, electronic cigarettes, and related accessories (but specifically excluding any of the above items for use with cannabis or hemp products).

“Restricted Shareholders” has the meaning set forth in Section 5.07(a).

"Restriction Period" has the meaning set forth in Section 5.07(a).

"Restructuring" means the formation of Seller as a newly-formed Delaware corporation, the contribution by the Shareholders of all of the equity of the Company to Seller, the conversion of the Company from a Delaware corporation to a Delaware limited liability company, which prior to the Closing the Seller will file an election to have the Company be treated as a disregarded entity for federal income tax purposes, and the conversion of each of the U.S. domestic Target Companies that was a corporation into a limited liability company.

"Review Period" has the meaning set forth in Section 2.04(c)(i).

"Rule 144" has the meaning set forth in Section 2.07(a).

"SEC" has the meaning set forth in Section 3.01(c).

"Section 503" has the meaning set forth in Section 3.21(e).

"Securities Exchange Agreement" means the Securities Exchange Agreement by and among Standard General Master Fund, L.P. (“Standard General”), Standard Diversified, Inc. (“Standard Diversified”), the Shareholders and Seller's Representative in the form attached hereto as Exhibit K.

"Security Breach" means (i) any act or omission that compromises either the security, confidentiality, or integrity of Personal Information or the physical, technical, administrative, or organizational safeguards that relate to the protection of the security, confidentiality, or integrity of Personal Information, or (ii) receipt of a complaint in relation to the privacy and data security practices of the Target Companies.  Without limiting the foregoing, a compromise shall include any unauthorized access to or disclosure or acquisition of Personal Information.

"Seller" has the meaning set forth in the Recitals.

"Seller’s Accountants" means Kaufman, Rosin & Co., P.A.

"Seller’s Counsel" has the meaning set forth in Section 11.14.

"Shareholders' Guaranties" has the meaning set forth in Section 5.12.

"Seller Indemnitees" has the meaning set forth in Section 8.03.

"Seller's Representative" means Nicolas Molina.

"Seller's Representative's Fund" means $500,000.

"Shares" represents the 100% equity interest in the Company held by Seller immediately prior to the consummation of the transactions contemplated by this Agreement, and which may after the Restructuring be referred to in the Company's organizational documents as "shares", "membership interests" or "units", but in all cases represents the successor equity interests to shares of common stock of the Company prior to its conversion into a Delaware limited liability company.

"Shareholder" and "Shareholders" has the meaning set forth in the preamble.

"Statement of Objections" has the meaning set forth in Section 2.04(c)(ii).

"Subsidiaries" mean, with respect to any Person, any corporation, limited liability company, association, partnership, joint venture, or other business or corporate entity, enterprise or organization which is directly or indirectly (through one or more intermediaries) controlled by or owned fifty percent (50%) or more by such Person.

"Supplemental Disclosure Schedules" mean the updated Disclosure Schedule containing disclosures that have occurred after the date of this Agreement and that are delivered by Buyer and Shareholders no later than two Business Days prior to the Closing Date.

"Target Companies" mean the Company and all Company Subsidiaries and "Target Company" means one of the Target Companies.

"Target Working Capital" means $5,975,075.

"Tax" or "Taxes" means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

"Tax Authority" means any Governmental Authority having jurisdiction over the imposition, assessment or collection of any Tax.

"Tax Claim" has the meaning set forth in Section 6.06(c).

"Tax Make-Whole Payment" shall mean $84,000, which, based upon the calculation performed by Seller’s Accountants, the parties agree is the amount of incremental Taxes of Seller and/or Shareholders payable as a result of the transactions contemplated hereby resulting solely and directly from the structuring of the transactions contemplated by this Agreement for Tax purposes as an asset acquisition, including the amount of incremental Taxes triggered by and resulting from the payment of the Tax Make-Whole Payment itself.

"Tax Return" means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, in each case, which has been filed or submitted or that is required to be filed with or submitted to any Tax Authority.

"Territory" means worldwide.

"Third Party Claim" has the meaning set forth in Section 8.05(a).

"Transaction Documents" mean this Agreement, the Disclosure Schedules, the Employment Agreements, the Buyer Parent Note, the Securities Exchange Agreement and the other agreements, instruments and documents required to be delivered at Closing.

"Transaction Expenses" means all directly related fees and expenses incurred by the Target Companies, Seller, Seller's Representative or the Shareholders at or prior to the Closing in connection with Transaction Documents, and the performance and consummation of the transactions contemplated by this Agreement, including without limitation, (i) success fees, transaction fees, severance fees or compensation, commissions, legal and accounting expenses, broker fees and other amounts payable by any of the Target Companies to third parties in connection with the transactions contemplated by this Agreement (including, without limitation, any sale bonuses payable by the Target Companies to their employees), and (ii) legal, accounting and other expenses of the Target Companies, Seller, Seller's Representative or the Shareholders arising out of the transactions contemplated by this Agreement that are charged to or payable by any of the Target Companies.

"Undisputed Amounts" has the meaning set forth in Section 2.04(c)(iii).

"Union" has the meaning set forth in Section 3.21(b).

"VEVRAA" has the meaning set forth in Section 3.21(e).

"WARN Act" means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

ARTICLE II
PURCHASE AND SALE

Section 2.01      Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, convey, assign and transfer to Buyer, and Buyer will purchase from Seller, all of the right, title, and interest of Seller in and to the Shares, free and clear of all Encumbrances, for the consideration specified in Section 2.02.

Section 2.02       Purchase Price. The aggregate purchase price for the Shares shall be Twenty-Four Million Dollars ($24,000,000), subject to the working capital adjustment pursuant to Section 2.04 (the "Purchase Price"). In addition, Buyer will pay the Tax Make-Whole Payment.  The Purchase Price and the Tax Make-Whole Payment will be paid as follows:

(a)         $5,000,000 in the form of 153,079 shares of Buyer Parent common stock ("Buyer Parent Common Stock") to a Seller account designated by Seller's Representative to Buyer; immediately thereafter to be exchanged at the direction of the Seller's Representative for Standard Diversified common shares pursuant to the Securities Exchange Agreement.  Buyer shall cause Buyer Parent to issue the Buyer Parent Common Stock pursuant to this Section 2.02(a);

(b)         $4,000,000 (subject to post-Closing adjustment pursuant to Section 2.04(a)(iii)) in the form of an unsecured promissory note of Buyer Parent, as maker, in the form attached hereto as Exhibit G (the "Buyer Parent Note"), with principal and all accrued interest payable to Seller through an account designated by Seller's Representative on behalf of Seller.  The Buyer Parent Note will accrue interest at the rate of 6% per annum, with all principal and accrued interest payable on the date 18 months after the Closing Date, subject to the terms of such Buyer Parent Note (for the avoidance of doubt, the Seller shall maintain ownership of, and shall not transfer or distribute to Seller’s Representative and/or the Shareholders, the Buyer Parent Note, until such date as the Buyer Parent Note shall have been paid in full; except that if the Seller shall liquidate prior to such date, the Buyer Parent Note shall be distributed to the Seller’s Representative);

(c)         the $84,000 Tax Make-Whole Payment shall be paid in cash, by wire transfer of immediately available funds to an account of Seller designated by Seller's Representative to Buyer.  The Shareholders, the Seller's Representative, and Seller hereby agree that they have independently confirmed that $84,000 is an acceptable and agreed-upon amount to be paid by Buyer as a Tax Make-Whole Payment, and upon the making of such Tax Make-Whole Payment by Buyer, each of the Shareholders, the Seller's Representative and Seller hereby release Buyer from and against any further liability, claim, obligation or expense arising out of or associated with any obligations of Buyer under this Agreement with respect to the determination of the amount or calculation of the Tax Make-Whole Payment; and

(d)         the $15,000,000 balance of the Purchase Price, after adjustment for the amounts set forth in clauses (a) and (b) above (the "Closing Payment"), shall be paid in cash, by wire transfer of immediately available funds to an account of Seller designated by Seller's Representative to Buyer.  The Closing Payment shall be reduced by (i) the Seller's Representative's Fund amount which is to be retained by the Seller's Representative and administered pursuant to the terms of Section 10.01, and (ii) an amount equal to the aggregate Transaction Expenses and Indebtedness paid pursuant to Section 2.03(c), and shall be further subject to the following adjustments:

(A)           pursuant to Section 2.04(a) (the Closing Adjustments); and

(B)           Section 2.04(c)(vi) (the Post-Closing Adjustments).

Section 2.03        Transactions to be Effectuated at the Closing.

(a)         At the Closing, Buyer shall deliver:

(i)         to the account(s) designated by the Seller's Representative, the Buyer Parent Common Stock and the Closing Payment;

(ii)           the Employment Agreements (as described below) executed by Buyer;

(iii)          the Buyer Parent Note;

(iv)          the Securities Exchange Agreement executed by Standard General and Standard Diversified, and

(v)           the other Transaction Documents and all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to Section 7.03 of this Agreement.

(b)         At the Closing, the Seller's Representative shall deliver to Buyer:

(i)          stock certificates evidencing the Shares, free and clear of all Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, with all required stock transfer tax stamps affixed thereto (or other evidence of ownership satisfactory to Buyer);

(ii)           Employment Agreements, substantially in the form of Exhibit C, executed by each of Nicolas Molina, David Shield, Lisa Pena, Matt Nahaanee, Cortni Lewis, Anthony Yockey, David Epstein, Alyssa Alvarez and Marc Waxman (each, an "Employment Agreement" and collectively, the "Employment Agreements"));

(iii)          the Securities Exchange Agreement, executed by Seller, the Shareholders and Seller's Representative;

(iv)         the other Transaction Documents and all other agreements, documents, instruments or certificates required to be delivered by Seller at or prior to the Closing pursuant to Section 7.02 of this Agreement; and

(v)          documentation evidencing the Restructuring, in form and content satisfactory to Buyer.

(c)         At the Closing, Buyer shall pay, on behalf of the Target Companies or Seller, the following amounts:

(i)           any Indebtedness of the Company (other than the Assumed Indebtedness) not paid or satisfied prior to Closing, by wire transfer of immediately available funds to the accounts and in the amounts specified on the Closing Indebtedness Certificate; and

(ii)           any Transaction Expenses unpaid at Closing, by wire transfer of immediately available funds to the accounts and in the amounts specified on the Closing Transaction Expenses Certificate.

(d)        At the Closing, certificates representing the shares of Buyer Parent Common Stock to be issued pursuant to Section 2.02(a) will be deemed to have been delivered to Seller electronically through Buyer's transfer agent.

Section 2.04       Purchase Price Adjustment.

(a)         Closing Adjustments.

(i)            Not less than one Business Day prior to the Closing, Seller's Representative shall prepare and deliver to Buyer a statement (the "Estimated Closing Statement") setting forth his good faith estimate of (A) Closing Indebtedness other than Assumed Indebtedness (the "Estimated Closing Indebtedness") and (B) Effective Time Working Capital (the "Estimated Effective Time Working Capital"), which statement will be calculated in the manner consistent with the Target Companies' Financial Statements and prior periods, and which will contain an estimated consolidated balance sheet of the Target Companies as of the Effective Time (without giving effect to the transactions contemplated herein other than the payment of Indebtedness contemplated by Section 2.03(c)), calculations of Estimated Closing Indebtedness and Estimated Effective Time Working Capital, and a certificate of an officer of the Company that the Estimated Closing Statement was prepared (x) in accordance with GAAP (with the exceptions set forth on Section 3.06 of the Disclosure Schedule) applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Interim Balance Sheet for the most recent fiscal year end and (y) as if such Estimated Closing Statement was being prepared as of a fiscal year end.

(ii)           If the Estimated Effective Time Working Capital is between 90% and 110% of Target Working Capital, then there will be no increase or decrease in the Closing Payment with respect to Target Working Capital and the Closing Adjustment, and the Closing Payment will be decreased by the amount, if any, of Estimated Closing Indebtedness.  If Estimated Effective Time Working Capital is greater than 110% of Target Working Capital, then the Closing Payment will be adjusted as follows:  the Closing Payment will be increased by the amount of the Estimated Effective Time Working Capital in excess of 110% of Target Working Capital and decreased by the Estimated Closing Indebtedness.  If Estimated Effective Time Working Capital is less than 90% of Target Working Capital, then the Purchase Price will be adjusted as follows: the Purchase Price will be decreased by the amount by which Estimated Effective Time Working Capital falls below 90% of Target Working Capital and further decreased by the Estimated Closing Indebtedness.

(iii)          If the calculations set forth in this paragraph result in a reduction in the Purchase Price, then the principal balance of the Buyer Parent Note shall be reduced by the amount of the Closing Payment reduction.

(iv)         If the calculations set forth in this paragraph result in an increase in the amount of the Purchase Price, then the Company may either distribute cash equal to the increase immediately prior to Closing to Seller or if such amount is not distributed prior to Closing, then the Closing Payment will be increased by such amount.

(b)         Post-Closing Adjustments.

(i)          Not more than 60 days after the Closing, Seller's Representative shall prepare and deliver to Buyer an unaudited, internally prepared balance sheet of the Company as of the Effective Time (without giving effect to the transactions contemplated herein) (the "Effective Time Balance Sheet").  Buyer agrees to make available to Seller's Representative, upon reasonable request of Seller's Representative post-closing, any books, records, and systems of the Company as reasonably necessary for Seller's Representative to prepare such Effective Time Balance Sheet.

(ii)        Within 30 days of Buyer's receipt of the Effective Time Balance Sheet from Seller's Representative, Buyer shall prepare and deliver to Seller's Representative a statement setting forth its own calculation of Effective Time Working Capital and Closing Indebtedness, which statement shall be calculated in the manner set forth on Exhibit B attached hereto and shall contain an unaudited, internally prepared balance sheet of the Company as of the Effective Time (without giving effect to the transactions contemplated herein), a calculation of Effective Time Working Capital (the "Effective Time Working Capital Statement") and a certificate of the Chief Financial Officer of Buyer that the Effective Time Working Capital Statement was prepared in accordance with Exhibit B and otherwise with GAAP (with the exceptions set forth on Section 3.06 of the Disclosure Schedule) and this Agreement, a calculation of the Post-Closing Adjustment, and a calculation of Closing Indebtedness.

(c)         Examination and Review.

(i)          Examination. After receipt of the Effective Time Working Capital Statement, Seller's Representative shall have 30 days (the "Review Period") to review the Effective Time Working Capital Statement and the Buyer’s calculation of the Post-Closing Adjustment. During the Review Period, Seller's Representative and Seller’s Accountants shall have full access to the books and records of the Target Companies, the personnel of, and work papers prepared by, Buyer and/or Buyer's Accountants to the extent that they relate to the Effective Time Working Capital Statement and/or the Post-Closing Adjustment and to such historical financial information (to the extent in Buyer's possession) relating to the Effective Time Working Capital Statement and/or the Post-Closing Adjustment as Seller's Representative may reasonably request for the purpose of reviewing the Effective Time Working Capital Statement and/or the Post-Closing Adjustment and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not interfere with the normal business operations of Buyer or the Target Companies.

(ii)          Objection. On or prior to the last day of the Review Period, Seller's Representative may object to the Effective Time Working Capital Statement and/or the Post-Closing Adjustment by delivering to Buyer a written statement setting forth Seller's Representative's objections in reasonable detail, indicating each disputed item or amount and the basis for Seller's Representative's disagreement therewith (the "Statement of Objections"). If Seller's Representative fails to deliver the Statement of Objections before the expiration of the Review Period, the Effective Time Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Effective Time Working Capital Statement shall be deemed to have been accepted by Seller and the Shareholders.  If Seller's Representative delivers the Statement of Objections before the expiration of the Review Period, Buyer and Seller's Representative shall negotiate in good faith to resolve such objections within 30 days after the delivery of the Statement of Objections (the "Resolution Period"), and, if the same are so resolved within the Resolution Period, the Effective Time Working Capital Statement and/or the Post-Closing Adjustment with such changes as may have been previously agreed in writing by Buyer and Seller's Representative, shall be final and binding.

(iii)         Resolution of Disputes. If Seller's Representative and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections and/or the Post-Closing Adjustment before expiration of the Resolution Period, then any amounts remaining in dispute ("Disputed Amounts" and any amounts not so disputed, the "Undisputed Amounts") shall be submitted for resolution to an impartial nationally recognized firm of independent certified public accountants, other than Seller’s Accountants or Buyer's Accountants, whom Buyer and Seller's Representative shall appoint by mutual agreement (the "Independent Accountant"), and the Independent Accountant, acting as an expert and not an arbitrator, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Effective Time Working Capital Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Effective Time Working Capital Statement and/or the Post-Closing Adjustment and the Statement of Objections, respectively.

(iv)          Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by Seller and/or the Shareholders, on the one hand, and by Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Seller or Buyer, respectively, bears to the aggregate amount actually contested by Seller and Buyer.

(v)          Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within 30 days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Effective Time Working Capital Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto.

(vi)        Payments of Post-Closing Adjustment. The final amount of the Post-Closing Adjustment shall take account of the effect on the Purchase Price of any previously-implemented Closing Adjustment. Except as otherwise provided herein, any payment of the Post-Closing Adjustment, together with interest calculated as set forth below, shall (A) be a reduction or an addition of Purchase Price; (B) be due (x) within  45 Business Days of acceptance of the applicable Effective Time Working Capital Statement or (y) if there are Disputed Amounts, then all undisputed amounts within 45 Business Days of Seller's Representative's delivery of the Statement of Objections and all Disputed Amounts within five Business Days of the resolution described in clause (v) above; and (C) with respect to cash payments of the Post-Closing Adjustment, be paid by wire transfer of immediately available funds to such account as is directed by Buyer or Seller's Representative. The amount of any Post-Closing Adjustment shall bear interest from and including the Closing Date to and including the date of payment at a rate per annum equal to 6%. Such interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed.

(d)         Adjustments for Tax Purposes. Any payments made pursuant to Section 2.04 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 2.05       Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Shares contemplated hereby shall take place at a closing (the "Closing") to be held on the date hereof, at such time and place as Seller's Representative and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the "Closing Date").  The parties agree that for financial accounting and business purposes, the Closing shall be effective as of 12:01 a.m. Eastern Time on the September 1, 2018 (the "Effective Time").  Alternatively, the parties may agree to conduct the Closing remotely through the exchange of executed Transaction Documents via electronic mail or facsimile.

Section 2.06       Withholding Tax.  Buyer and the Company shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer and the Target Companies are required to deduct and withhold under any provision of Tax Law.  All such withheld amounts shall be treated as delivered to Seller hereunder.  Notwithstanding the preceding, Seller shall be responsible for withholding any amounts to be paid out of the Purchase Price consideration as bonuses or W-2 compensation to employees of the Target Companies, including without limitation any amounts paid or distributed to the Bonused Employees and any withholding obligation arising out of any transfer of stock to a Bonused Employee at any time after Closing, including the employer portion of any W-2 wages payable to any taxing authority.  Seller's Representative and Seller shall include in the computation of Estimated Working Capital as a Current Liability any amount payable to a taxing authority with respect to compensation paid out of the Purchase Price.  For the avoidance of doubt, any Tax deductions or other Tax benefits arising out of the payment of such amounts to the employees and such taxing authorities shall be retained by Seller, rather than transferred to Buyer.

Section 2.07       Buyer Parent Common Stock.

(a)         All Buyer Parent Common Stock issued pursuant to this Agreement shall be unregistered shares and shall be "restricted securities" under Rule 144 promulgated under the Securities Act ("Rule 144") and the Shareholders and Seller acknowledge that the sale of the Buyer Parent Common Stock shall be subject to Rule 144 transfer restrictions.

(b)         Notwithstanding the foregoing, the Buyer Parent Common Stock shall, immediately following the Closing, be exchanged for shares of common stock of Standard Diversified pursuant to the Securities Exchange Agreement.

(c)         The parties acknowledge that no shares of Buyer Parent Common Stock will be issued or distributed to non-accredited investors, and Shareholders, Seller and Seller's Representative agree that consideration payable pursuant to this Agreement shall be allocated and distributed so as to avoid the issuance or distribution of Buyer Parent Common Stock to non-accredited investors.  Except in accordance with federal and state securities laws, Shareholders, Seller and Seller's Representative agree that similar transfer restrictions will apply to any shares for which the Buyer Parent Common Stock is exchanged in accordance with and as contemplated in the Securities Exchange Agreement.

(d)         Certificates representing Buyer Parent Common Stock shall include a legend evidencing the restrictions on transfer set forth in this Section 2.07, or if shares of Buyer Parent Common Stock are issued in electronic format, such shares shall be issued by the Transfer Agent subject to the notation of such applicable transfer restrictions.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, the Shareholders represent and warrant to Buyer that the statements contained in this Article III are true and correct as of the date hereof (provided, however, that each Institutional Shareholder is making only those representations and warranties which are set forth in Sections 3.01, 3.05, 3.22(o), and 3.24  and, in each case, such representations and warranties are being made only with respect to itself or himself, and not with respect to the Company, any Target Company or any other Seller).

Section 3.01       Representations regarding Seller, the Shareholders and Seller’s Shares.

(a)        Each Shareholder has full power, capacity and authority to enter into this Agreement and the other Transaction Documents to which such Shareholder is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  This Agreement has been duly executed and delivered by each Shareholder, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of such Shareholder enforceable against such Shareholder in accordance with its terms. When each other Transaction Document to which such Shareholder is or will be a party has been duly executed and delivered by such Shareholder (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of such Shareholder enforceable against it in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby (other than the Restructuring, as to which no representation or warranty is being made under this Section 3.01(a)), will not result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of any material benefit under any provision of the charter documents or material contract of any Shareholder.

(b)     The Buyer Parent Common Stock to be received by the Seller’s Representative on behalf of each Shareholder will be immediately exchanged for shares of Standard Diversified Common Stock held by Standard General pursuant to the Securities Exchange Agreement.

(c)        Buyer has delivered to Seller's Representative for distribution to Seller and the Shareholders a reasonable time before the date of this Agreement true and complete copies of Buyer's (i) Annual Report on Form 10-K for the year ended December 31, 2017, filed with the Securities and Exchange Commission (the "SEC"); (ii) all periodic reports on Form 8-K filed with the SEC since December 31, 2017 to the date hereof; and (iii) all Forms 10-Q filed with the SEC since December 31, 2017 to the date hereof.  Each Shareholder, or a representative thereof, has received a draft of this Agreement and has confirmed that all documents, books and records pertaining to such Shareholder's investment in Buyer Parent Common Stock and requested by Seller's Representative or such Seller have been made available.

(d)        Each Shareholder is an experienced investor in securities and acknowledges that it bears the complete economic risk of its investment and has such knowledge and experience in financial or business matters that such Shareholder is capable of evaluating the merits and risks of the investment in Buyer Parent Common Stock.  Except for Bergnes, each Shareholder is an "accredited investor" within the meaning of Rule 501(a) promulgated under the Securities Act.

(e)       Each Shareholder and Seller acknowledges that he or it has been advised to seek his or its own tax and legal advice in connection with this Agreement, including with respect to the treatment of the transactions contemplated by this Agreement for Federal, foreign, state and local income tax purposes and the treatment of Seller and Shareholders for tax purposes in connection therewith.  Each Shareholder and Seller acknowledges that none of the parties to this Agreement has (i) made any representations and warranties to him or it or to any of the other parties hereto regarding the treatment of the transactions contemplated by this Agreement for Federal, foreign, state or local tax purposes, or (ii) provided any tax opinion or advice regarding the treatment of the transactions contemplated by this Agreement for Federal, foreign, state or local tax purposes or the treatment of the Shareholders or Seller for tax purposes in connection therewith.

(f)      The execution and delivery of this Agreement by any of Seller or the Shareholders that is a business entity, and the performance by such Shareholder or Seller of its obligations under this Agreement have been duly authorized by all necessary action on the part of such party (including by any managing body of such party).  No Shareholder or Seller is required to give any notice to, make any filing or registration with, or obtain any authorization, waiver, license, consent, or approval of any Governmental Authority or third party in connection with the execution and delivery of this Agreement by Seller and the Shareholders and the performance by Seller and Shareholders of their respective obligations hereunder or the consummation of the transactions contemplated by this Agreement (other than the Restructuring, as to which no representation or warranty is being made under this Section 3.01(f)).

(g)         Immediately prior to the Restructuring, each Shareholder was the true and lawful owner of, and had good and valid title to, the shares of Company common stock representing by such Shareholder's certificates and as set forth on Exhibit A, free and clear of all Encumbrances (other than limitations on transfers imposed by applicable securities laws).  In the Restructuring, each Shareholder transferred good and valid title to the shares of Company common stock represented by such Shareholder's certificates and listed on Exhibit A to Seller, free and clear of all Encumbrances (other than limitations on transfers imposed by applicable securities laws).  Immediately prior to the Closing, Seller is the true and lawful owner of, and had good and valid title to, the Shares representing by all of the Shareholders' certificates, free and clear of all Encumbrances (other than limitations on transfers imposed by applicable securities laws).  Upon consummation of the transactions contemplated by this Agreement, Buyer shall hold good and valid title to all of the Shares, free and clear of all Encumbrances.  No Shareholder is an individual resident of any state that is subject to community property laws.

(h)       Each Shareholder and Seller acknowledges that the Buyer Parent Common Stock issued to Seller shall not be registered under the Securities Act at the time of issuance, and as such shall constitute "restricted securities" within the meaning of Rule 144 and, unless sold pursuant to an effective registration statement, the Buyer Parent Common Stock shall be available for sale in the public market only in compliance with Rule 144. Seller and the Shareholders understand that in connection with exchanging Shares for Buyer Parent Common Stock, such party agrees that it will not transfer or dispose of any Buyer Parent Common Stock unless and until, if requested by Buyer, such party shall have furnished to Buyer (at the expense of such party or its transferee) a customary opinion of counsel or other evidence, reasonably satisfactory to Buyer, to the effect that such transfer may be made without restrictions under the Securities Act (provided, however, that the foregoing shall not apply to the exchange of Buyer Parent Common Stock for Standard Diversified Common Stock pursuant to the Securities Exchange Agreement).  Each Shareholder and Seller further understands that this Agreement places additional restrictions on the transfer of Buyer Parent Common Stock.  Certificates representing the Buyer Parent Common Stock shall bear a legend substantially as follows:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS.  SUCH SHARES MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT AND ANY APPLICABLE STATE SECURITIES LAW OR OTHER EVIDENCE SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED. THE SHARES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN A STOCK PURCHASE AGREEMENT DATED SEPTEMBER 5, 2018, A COPY OF WHICH IS MAINTAINED IN THE OFFICE OF THE SECRETARY OF THE CORPORATION.

Section 3.02      Organization, Authority and Qualification of the Company. The Company is limited liability company, duly organized, validly existing and in good standing under the Laws of the state of Delaware and has full entity power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 3.02 of the Disclosure Schedules sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary. All entity actions taken by the Company in connection with this Agreement and the other Transaction Documents will be duly authorized on or prior to the Closing.  Seller's Representative has made available to Buyer in the Data Room copies of all Organizational Documents of the Company as currently in effect and those of its predecessor corporation.

Section 3.03       Capitalization.

(a)         Immediately prior to the effectiveness of the Restructuring, the authorized capital stock of the Company consisted of one million (1,000,000) shares of common stock, par value $0.001, of which 50,000 shares were issued and outstanding.  All of such shares had been duly authorized, were validly issued, fully paid and non-assessable, and were owned of record and beneficially, free and clear of all Encumbrances, by the Shareholders set forth on Exhibit A.  In the Restructuring, pursuant to the terms of a Plan of Reorganization and Capitalization Agreement, all of the Shareholders contributed their Company shares to the Seller in exchange for an equal number of shares of Seller common stock.

(b)        Following the effectiveness of the Restructuring, the Company has 50,000 issued and outstanding limited liability company membership interests (the “Shares” hereunder), all of which are being sold pursuant to this Agreement.  All of such Shares have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially, free and clear of all Encumbrances. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of such Shares, free and clear of all Encumbrances.

(c)      All of the Shares were issued in compliance with applicable Laws. None of the Shares were issued in violation of any agreement, arrangement or commitment to which any Seller or the Company is a party or is subject to or in violation of any preemptive or similar rights of any Person.

(d)        There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Company or obligating any Shareholder, Seller or the Company to issue or sell any shares of capital stock of, or any other interest in, the Company.  Except as set forth on Section 3.03 of the Disclosure Schedule, the Company does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights.  Except as set forth on Section 3.03 of the Disclosure Schedule, there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

Section 3.04      Organization, Authority and Qualification of the Company Subsidiaries. Section 3.04 of the Disclosure Schedules sets forth a complete list of all of the Subsidiaries of the Company ("Company Subsidiaries"). Each such Company Subsidiary is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified as a foreign entity in all jurisdictions in which it is required to be so qualified.  Except as set forth on Section 3.04 of the Disclosure Schedules, the Company does not presently have any other Subsidiaries or, directly or indirectly, own, control or have any interest in any shares or other ownership interest in any other Person. The Company Subsidiaries are wholly-owned Subsidiaries of the Company, and as of Closing, each such [U.S. domestic] Company Subsidiary shall be a limited liability company. There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the equity interests of such Company Subsidiaries or obligating Seller or any of the Target Companies to issue or sell any of the equity interests of, or any other interest in, any of the Company Subsidiaries. None of the Company Subsidiaries has any outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, members' agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the equity interests of the Company Subsidiaries.

Section 3.05       No Conflicts; Consents. The execution, delivery and performance by Seller and the Shareholders of this Agreement and the other Transaction Documents to which they are a party, and the consummation of the transactions contemplated hereby and thereby (other than the Restructuring, as to which no representation or warranty is being made under this Section 3.05), do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of any of the Target Companies; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to any Seller or any of the Target Companies; (c) except as a result of the Restructuring or as set forth in Section 3.05 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which any Seller or any of the Target Companies is a party or by which any Seller or any of the Target Companies are bound or to which any of their respective properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of the Target Companies; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of any of the Target Companies. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to any Seller or any of the Target Companies in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby (other than the Restructuring, as to which no representation or warranty is being made under this Section 3.05).

Section 3.06       Financial Statements. Complete copies of the Company's unaudited, compiled consolidated financial statements consisting of the balance sheet of the Company as at December 31, 2017 and the related statements of income and retained earnings, stockholders' equity and cash flow for the year then ended (the "Compiled Financial Statements"), and the unaudited balance sheet of the Company as at May 31, 2018, as to which the Company's accountants have performed certain agreed-upon procedures (the "Interim Balance Sheet," and together with the Compiled Financial Statements, the "Financial Statements"), have been delivered to Buyer. The Financial Statements have been prepared in accordance with GAAP (with the exceptions set forth on Section 3.06 of the Disclosure Schedule) applied on a consistent basis throughout the period and on the dates reflected in both the Compiled Financial Statements and the Interim Balance Sheet collectively, subject, in the case of the Interim Balance Sheet, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Compiled Financial Statements). The Financial Statements are based on the books and records of the Target Companies, and fairly present the consolidated financial condition of the Target Companies as of the respective dates they were prepared and the results of the operations of the Target Companies for the periods indicated. The balance sheet of the Company as of December 31, 2017, is referred to herein as the "Balance Sheet" and the date thereof as the "Balance Sheet Date" and May 31, 2018 is referred to herein as the "Interim Balance Sheet Date."  The Company maintains a standard system of accounting established and administered in accordance with GAAP (with the exceptions set forth on Section 3.06 of the Disclosure Schedule) . No Target Company is a party to or otherwise involved in any "off-balance sheet arrangements" (as defined in Item 303 of Regulation S-K under the Securities Exchange Act of 1934, as amended).

Section 3.07       Undisclosed Liabilities. To the Knowledge of the Shareholders (which for the purpose of this Section 3.07 only, means the actual and constructive knowledge of Nicolas Molina, David Epstein and David Shield, the Company’s Chief Financial Officer), no Target Company has any liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise, of a type which would be required to be set forth in the body of a balance sheet prepared in accordance with GAAP on and as of the date hereof ("Liabilities"), except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

Section 3.08       Absence of Certain Changes, Events and Conditions. Except as set forth in Section 3.08 of the Disclosure Schedules or as contemplated with respect to the Restructuring, since the Interim Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to the any of the Target Companies, any:

(a)         event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)         amendment of any of the Organizational Documents of such entity;

(c)         split, combination or reclassification of any shares of the capital stock or equity interests, as applicable, of such entity;

(d)        issuance, sale or other disposition of any of the capital stock or equity interests, as applicable, of such entity, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of the capital stock or equity interests, as applicable, of such entity;

(e)         declaration or payment of any dividends or distributions on or in respect of any of the capital stock or equity interests, as applicable, of such entity or redemption, purchase or acquisition of the capital stock or equity interests, as applicable, of such entity;

(f)          material change in any method of accounting or accounting practice of the Company, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(g)       material change in the Target Companies' cash management practices and the policies, practices and procedures of the Target Companies with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h)         entry into any Contract, or any amendment or modification of any Contract, that would constitute a Material Contract;

(i)          entry into any Contract that would constitute a Franchise Agreement;

(j)        incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(k)         transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements;

(l)       transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Company Intellectual Property or Company IP Agreements;

(m)        material damage, destruction or loss (whether or not covered by insurance) to its property;

(n)         any capital investment in, or any loan to, any other Person;

(o)         acceleration, termination, material modification to or cancellation of any material Contract (including, but not limited to, any Material Contract) to which a Target Company is a party or by which it is bound;

(p)         any material capital expenditures;

(q)       imposition of any Encumbrance upon any of the Target Companies' properties, capital stock, equity interests or assets, tangible or intangible;

(r)        (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, and except for normal and customary increases in wages and salaries not to exceed eight percent, (ii) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed $10,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant;

(s)        hiring or promoting any person as or to (as the case may be) an officer or hiring or promoting any employee below officer except to fill a vacancy in the ordinary course of business;

(t)        adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(u)        any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its stockholders or current or former directors, officers and employees;

(v)        entry into a new line of business or abandonment or discontinuance of existing lines of business;

(w)       adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(x)       purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $10,000, individually (in the case of a lease, per annum) or $25,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(y)        acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(z)         action by the Company to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of the Company in respect of any Post-Closing Tax Period; or

(aa)       any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.09       Material Contracts.

(a)       Section 3.09(a) of the Disclosure Schedules lists each of the following Contracts of a Target Company (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Section 3.10(b) of the Disclosure Schedules and all Company IP Agreements set forth in Section 3.12(b) of the Disclosure Schedules, being "Material Contracts"):

(i)            each Contract of a Target Company involving aggregate consideration in excess of $25,000 and which, in each case, cannot be cancelled by the Company without penalty or without more than 30 days' notice;

(ii)           all Contracts that require a Target Company to purchase its total requirements of any product or service from a third party or that contain "take or pay" provisions;

(iii)          all Contracts that provide for the indemnification by a Target Company of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iv)         all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v)          all broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which a Target Company is a party;

(vi)         all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which a Target Company is a party and which are not cancellable without material penalty or without more than 30 days' notice;

(vii)       except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees) of a Target Company;

(viii)        all Contracts with any Governmental Authority to which a Target Company is a party ("Government Contracts");

(ix)          all Contracts that limit or purport to limit the ability of a Target Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x)         any Contracts to which a Target Company is a party that provide for any joint venture, partnership or similar arrangement by such Target Company;

(xi)          all Contracts between or among a Target Company on the one hand and Seller or any Shareholder or any Affiliate of Seller or any Shareholder (other than a Target Company) on the other hand;

(xii)         all collective bargaining agreements or Contracts with any Union to which a Target Company is a party;

(xiii)        all Contracts with any Franchisee.

(xiv)        all Contracts with any affiliate marketer or any other lead generation company; and

(xv)         any other Contract that is material to a Target Company and not previously disclosed pursuant to this Section 3.09.

(b)        Each Material Contract is valid and binding on the applicable Target Company in accordance with its terms and is in full force and effect.  None of the Target Companies or, to Shareholders' Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract to which it is a party. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available by Seller's Representative to Buyer in the Data Room.

(c)        No prior consent of any party to a Material Contract is required for the consummation by Seller and the Shareholders of the transactions contemplated hereby (other than the Restructuring, as to which no representation or warranty is being made under this Section 3.09(c)) to be in compliance with the provisions of such Material Contract or to avoid the loss of any right under or the incurrence of any obligation under, such Material Contract, other than those consents listed on Section 3.05 of the Disclosure Schedules (the "Contract Consents").

(d)         No Target Company is a party to a Contract with LG Chem, Ltd. or any of its Affiliates, and as such no Target Company is in breach of any such Contract.

Section 3.10        Title to Assets; Real Property.

(a)         Except as set forth on Section 3.10 of the Disclosure Schedules, Target Companies have good title to all of their properties and assets, including without limitation, all leasehold interests.  No Target Company owns or has ever owned any Real Property. A Target Company has a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Compiled Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date. All of the Target Companies' properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as "Permitted Encumbrances"):

(i)            those items set forth in Section 3.10(a) of the Disclosure Schedules;

(ii)           liens for Taxes not yet due and payable;

(iii)         mechanics, carriers', workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the respective businesses of the Target Companies;

(iv)         easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the respective businesses of the Target Companies;

(v)          statutory landlord's liens; or

(vi)        liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the respective businesses of the Target Companies.

(b)         Section 3.10(b) of the Disclosure Schedules lists (i) the street address of each parcel of Real Property; (ii) if such property is leased or subleased by the Company, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property. With respect to leased Real Property, Seller's Representative has delivered or made available to Buyer in the Data Room true, complete and correct copies of any leases affecting the Real Property.  No Target Company is a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property. The use and operation of the Real Property in the conduct of the Target Companies' respective businesses do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. No material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than a Target Company. There are no Actions pending nor, to Shareholders' Knowledge, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

Section 3.11       Sufficiency of Assets. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by a Target Company, together with all other properties and assets of the Target Companies, are sufficient for the continued conduct of the Target Companies' respective businesses after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the businesses of the Target Companies as currently conducted. Notwithstanding anything to the contrary contained herein, the parties have agreed that immediately prior to the Closing, title to and physical possession of the desktop computers utilized by Nicolas Molina and David Epstein shall be transferred to such persons, and shall not be included in the assets of the Target Companies; provided, however, that any Company Intellectual Property or confidential or trade secret information, if any, shall be removed to the satisfaction of Buyer from such computers prior to their transfer.

Section 3.12        Intellectual Property.

(a)       Section 3.12(a) of the Disclosure Schedules lists all (i) Company IP Registrations and (ii) Company Intellectual Property, including software, that are not registered but that are material to the Target Companies' businesses or operations. All required filings and fees related to the Company IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Company IP Registrations are otherwise in good standing.  Seller's Representative has made available to Buyer in the Data Room with true and complete copies of file histories, documents, certificates, office actions, excluding any attorney work product, related to all Company IP Registrations.

(b)        Section 3.12(b) of the Disclosure Schedules lists all Company IP Agreements.  Seller's Representative has made available to Buyer in the Data Room true and complete copies of all such Company IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Company IP Agreement is valid and binding on the Company in accordance with its terms and is in full force and effect. Neither the Company nor, to Shareholders' Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of breach or default of or any intention to terminate, any Company IP Agreement.

(c)         Except as set forth in Section 3.12(c)(i) of the Disclosure Schedules, the Target Companies are the sole and exclusive legal and beneficial, and with respect to the Company IP Registrations, record owners of all right, title and interest in and to the Company Intellectual Property, and, to the Shareholders' Knowledge, have the valid right to use all other Intellectual Property used in or necessary for the conduct of the Target Companies' current businesses or operations, in each case, free and clear of Encumbrances other than Permitted Encumbrances.  Without limiting the generality of the foregoing, except as set forth on Section 3.12(c)(ii) of the Disclosure Schedules, each Target Company entered into written agreements with every current and former employee of such Target Company, and with every current and former independent contractor, who had access to or involvement in the creation of such Target Company's Company Intellectual Property whereby such employees and independent contractors (i) assign to such Target Company any ownership interest and right they may have in its Company Intellectual Property; and (ii) acknowledge such Target Company's exclusive ownership of all of its Company Intellectual Property.  Seller's Representative has provided Buyer with true and complete copies of all such agreements.

(d)        The consummation of the transactions contemplated hereunder (other than the Restructuring, as to which no representation or warranty is being made under this Section 3.12(d)), will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Target Companies' right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of the Target Companies' businesses or operations as currently conducted.

(e)        To the Shareholders' Knowledge, the Target Companies' rights in the Company Intellectual Property are valid, subsisting and enforceable. The Target Companies have taken reasonable steps to maintain the Company Intellectual Property and to protect and preserve the confidentiality of all trade secrets included in the Company Intellectual Property.

(f)         To the Shareholders' Knowledge, the conduct of the Target Companies' businesses as currently and formerly conducted, and the Products, processes and services of the Target Companies, have not infringed, misappropriated, diluted or otherwise violated, and do not and will not infringe, dilute, misappropriate or otherwise violate the Intellectual Property or other rights of any Person. To the Shareholders' Knowledge, no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Company Intellectual Property.

(g)      There are no Actions (including any oppositions, interferences or re-examinations) settled, pending or, to Shareholders' Knowledge, threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by any Target Company; (ii) challenging the validity, enforceability, registrability or ownership of any Company Intellectual Property or any Target Company's rights with respect to any Company Intellectual Property; or (iii) by any Target Company or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of the Company Intellectual Property. No Target Company is subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any Company Intellectual Property.

Section 3.13     Inventory. All inventory of the Target Companies, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for Obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. Except as set forth on Section 3.13(a) of the Disclosure Schedules, all such inventory is owned by the Target Companies free and clear of all Encumbrances, and no inventory is held on a consignment basis. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Target Companies.

Section 3.14     Accounts Receivable. The accounts receivable reflected on the Interim Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Target Companies involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; and (b) constitute only valid, and, to the Shareholders' Knowledge, undisputed claims of the Target Companies not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice. The reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Target Companies have been determined in accordance with GAAP (with the exceptions set forth on Section 3.06 of the Disclosure Schedule), consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

Section 3.15       Customers and Suppliers.

(a)      Section 3.15(a) of the Disclosure Schedules sets forth (i) each customer who has paid aggregate consideration to the Company for goods or services rendered in an amount greater than or equal to $100,000 for the most recent fiscal year (collectively, the "Material Customers"); and (ii) the amount of consideration paid by each Material Customer during such period. Except as set forth in Section 3.15(a) of the Disclosure Schedules, the Target Companies have not received any notice, and have no reason to believe, that any of its Material Customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with a Target Company.

(b)     Section 3.15(b) of the Disclosure Schedules sets forth (i) the Company's top 25 suppliers based upon the amount of consideration the Company has paid to such suppliers for goods or services rendered for the most recent fiscal year (collectively, the "Material Suppliers"); and (ii) the amount of purchases from each Material Supplier during such period. Except as set forth in Section 3.15(b) of the Disclosure Schedules, the Target Companies have not received any notice, and have no reason to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to a Target Company or to otherwise terminate or materially reduce its relationship with a Target Company.

Section 3.16      Insurance. Section 3.16 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers' compensation, vehicular, directors' and officers' liability, fiduciary liability and other casualty and property insurance maintained by the Target Companies or any of their Affiliates and relating to the assets, business, operations, employees, officers and directors of the Target Companies (collectively, the "Insurance Policies") and true and complete copies of such Insurance Policies have been made available to Buyer in the Data Room.   None of the Shareholders,  Seller, the Target Companies, nor any of their Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Target Companies. All such Insurance Policies (a) are valid and binding in accordance with their terms; (b) to the Shareholders' Knowledge, are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage.  Except as set forth on Section 3.16 of the Disclosure Schedules, there are no claims related to the business of the Target Companies pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting businesses similar to the Target Companies and are sufficient for compliance with all applicable Laws and Contracts to which a Target Company is a party or by which it is bound. Except with respect to the Restructuring, as to which no representation is being made pursuant to this Section 3.16: (a) Such Insurance Policies are in full force and effect on the date hereof; and (b) None of Seller, the Shareholders, the Target Companies or any of their Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy.

Section 3.17        Legal Proceedings; Governmental Orders.

(a)         There are no Actions pending or, to Shareholders' Knowledge, threatened (i) against or by a Target Company affecting any of its properties or assets or otherwise relating to the business of a Target Company (or by or against Seller, a Shareholder or any Affiliate thereof and relating to a Target Company or the business of a Target Company); or (ii) against or by a Target Company, Seller, the Shareholders or any Affiliate of Seller or a Shareholder that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.  To the Shareholders' Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)       There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting a Target Company or any of its properties or assets.

(c)        Section 3.17 of the Disclosure Schedules identifies and describes all Product Warranties Issues relating to the services or Products of the Target Companies and to Shareholders' Knowledge, Target Companies' Products sold by franchisees or retailers. Except as set forth on Section 3.17 of the Disclosure Schedule, no Target Company has received notice of a Product Warranty Claim with respect to a Product or service of the Target Companies or products of any other manufacturer, and to the Shareholders' Knowledge, there are no Product Warranty Claims with respect to the Target Companies' Products or services, and there is no basis for any such claim (disregarding warranty and repair claims in the ordinary course of business not material in amount or significance) and no event has occurred or circumstance exists that (with or without notice or lapse of time) could result in any such liability or recall.

(d)       To the Shareholders’ Knowledge, all of the services rendered by the Target Companies (whether directly or indirectly through independent contractors) have been performed, and all the Products sold by the Target Companies have been sold, in each case in conformity with all express warranties and with all applicable contractual obligations, and none of the Target Companies have any Liability for replacement or repair or for other damages relating to or arising from any such services or Products, except for amounts incurred in the ordinary course of business which are immaterial individually and in the aggregate. The Seller's Representative has made available to the Buyer copies of all Target Company contracts with customers which contain warranty, indemnity or similar provisions.

(e)        Except as disclosed on Section 3.17 of the Disclosure Schedules, there is no claim, nor to the Shareholders' Knowledge the basis of any claim, against the Target Companies for injury to person or property of employees or third Persons suffered as a result of the manufacture, sale or distribution of any Product or the performance of any service by the Target Companies or any predecessor of the Target Companies.  Except as disclosed on Section 3.17 of the Disclosure Schedule, there is no pending or, to the Shareholders' Knowledge, threatened investigation against any of the Target Companies with respect to any Products produced by or services rendered by the Target Companies or any predecessor of the Target Companies.

(f)          The Target Companies have completely satisfied any and all financial obligations and, to the Shareholders’ Knowledge, all other obligations, under the Consent Judgment.

Section 3.18        Compliance with Laws; Permits. Except with respect to the Restructuring, as to which no representation is being made pursuant to this Section 3.18:

(a)       The Target Companies have been, and are currently, in material compliance with all Laws applicable to them or their respective businesses, properties or assets, including any Laws relating to product safety, product responsibility, product liability or defective products, including without limitation, the FDA Deeming Regulations.

(b)        All Permits required for the Target Companies to conduct their respective businesses have been obtained by them and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 3.18(b) of the Disclosure Schedules lists all current Permits issued to the Target Companies, including the names of the Permits and their respective dates of issuance and expiration. To the Shareholders' Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 3.18(b) of the Disclosure Schedules.

(c)        The Seller's Representative has made available to Buyer in the Data Room true and complete copies of (i) all information and correspondence relating to the Target Companies' and the Products' compliance with FDA regulations and requirements and (ii) all material correspondence and other communications between the Target Companies and the FDA.

(d)        Except as set forth on Section 3.18(d) of the Disclosure Schedules, each of the Target Companies has used its reasonable best efforts to comply in all material respects with all applicable Law, contractual obligations and its privacy policies relating to the collection, storage, use, disclosure and transfer of any personally identifiable information collected by or on behalf of it, and has taken all measures required by applicable Law to protect and maintain the confidential nature of such personally identifiable information. Seller's and the Shareholders' execution, delivery and performance of this Agreement and any ancillary agreement contemplated hereby will comply with all applicable Law relating to privacy.  No member of the Target Companies has received a written notice of a complaint regarding its collection, use or disclosure of personally identifiable information.

(e)      Each of the Target Companies has implemented and maintained, consistent with industry standard practices and its contractual and other obligations to other Persons, all reasonable security and other reasonable measures necessary to protect all computers, networks, software and systems used in connection with the operation of the Target Companies' business (the "Information Systems") from viruses and unauthorized access, use, modification, disclosure or other misuse.  The Seller's Representative has provided to Buyer all of its disaster recovery and security plans, and procedures relating to the Target Companies' Information Systems.  Except as set forth on Section 3.18(e) of the Disclosure Schedule, to the Shareholders' Knowledge, there have been no unauthorized intrusions or breaches of the security of the Target Companies' Information Systems.
(f)        The Target Companies have provided Buyer with true and correct copies of all material communications (written or otherwise) to Franchisees relating to compliance with FDA regulations and other regulatory requirements, including without limitation, any communications that included a reference to or analysis by the law firm Michael Best.
(g)       The Target Companies have fully disclosed to Buyer in writing any youth related communications from the FDA or other regulatory bodies.

Section 3.19        Environmental Matters.

(a)        To the Shareholders' Knowledge, the Target Companies are currently and have been in compliance with all Environmental Laws and have not, and no Target Company has received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b)         Except with respect to the Restructuring, as to which no representation is being made pursuant to this Section 3.19(b): The Target Companies have obtained and are in material compliance with all Environmental Permits (each of which is disclosed in Section 3.19(b) of the Disclosure Schedules) necessary for the ownership, lease, operation or use of the businesses or assets of the Target Companies and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by the Target Companies through the Closing Date in accordance with Environmental Law, and neither any Shareholder nor any Target Company is aware of any condition, event or circumstance that might reasonably be expected to prevent or impede, after the Closing Date, the ownership, lease, operation or use of the businesses or assets of the Target Companies as currently carried out. With respect to any such Environmental Permits, to the extent any such transfer is necessary as  a result of the transactions contemplated by this Agreement, the Seller's Representative has undertaken, or will undertake prior to the Closing Date, all reasonable measures necessary to facilitate transferability of the same, and to the Shareholders' Knowledge, there exists no condition, event or circumstance that might prevent or impede the transferability of the same, nor have they received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of the same.

(c)       No real property currently or formerly owned, operated or leased by the Company is listed on, or, to the Shareholders' Knowledge, has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d)        To the Shareholders' Knowledge, there has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the businesses or assets of the Target Companies or any real property currently or formerly owned, operated or leased by the Target Companies, and neither the Target Companies nor any Shareholder has received an Environmental Notice that any real property currently or formerly owned, operated or leased in connection with the businesses of the Target Companies (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, Seller, a Shareholder or the Target Companies.

(e)        Section 3.19(e) of the Disclosure Schedules contains a complete and accurate list of all active or abandoned aboveground or underground storage tanks owned or operated by the Target Companies.

(f)       Section 3.19(f) of the Disclosure Schedules contains a complete and accurate list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Target Companies or Shareholders and any predecessors as to which the Target Companies may retain liability, and none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and neither any Shareholder nor any Target Company has received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Target Companies.

(g)        Each hazmat employee (as defined in 49 CFR 171.8) has received the training required by 49 CFR, §§700-704 and each such employee that has transported Hazardous Materials on behalf of a Target Company has done so in a manner consistent with such training and in compliance with Law.

(h)      Neither any Shareholder nor any Target Company has retained or assumed, by contract or, to Shareholders' Knowledge, operation of Law, any liabilities or obligations of third parties under Environmental Law.

(i)          The Seller's Representative has provided or otherwise made available to Buyer in the Data Room and listed in Section 3.19(i) of the Disclosure Schedules: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the businesses or assets of the Target Companies or any currently or formerly owned, operated or leased real property which are in the possession or control of the Shareholders or a Target Company related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

(j)         As of the Closing Date and to the Shareholders' Knowledge, there is no conditions, event or circumstance concerning the Release or regulation of Hazardous Materials that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the businesses or assets of the Target Companies as currently carried out.

Section 3.20       Employee Benefit Matters.

(a)     Section 3.20(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each "employee benefit plan" within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by a Target Company for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of a Target Company or any spouse or dependent of such individual, or under which a Target Company or any of its ERISA Affiliates has or may have any Liability (as listed on Section 3.20(a) of the Disclosure Schedules, each, a "Benefit Plan"). The Company has separately identified in Section 3.20(a) of the Disclosure Schedules each Benefit Plan that contains a change in control provision.

(b)        With respect to each Benefit Plan, the Seller's Representative has made available to Buyer in the Data Room accurate, current and complete copies of each of the following, to the extent applicable: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (vi) in the case of any Benefit Plan for which a Form 5500 is required to be filed, a copy of the two most recently filed Forms 5500, with schedules and financial statements attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the two most recently completed plan years; (viii) the most recent nondiscrimination tests performed under the Code; and (ix) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan.

(c)         Each Benefit Plan and related trust (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a "Multiemployer Plan")) has been established, administered and maintained materially in accordance with its terms and in material compliance with all applicable Laws (including ERISA and, the Code and any applicable local Laws). Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a "Qualified Benefit Plan") is so qualified and has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. To Shareholders' Knowledge, nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject the Target Companies or any of their ERISA Affiliates or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Section 4975 of the Code. All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP (with the exceptions set forth on Section 3.06 of the Disclosure Schedule).

(d)         Neither the Target Companies nor any of their ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or applicable local Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Multiemployer Plan; or (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA.

(e)         With respect to each Benefit Plan (i) no such plan is a Multiemployer Plan; (ii) no such plan is a "multiple employer plan" within the meaning of Section 413(c) of the Code or a "multiple employer welfare arrangement" (as defined in Section 3(40) of ERISA); (iii) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; (iv) no such plan is subject to the minimum funding standards of Section 412 of the Code or Title IV of ERISA, and none of the assets of the Target Companies or any ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under Section 302 of ERISA or Section 412(a) of the Code; and (v) no "reportable event," as defined in Section 4043 of ERISA, has occurred with respect to any such plan.

(f)      Each Benefit Plan can be amended, terminated or otherwise discontinued by a Target Company before the Closing in accordance with its terms, or after the Closing in accordance with its terms, without material Liability to Buyer, the Target Companies or any of their Affiliates, other than contributions owed in due course or ordinary administrative expenses typically incurred in a termination event. No Target Company has a commitment or obligation and has not made any representations to any employee, officer, director, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(g)       Other than as required under Section 601 et. seq. of ERISA or other applicable Law, no Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason, and neither the Target Companies nor any of their ERISA Affiliates has any Liability to provide post-termination or retiree welfare benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree welfare benefits.

(h)        There is no pending or, to Shareholders' Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(i)          There has been no amendment to, announcement by Seller, the Shareholders, the Target Companies or any of their Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year with respect to any director, officer, employee, independent contractor or consultant, as applicable. None of Seller, the Shareholders, the Target Companies, nor any of their Affiliates has any commitment or obligation or has made any representations to any director, officer, employee, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement.

(j)      To Shareholders' Knowledge, each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. No Target Company has any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(k)       Each individual who is classified by the Target Companies as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.

(l)        Except as set forth in Section 3.20(l) of the Disclosure Schedules, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of a Target Company to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of a Target Company to merge, amend or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (v) result in "excess parachute payments" within the meaning of Section 280G(b) of the Code; or (vi) require a "gross-up" or other payment to any "disqualified individual" within the meaning of Section 280G(c) of the Code. There have been no Section 280G calculations prepared (whether or not final) with respect to any disqualified individual in connection with the transactions contemplated herein.

(m)       The Target Companies and any co-employer of PEO Employees have complied with COBRA, the Family Medical Leave Act of 1993, as amended, the Women's Health and Cancer Rights Act of 1998, the Newborns' and Mothers' Health Protection Act of 1996, and any similar provisions of state law applicable to the Target Companies' employees and PEO Employees. The Target Companies have no unsatisfied obligations to any of its employees or qualified beneficiaries pursuant to COBRA, HIPAA or any state law governing health care coverage or extension. The co-employer of the PEO Employees does not have any unsatisfied obligations to any PEO Employees or qualified beneficiaries pursuant to COBRA, HIPAA or any state law governing health care coverage or extension.

(n)       The Target Companies have complied with all applicable requirements of the Patient Protection and Affordable Care Act of 2010, including, without limitation, offering affordable coverage to a sufficient number of employees of the Target Companies to avoid penalties thereunder and providing reports to the Internal Revenue Service and the employees of the Target Companies as required by Code Sections 6055 and 6056.

Section 3.21       Employment Matters.

(a)       Section 3.21(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Target Companies as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. Except as set forth in Section 3.21(a) of the Disclosure Schedules, as of the date hereof, all compensation, including wages, commissions and bonuses, payable to all employees, independent contractors or consultants of the Target Companies for services performed on or prior to the date hereof have been paid in full (or accrued in full on the audited balance sheet contained in the Effective Time Working Capital Statement) and there are no outstanding agreements, understandings or commitments of the Target Companies with respect to any compensation, commissions or bonuses.

(b)        The Target Companies are not, and have not been for the past three years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, "Union"), and there is not, and has not been for the past three years, any Union representing or purporting to represent any employee of a Target Company, and no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Target Companies or any of their employees. The Target Companies have no duty to bargain with any Union.

(c)        The Target Companies are and have been in compliance with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers' compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by the Target Companies as independent contractors or consultants are properly treated as independent contractors under all applicable Laws, and all employees of the Target Companies classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. Except as set forth in Section 3.21(c), there are no Actions against any Target Companies pending, or to Shareholders' Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant or independent contractor of a Target Company, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment related matter arising under applicable Laws.

(d)       Up to the Closing Date, the Target Companies have complied with the WARN Act, and it have no plans to undertake any action in the future that would trigger the WARN Act.

(e)       With respect to each Government Contract, the Target Companies are and have been in compliance with Executive Order No. 11246 of 1965 ("E.O. 11246"), Section 503 of the Rehabilitation Act of 1973 ("Section 503") and the Vietnam Era Veterans' Readjustment Assistance Act of 1974 ("VEVRAA"), including all implementing regulations. The Target Companies maintain and comply with affirmative action plans in compliance with E.O. 11246, Section 503 and VEVRAA, including all implementing regulations. Except as set forth in Section 3.21(e) of the Disclosure Schedules, the Target Companies are not, and have not been, since January 1, 2014, the subject of any audit, investigation or enforcement action by any Governmental Authority in connection with any Government Contract or related compliance with E.O. 11246, Section 503 and VEVRAA. The Target Companies have not been debarred, suspended or otherwise made ineligible from doing business with the United States government or any government contractor.

Section 3.22       Taxes. Except as set forth in Section 3.22 of the Disclosure Schedules:

(a)        All Tax Returns required to be filed on or before the Closing Date by the Target Companies have been timely filed (for the avoidance of doubt, the Target Companies’ 2017 Tax Returns will be filed by the Seller’s Representative after the Closing). Such Tax Returns are, or will be, true, complete and correct in all material respects. All Taxes due and owing by the Target Companies shown on any Tax Return have been timely paid.

(b)        Except as set forth on Section 3.22(b) of the Disclosure Schedules, the Target Companies have withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c)        Except as set forth on Section 3.22(c) of the Disclosure Schedules, no claim has been made by any Tax Authority in any jurisdiction where the Target Companies do not file Tax Returns that a Target Company is, or may be, subject to Tax by that jurisdiction.

(d)      Except as set forth on Section 3.22(d) of the Disclosure Schedules, no extensions or waivers of statutes of limitations currently in effect have been given or requested with respect to any Taxes of the Target Companies.

(e)         The amount of the Target Companies' Liability for unpaid Taxes for all periods ending on or before June 30, 2018, does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The amount of the Target Companies' Liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Target Companies.

(f)          Section 3.22(f) of the Disclosure Schedules sets forth:

(i)            those taxable years for which examinations by the Tax Authorities have been completed; and

(ii)           those taxable years for which examinations by Tax Authorities are presently being conducted.

(g)        Except as set forth on Section 3.22(g) of the Disclosure Schedules, all deficiencies or assessments made against a Target Company as a result of any examinations by any Tax Authority have been fully paid or are being contested in good faith. Section 3.22(f) of the Disclosure Schedules sets forth all such deficiencies or assessments.

(h)        Except as set forth on Section 3.22(h) of the Disclosure Schedules, no Target Company is a party to any Action by any Tax Authority. Except as set forth on Section 3.22(h) of the Disclosure Schedules, there are no pending or, to Shareholders' Knowledge, threatened Actions by any Tax Authority against any Target Company.

(i)          Seller's Representative has delivered to Buyer copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Target Companies for all Tax periods ending on an after December 31, 2015.

(j)          Except as set forth on Section 3.22(j) of the Disclosure Schedules, there are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Target Companies.

(k)         Except as set forth on Section 3.22(k) of the Disclosure Schedules, no Target Company is a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement.

(l)          No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any Tax Authority with respect to the Target Companies

(m)        Except as set forth on Section 3.22(m) of the Disclosure Schedules, no Target Company has been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes with any non-Target Company. Except as set forth on Section 3.22(m) of the Disclosure Schedules, no Target Company has Liability for Taxes of any Person (other than any other Target Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

(n)        [Intentionally deleted.]

(o)         Seller is not a "foreign person" as that term is used in Treasury Regulations Section 1.1445-2.

(p)         As of the Closing, (i) the Company will be a limited liability company, which the Seller intends to be treated as a disregarded entity for federal income tax purposes, and (ii)  each Company Subsidiary, other than the UK subsidiary, will be a limited liability company, which the Seller intends to be treated as a disregarded entity for federal income tax purposes.

(q)         No Target Company is, and has not been, a party to, or a promoter of, a "reportable transaction" within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(r)        Section 3.22(r) of the Disclosure Schedules sets forth each state into which the Target Companies have, directly or indirectly, sold the Products since January 1, 2015 and each state for which the Target Companies currently collect sales tax.

(s)      The Target Companies have completed the Restructuring as of the Closing Date.  A "check-the-box" election for the Company to be taxed as an association taxable as a corporation has not been filed with respect to the Company and none of Seller, Seller's Representative or the Shareholders will file such election.

Section 3.23      Books and Records. The minute books and stock record books of the Target Companies, all of which have been made available to Buyer in the Data Room, are reasonably complete and correct and have been maintained in accordance with sound business practices. The minute books of the Target Companies contain reasonably accurate and reasonably complete records of all meetings, and actions taken by written consent of, the stockholders, the board of directors and any committees of the board of directors of the Company, and the members or managers of the Company Subsidiaries, and no meeting, or action taken by written consent, of any such stockholders, board of directors, committee, members or managers has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

Section 3.24        Brokers. Except for MidCap Advisors, LLC, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller, the Shareholders or the Target Companies.

Section 3.25         Target Companies' Products.

(a)         Seller's Representative has delivered or made available to Buyer in the Data Room a true, complete and correct listing of all flavors used in the Products, excluding any third-party products sold by the Target Companies, in such format and with such detail as reasonably necessary to file or maintain Buyer's product listing submissions to the FDA Center for Tobacco Products.

(b)         To the Shareholders' Knowledge, the Target Companies have fully disclosed to Buyer in writing any changes to the formulations or combinations of Target Companies' Products.

Section 3.26       Franchise Matters.

(a)      Section 3.26(a) of the Disclosure Schedules sets forth a true and complete list of all franchise agreements, license agreements, subfranchise agreements, sublicense agreements, master franchise agreements, area development agreements, market development agreements, and reserved area agreements (each a "Franchise Agreement" and, collectively, the "Franchise Agreements") to which the Company or any other Target Company is or was a party or by which any Target Company or was bound (other than any such agreements between the Target Companies), and that grant or purport to grant the right to operate or license others to operate or to develop within a specific geographic area or at a specific location any VaporFi® outlets or other Person whose operation with respect to the Target Companies' Products brings such Person within the scope of the Federal Trade Commission Franchise Rule (16 CFR Part 436) (each a "Franchised Outlet"). True, correct, and complete copies of all Franchise Agreements have been provided or made available to Buyer in the Data Room.

(b)        Unless otherwise disclosed on Section 3.26(b) of the Disclosure Schedules, each Franchise Agreement is in full force and effect and is a valid and binding obligation of the Target Company party thereto and enforceable against such Target Company and the other parties thereto in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, and other Laws of general applicability relating to or affecting creditors' rights and to general equity principles.  To the Shareholders’ Knowledge, all Franchise Agreements comply in all material respects with all applicable Laws.  The execution, delivery and performance by Seller and the Shareholders of this Agreement and the other Transaction Documents to which they are a party, and the consummation of the transactions contemplated hereby and thereby (other than the Restructuring, as to which no representation or warranty is being made under this Section 3.26(b)), do not and will not: (i) conflict with or result in a violation or breach of, or default under, any provision of the Franchise Agreements; (ii) except as set forth in Section 3.26(b) of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Franchise Agreements; or (iii) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of any of the Target Companies pursuant to any Franchise Agreements.  Except by operation of Law, no Franchise Agreement expressly grants any Franchisee any right of rescission or set-off; and no Franchisee has asserted in writing any such right of rescission or set-off. There is no default under any Franchise Agreement by any Target Company or, to the Shareholders' Knowledge, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by a Target Company or, to the Shareholders' Knowledge, by any other party thereto.

(c)        Except as set forth on Section 3.26(c) of the Disclosure Schedule, the Target Companies have prepared and maintained each franchise disclosure document ("FDD") in compliance, in all material respects, with: (i) the North American Securities Administrators Association, Inc. ("NASAA") 2008 Franchise Registration and Disclosure Guidelines; (ii) the FTC Franchise Rule, 16 C.F.R. Part 436; and (iii) the Laws of the various states of the United States that require disclosure and/or registration before a company may offer and/or sell franchises or business opportunities (collectively, the "Registration Laws"). Section 3.26(c) of the Disclosure Schedules contains the status of all state franchise registrations as of the date of this Agreement.  None of the Target Companies or their representatives have represented to any franchisee or potential Franchisee, or otherwise provided any disclosure or opinion to any Franchisee or potential Franchisee, to the effect that Franchise Outlets are not subject to the Registration Laws or other Laws governing franchise relationships.

(d)      Neither Shareholders nor any Target Companies have furnished or authorized any Person to furnish: (i) to prospective franchisees in the United States any materials or information that could be construed as an "earnings claim" or a "financial performance representation" information in violation of the requirements specified in the NASAA 2008 Franchise Registration and Disclosure Guidelines and/or 16 C.F.R. § 436.1(b) (together, "FPR(s)"), and no FPR has been made since January 1, 2015 to any prospective Franchisee in the United States; or (ii) to prospective franchisees in any non-United States jurisdiction any materials or information from which a specific level or range of actual or potential sales, costs, income, or profit from franchised or non-franchised units may be easily ascertained, except as set forth in Section 3.26(b) of the Disclosure Schedules.  None of the Target Companies, in applications and/or filings with states under the Registration Laws, or in any other applications or filings, have made any untrue statement of a material fact required to be stated therein, or omitted to state a fact necessary to make the statements made therein, taken as a whole, not misleading.

(e)        None of Seller, the Shareholders or the Target Companies are a party to any Contract pursuant to which a Target Company receives Rebates as a result of transactions between the Franchisees and suppliers selling products or services to the Franchisees. When a Target Company buys products, goods, and services from a supplier, such supplier charges such Target Company (or its Affiliate) for these items on the same basis as the supplier charges a Franchisee operating a Franchised Outlet in the United States for similar products, goods, and services purchased for use in connection with such Franchised Outlet.

(f)         Except as set forth on Section 3.26(f) of the Disclosure Schedule, and except with respect to the Restructuring, as to which no representation is being made pursuant to this Section 3.26(f), Shareholders and/or the Target Companies have made on an accurate basis all required additional filings under the Registration Laws, including filings with respect to material changes, advertising, broker and salesperson registrations, amendments, and renewals, and neither the Shareholders nor any Target Companies have offered or executed a Franchise Agreement or offered or sold the rights granted therein in any jurisdiction in which such offer and sale was not duly registered (if registration was required by a Registration Law) or exempt from registration at the time the offer was made and the sale occurred, and Shareholders and the Target Companies have otherwise complied with all applicable franchise disclosure document and Franchise Agreement delivery requirements under applicable Laws (including, the Registration Laws), and, in each case, obtained receipts evidencing delivery and receipt thereof.  Except as set forth on Section 3.26(f) of the Disclosure Schedule, neither Shareholders nor any Target Companies have otherwise engaged in the offer, sale, or execution of Franchise Agreements in violation of applicable Registration Laws, or unfair or deceptive trade practices Law or regulation or similar Laws or regulation.

(g)      The Target Companies' area development agreements grant exclusive development territories to developers that have development rights, and the Franchise Agreements grant limited protected radii to certain Franchisees. Except (i) for those grants, (ii) as set forth on Section 3.26(g) of the Disclosure Schedule, and (iii) as provided by operation of Law, no Franchisee has an exclusive territory, right of first refusal, option, or other similar arrangement with respect to a Franchised Outlet and no person currently holds any right or option to operate, develop, or locate a Franchised Outlet, or to exclude any Target Company or others from operating or licensing a third party to operate a Franchised Outlet, in any geographic area or at any location.

(h)       Section 3.26(h) of the Disclosure Schedules lists the Contracts that are in effect as of the date hereof with any formal or informal franchisee association or group of Franchisees regarding any Franchise Agreement or franchise operational matter.

(i)         Section 3.26(i) of the Disclosure Schedules lists the Franchisees, if any, that to the Shareholders' Knowledge are currently the subject of a bankruptcy or similar Actions.

(j)         With respect to all expirations, terminations, and non-renewals of Franchisees and/or Franchise Agreements since January 1, 2015, the Shareholders and the Target Companies have complied in all material respects with all applicable franchise termination, nonrenewal, unfair practices, and/or relationship Laws, including those Laws' requirements with respect to the proper notice of default, time to cure, and the actual termination of any Franchisee or business opportunity operator.

(k)       Neither the Shareholders nor any Target Companies operate a retail location selling the Products within any protected territory or reserved area granted to any Franchisee. No Franchisee has a right of first refusal, right of first negotiation, or similar right to acquire any retail location from a Target Company.

(l)       The consummation of the transactions contemplated by this Agreement (other than the Restructuring, as to which no representation or warranty is being made under this Section 3.26(l)), will not result in or constitute a breach or default under any Franchise Agreement, and will neither cause the termination of such Franchise Agreement nor permit any party to such Franchise Agreement to cause it to be terminated, modified, cancelled, accelerated or receive payments in connection with the transaction contemplated by this Agreement.

Section 3.27     Exclusive Representation. Buyer acknowledges and agrees that Seller and the Shareholders have not made and are not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in this Agreement, the Transaction Documents, and the other certificates or documents furnished to Buyer pursuant to this Agreement, and that it is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties expressly set forth in this Agreement and the Transaction Documents.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Buyer represents and warrants to Seller and the Shareholders that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01      Organization of Buyer. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Delaware.  Buyer has full entity power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite company action on the part of Buyer.  This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

Section 4.02     No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) except as set forth in Section 4.02 of the Disclosure Schedules, require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a Material Adverse Effect.

Section 4.03       Investment Purpose. Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Shares are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Buyer is an "accredited investor" within the meaning of the Securities Act of 1933 and the regulations adopted thereunder.

Section 4.04      Brokers. No broker, finder or, except as previously disclosed to Seller's Representative, investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Section 4.05       Legal Proceedings. There are no Actions pending or, to Buyer's knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

ARTICLE V
COVENANTS

Section 5.01       Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Major Shareholders shall, and shall cause the Target Companies to, (x) conduct their respective businesses in the ordinary course of business consistent with past practice, including the offer and sale of Franchises; (y) without limiting the generality of the foregoing, conduct all Product promotions, sales, and discount offerings in the ordinary course of business consistent with past practice and refrain from any activity intended to, or that may have the result of, pulling any post-Closing period sales forward to the period prior to the Closing; and (z) use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of the Target Companies and to preserve the rights, franchises, goodwill and relationships of employees, customers, lenders, suppliers, regulators and others having business relationships with the Target Companies. Without limiting the foregoing, from the date hereof until the Closing Date, Major Shareholders shall cause the Target Companies:

(a)         to preserve and maintain all of its Permits;

(b)         to pay their debts, Taxes and other obligations when due;

(c)         to maintain the properties and assets owned, operated or used by the Target Companies in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(d)         to continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(e)         to defend and protect their properties and assets from infringement or usurpation;

(f)          to perform all of its obligations under all Contracts relating to or affecting its properties, assets or business;

(g)         to maintain their books and records in accordance with past practice;

(h)         to comply with all applicable Laws; and

(i)         not to take or permit any action that would cause any of the changes, events or conditions described in Section 3.08 to occur.

Section 5.02     Access to Information. From the date hereof until the Closing, Major Shareholders shall, and shall cause the Target Companies to, (a) afford Buyer and its Representatives full and free access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to the Target Companies; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Target Companies as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Shareholders and the Target Companies to cooperate with Buyer in its investigation of the Target Companies. Any investigation pursuant to this Section 5.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business the Target Companies.

Section 5.03       No Solicitation of Other Bids.

(a)        Seller and Shareholders shall not, and shall not authorize or permit any of its Affiliates (including the Target Companies) or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal.  Each Shareholder and Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates (including the Target Companies) and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, "Acquisition Proposal" shall mean any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (A) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving any Target Company; (B) the issuance or acquisition of shares of capital stock or other equity securities of any Target Company; or (C) the sale, lease, exchange or other disposition of any significant portion of the Target Companies' properties or assets.

(b)        In addition to the other obligations under this Section 5.03, Major Shareholders shall promptly (and in any event within three (3) Business Days after receipt thereof by a Major Shareholder or its Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c)         Seller and Shareholders agree that the rights and remedies for noncompliance with this Section 5.03 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

Section 5.04       Notice of Certain Events.

(a)         From the date hereof until the Closing, Major Shareholders shall promptly notify Buyer in writing of:

(i)          any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Seller or Shareholders hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied;

(ii)           any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)      any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv)         any Actions commenced or, to Shareholders' Knowledge, threatened against, relating to or involving or otherwise affecting Seller, a Shareholder or any Target Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.17 or that relates to the consummation of the transactions contemplated by this Agreement.

(b)     Buyer's receipt of information pursuant to this Section 5.04 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller or Shareholders in this Agreement (including Section 8.02 and Section 9.01(b)) and shall not be deemed to amend or supplement the Disclosure Schedules.

Section 5.05      If requested in writing prior to Closing by Buyer, one or more officers and directors of Target Companies shall deliver to Buyer written resignations, effective as of the Closing Date, of the applicable offices with the Target Companies.

Section 5.06      Confidentiality. From and after the Closing, each of the Shareholders and Seller shall, and each shall cause its Affiliates and Representatives (collectively, the "Restricted Parties") to hold in confidence any and all information, whether written or oral, concerning the Target Companies, except to the extent that the Restricted Parties can show that such information (a) is generally available to and known by the public through no fault of a Restricted Party; or (b) is lawfully acquired by such Restricted Party from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If a Restricted Party is compelled to disclose any information by judicial or administrative process or by other requirements of Law, such Restricted Party shall promptly notify Buyer in writing and shall disclose only that portion of such information which such Restricted Party is advised by its counsel in writing is legally required to be disclosed, provided that the Restricted Parties shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 5.07        Non-competition; Non-solicitation.

(a)        For a period equal to the later of (i) 24 months after the Closing Date, or (ii) 24 months after the date that such Person's and/or such Person's Affiliate’s employment with a Target Company or Affiliate of Buyer shall terminate (the "Restriction Period"), none of Seller, Pegasus, Molina, Epstein or Herrera (all of the foregoing being the “Restricted Sellers”) shall, and none of the Restricted Sellers shall permit any of their Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between the a Target Company and its customers or suppliers. Notwithstanding the foregoing, each Restricted Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if such Restricted Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(b)         During the Restriction Period, Restricted Sellers shall not, and shall not permit any of their Affiliates to, directly or indirectly, hire or solicit any employee of a Target Company or encourage any such employee to leave such employment or hire any such employee who has left such employment except pursuant to a general solicitation which is not directed specifically to any such employees.

(c)        During the Restriction Period, Restricted Sellers shall not, and shall not permit any of their Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of a Target Company or potential clients or customers of a Target Company for purposes of diverting their business or services from the Target Company.

(d)       Each Shareholder and Seller agrees that it shall (i) maintain the strict confidence of, undertake all necessary steps to avoid divulging or disclosing, and preserve and protect the trade secrets, know-how, discoveries, concepts, ideas, market studies, business plans, products, services, costs, processes, techniques, protocols, plans for future development, market analyses, product uses, projects and plans, customer lists, information regarding Target Companies' financial status, customers, profits, profit margins, project costs, pricing information and any other information that may not be known generally or publicly outside of Target Companies (collectively, "Confidential Information") from disclosure to, or access or use by, any person or entity, including any competitor or potential competitor of the Business, and (ii) not use the Confidential Information to compete, directly or indirectly, with the Business, nor attempt to otherwise take commercial advantage of the Confidential Information.  Each Shareholder and Seller acknowledges that the Confidential Information constitutes valuable, special and unique property of the business of the Target Companies being acquired by Buyer.  Buyer has expressly or impliedly protected such information from unrestricted use by persons not associated with Buyer.  Each Shareholder and Seller agrees to return and deliver to Buyer at Closing any and all papers, books, records, documents, memoranda and manuals, including all copies thereof, whether hard or digital copies, belonging or relating to the business of the Target Companies, or containing any Confidential Information.

(e)         To the extent that a Shareholder or Seller or their respective Affiliates owns, acquires or controls any part of the Intellectual Property used by or relating to the business of the Target Companies, or any rights therein, such party hereby irrevocably assigns, transfers, conveys and quitclaims all right, title and interest therein and thereto to Target Companies, and agrees to irrevocably assign, transfer, convey and quitclaim any and all future ownership and rights, title and interest therein and thereto to Target Companies.  Furthermore, to the extent that some or all of such Intellectual Property are determined not to constitute "works made for hire," as a matter of law, each Shareholder and Seller hereby irrevocably assigns, transfers, conveys and quitclaims to Target Companies, without any separate or additional remuneration or compensation, all right, title and interest in and to any such Intellectual Property, including, without limitation, any copyrights.

(f)         Seller and Shareholders acknowledge that a breach or threatened breach of this Section 5.07 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller or a Shareholder of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(g)       Seller and Shareholders acknowledge that the restrictions contained in this Section 5.07 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.07 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 5.07 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

(h)         The parties agree and acknowledge that no portion of the Purchase Price shall be allocated to the covenants set forth in this Section 5.07.

Section 5.08       Governmental Approvals and Consents.

(a)        Major Shareholders and Buyer shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents (except for any consents requirements triggered by the Restructuring), authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other Transaction Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b)        Major Shareholders and Buyer shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.05 of the Disclosure Schedules.

(c)         Without limiting the generality of the parties' undertakings pursuant to subsections (a) and (b) above, each of the Major Shareholders and Buyer shall use all reasonable best efforts to:

(i)           respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any Transaction Document;

(ii)          avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any Transaction Document; and

(iii)          in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any Transaction Document has been issued, to have such Governmental Order vacated or lifted.

(d)       If any consent, approval or authorization necessary to preserve any right or benefit under any Contract to which a Target Company is a party is not obtained prior to the Closing, Major Shareholders shall, subsequent to the Closing, cooperate with Buyer and the Target Company in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. If such consent, approval or authorization cannot be obtained, Major Shareholders shall use reasonable best efforts to provide the Target Company with the rights and benefits of the affected Contract for the term thereof, and, if Major Shareholders provide such rights and benefits, the Target Company shall assume all obligations and burdens thereunder.

(e)        All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Major Shareholders or the Target Companies with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(f)          Notwithstanding the foregoing, nothing in this Section 5.08 shall require, or be construed to require, Buyer or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer, the Target Companies or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Buyer of the transactions contemplated by this Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

Section 5.09       Books and Records.

(a)         In order to facilitate the resolution of any claims, investigations, audits or other similar inquiries made against or incurred by Shareholders prior to the Closing, or for any other reasonable purpose, for a period of five years after the Closing, Buyer shall:

(i)           retain the books and records (including personnel files) of the Target Companies relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Target Companies; and

(ii)         upon reasonable notice, afford Shareholders or their Representatives reasonable access (including the right to make, at a Shareholders' expense, photocopies), during normal business hours, to such books and records; provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in Article VI.

(b)       In order to facilitate the resolution of any claims, investigations, audits or other similar inquiries made by or against or incurred by Buyer or the Target Companies after the Closing, or for any other reasonable purpose, for a period of five years following the Closing, Major Shareholders shall:

(i)            retain the books and records (including personnel files) which relate to the Target Companies and its operations for periods prior to the Closing; and

(ii)          upon reasonable notice, afford the Representatives of Buyer or the Target Companies reasonable access (including the right to make, at Buyer's expense, photocopies), during normal business hours, to such books and records; provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in Article VI.

(c)          Neither Buyer nor Major Shareholders shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 5.09 where such access would violate any Law.

Section 5.10       Closing Conditions. From the date hereof until the Closing, each party hereto shall, and Major Shareholders shall cause the Target Companies to, use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII.

Section 5.11      Public Announcements.  The parties acknowledge that Buyer will announce the Closing of the transactions contemplated by this Agreement as required under applicable Law and stock exchange requirements.

Section 5.12       Shareholders' Guaranties.

(a)       Major Shareholders and Buyer shall use reasonable best efforts to ensure that, effective as of the Closing, each Shareholder is removed as a personal guarantor of any post-Closing obligations of a Target Company under any guaranties executed by any Shareholder in favor of a Target Company including, without limitation, those items set forth in Exhibit D (collectively, the " Shareholders' Guaranties").  In the event that Buyer and Major Shareholder are unable to remove the Shareholders from all Shareholders' Guaranties prior to the Closing Date, Buyer and Major Shareholders agree to use reasonable best efforts to remove Shareholders from any ongoing Shareholders' Guaranties as promptly as possible following the Closing and in particular: (a) within a reasonable time following the Closing, the Buyer shall cause the Company to replace the American Express credit card account currently held by it, and which is guaranteed by Nicolas Molina, with a replacement credit card with no personal guaranty by any Seller; and (b) within sixty (60) days following the Closing, the Buyer shall cause the Company to replace the current merchant accounts which are personally guaranteed by David Mardini with replacement merchant accounts with no personal guaranty by any Seller.  As set forth in Section 8.03(c), Buyer will indemnify the Shareholders for any liability of the Shareholders relating to post-Closing obligations of the Target Companies arising under such Shareholders' Guaranties.

Section 5.13       Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 5.14      Buyer's Retirement Plan. For purposes of determining eligibility and vesting of employees of the Target Companies in Buyer's retirement plan and for all other employee benefits and perquisites (including length of vacation time), and to the extent allowable by the plan documents, Buyer shall recognize all service credit of a Target Company's employees with the Target Company.

Section 5.15      Closed Retail Locations.  Major Shareholders represent and warrant to Buyer that all leases affecting the Company-owned retail locations set forth on Section 5.15 of the Disclosure Schedules (the "Closed Retail Locations") have been terminated. Major Shareholders have made available to Buyer in the Data Room true and complete copies of the termination agreements for all Closed Retail Locations

Section 5.16     Payment of Bonus Compensation.  Seller agrees that it shall be solely responsible for and shall pay any amounts due to employees (including the Bonused Employees) of the Target Companies with respect to any phantom stock in the Target Companies or other bonus arrangements or bonus plans or other compensation arrangements pursuant to which a right to compensation or bonus amounts have accrued through the Closing Date or are triggered by the consummation of the transactions contemplated by this Agreement, which responsibility shall include the obligation to withhold from such compensation tax withholding amounts subject to the terms of Section 2.06.

ARTICLE VI
TAX MATTERS

Section 6.01       Tax Covenants; Tax Returns.

(a)       Prior to Closing, the Shareholders, the Company and the Seller shall complete the Restructuring.  Seller and Shareholders agree that they will not file a "check-the-box" election or take any other action resulting in the Company being taxed as an association taxable as a corporation.  The parties acknowledge that the sale of the Shares by Seller and the acquisition by Buyer of the Shares are intended to be treated for federal tax purposes as a purchase and sale of assets, and each of the parties shall file all applicable income tax returns consistent with the treatment of the transaction as an asset sale and purchase.

(b)       Buyer shall not take any action with respect to any Tax filing or Tax Return relating to any Target Company for the period ending at the Effective Time. Buyer shall prepare, or cause to be prepared, all Tax Returns for the Target Companies for the period after the Effective Time.

(c)        All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid fifty percent by the Seller and fifty percent by Buyer when due.  Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

(d)     Each of the parties acknowledges that such party has relied on his or its own tax advisors with respect to the tax consequences of the Restructuring and the IRS filings and other aspects of structuring and implementing the Restructuring and that such party acknowledges that it has not relied on any representations and warranties or other information provided by any other party's tax advisors in connection with the structuring and implementation and tax consequences of the Restructuring.

Section 6.02      Tax Indemnification. Except to the extent attributable to a Buyer Tax Act, Seller shall indemnify the Buyer, and each Buyer Indemnitee and hold them harmless from and against (a) any Loss to Buyer or the Target Companies attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.22; (b) any Loss to Buyer or the Target Companies attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in this Article VI; (c) any Loss to Buyer or the Target Companies attributable to Taxes of the Target Companies (or relating to the businesses of the Target Companies) up to and including the Closing Date; (d) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which a Target Company (or any predecessor of such Target Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and (e) any and all Taxes of any person imposed on a Target Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date; in each of the above cases, together with any out-of-pocket fees and expenses (including reasonable attorneys' and accountants' fees) incurred in connection therewith.

Section 6.03     Allocation of Purchase Price.  The parties agree that the Purchase Price and the Liabilities of the Target Companies (which are Indebtedness paid off at Closing or thereafter) (plus other relevant items) shall be allocated among the assets of the Target Companies for tax purposes) in accordance with this Agreement and as shown on the allocation schedule attached hereto as Exhibit H (the "Allocation Schedule").  The Allocation Schedule is intended to comply with the requirements of Section 1060 of the Code and the applicable Treasury Regulations promulgated thereunder (and any similar provision of state, local or foreign Law, as appropriate).  The Buyer, the Seller and their respective Affiliates shall report all Tax and file all Tax Returns and any amendments to such Tax Returns required with respect to any adjustment to the Purchase Price (including Internal Revenue Service Form 8594) in all respects and for all purposes consistent with the Allocation Schedule.  None of the Target Companies, Seller, Buyer, or any of their Affiliates shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with the information set forth on the Allocation Schedule, unless required to do so by applicable Law; provided, however, that the amount realized by Seller may differ from the total amount allocated hereunder to reflect transaction costs that reduce the amount realized for federal income Tax purposes.  In the event that any adjustment is required to be made to the  Allocation Schedule as a result of an adjustment to the Purchase Price pursuant to this Agreement, such adjustment shall be made in a manner consistent with the Allocation Schedule and Seller shall prepare or cause to be prepared, and shall provide to Buyer a revised Allocation Schedule reflecting such adjustment.

Section 6.04        Contests.

(a)         The Seller shall control the preparation, prosecution, defense, settlement or other resolution, and conduct, through counsel of its own choosing and at its own expense, of any Tax Claim (as defined below) relating to Seller or any of the Target Companies relating to any Pre-Closing Period.

(b)         The Buyer shall control the preparation, prosecution, defense, settlement or other resolution, and conduct, through counsel of its own choosing and at its own expense, of any Tax Claim relating to any of the Subsidiaries of Seller that are Target Companies relating to any Post-Closing Period.

(c)         For the avoidance of doubt, this Section 6.04, and not Section 8.05, shall govern the conduct of any Tax Claims.  Without limiting the foregoing, the parties hereto shall cooperate fully, as and to the extent reasonably requested by any other party, in connection with the filing of Tax Returns arising from any Tax Claim (including signing any such Tax Returns) and the preparation, prosecution, defense or conduct of any audit, claim for refund, or administrative or judicial Actions involving any asserted Tax liability or refund (any such audit, claim for refund, or Actions relating to an asserted Tax liability referred to herein as a "Tax Claim").

Section 6.05         Tax Refunds.

(a)        Any refund (or credit against Taxes received in lieu of an actual refund) of Taxes (including any interest thereon received from a Governmental Authority) of each Target Company for a Post-Closing Tax Period shall be the property of the Target Company and shall be retained by the Target Company.

(b)        Any refund (or credit against Taxes received in lieu of an actual refund) of Taxes (including any interest thereon received from a Governmental Authority) of each Target Company for a Pre-Closing Tax Period shall be the property of the Seller and, if received or utilized by Buyer (or any of its Affiliates) or the Target Companies after the Closing shall be promptly paid (net of Taxes actually paid by Buyer or the Target Companies and any other costs and expenses) by such party to the Seller's Representative (for the benefit of the Seller).

(c)        Any refund of Taxes (including any interest thereon) for a Taxable period of a Target Company that includes but does not end on the Closing Date shall be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period based on the percentage of the relevant tax year represented by each such period.

Section 6.06       Cooperation and Exchange of Information. Seller and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this Article VI or in connection with any audit or other Actions in respect of Taxes of the Target Companies. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by Tax Authorities. Seller shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Target Companies for any Pre-Closing Tax Period until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions.

Section 6.07       [Intentionally Deleted]

Section 6.08    Overlap. To the extent that any obligation or responsibility pursuant to Article VIII may overlap with an obligation or responsibility pursuant to this Article VI, the provisions of this Article VI shall govern.

ARTICLE VII
CONDITIONS TO CLOSING

Section 7.01     Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)        No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b)       Major Shareholders shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 3.05 (if any) and Buyer shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.02 (if any), in each case, in form and substance reasonably satisfactory to Buyer and the Seller's Representative, and no such consent, authorization, order and approval shall have been revoked.

Section 7.02    Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer's waiver, at or prior to the Closing, of each of the following conditions:

(a)       Other than the representations and warranties of Shareholders and Seller contained in Section 3.01, Section 3.02, Section 3.03, Section 3.06 and Section 3.24, the representations and warranties of Seller and Shareholders contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Seller and Shareholders contained in Section 3.01, Section 3.02, Section 3.03, Section 3.06 and Section 3.24 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)        Each of the Shareholders, Seller's Representative and Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c)        No Action shall have been commenced against Buyer, a Shareholder, Seller or a Target Company, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d)       Consent by the landlord(s) and sublandlord(s) with respect to the leases of the Company’s headquarters and warehouse located at 14412-20 and 14300 Commerce Way, Miami Lakes, Florida, that are listed on Section 3.05 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

(e)        From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(f)         The Transaction Documents (other than this Agreement) shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to Buyer.

(g)       Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Company certifying as to correct and complete copies of (i) each Target Company's Organizational Documents, (ii) incumbency and signatures of officers of the Company, and (iii) resolutions of the Board of Directors of the Company authorizing the execution and delivery of this Agreement and the Transaction Documents to which the Company is a party, and the taking of any and all actions reasonably necessary to consummate the transactions contemplated herein and therein.

(h)         Buyer shall have received resignations of the directors and officers of the Target Companies pursuant to Section 5.05.

(i)          Intentionally deleted.

(j)          Intentionally Deleted.

(k)         Seller's Representative shall have delivered to Buyer good standing certificates (or its equivalent) for each Target Company from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which each such Target Company is organized.

(l)         Seller shall have delivered a statement (in such form as may be reasonably requested by counsel to Buyer), dated as of the Closing Date and executed by the Seller's President, certifying that for purposes of satisfying Buyer's obligations under Treasury Regulation Section 1.1445-2(b)(2), the Seller is not a "foreign person" as defined in Section 1445 of the Code.

(m)        If requested by Buyer, Seller's Representative shall cause the Company to deliver to Buyer written resignations, effective as of Closing, of all officers and directors of the Company.

(n)       Seller's Representative shall have delivered to Buyer any necessary payoff or similar letters with respect to the repayment and satisfaction, simultaneous with or prior to Closing, of the Indebtedness (other than the Assumed Indebtedness), and the Company's assets shall have been released, or be eligible for release, from all security interests thereon and the Company shall have taken all steps necessary to terminate, or initiate the termination of, all UCC financing statements which have been filed with respect to such security interests (except, in each case, with respect to the Assumed Indebtedness).

(o)       Each Shareholder shall have delivered to Buyer a general release by such Shareholder of the Target Companies (and with respect to Pegasus by Nicolas Molina and with respect to Milander by Steven Martinez), in the form of Exhibit I attached hereto.

(p)      Seller's Representative shall have delivered, or caused Seller to have delivered, to Buyer a certificate for 50,000 Units of limited liability company interest in the Company evidencing the Shares, free and clear of Encumbrances, duly endorsed in blank or accompanied by a stock power or other instruments of transfer duly executed in blank (or other satisfactory evidence of the existence and title to such equity in Buyer's sole discretion).

(q)        Seller's Representative shall have delivered documents sufficient to cause Buyer's designees to be added, and the designees of the Target Companies to be removed, as signatories with respect to each Target Company's bank accounts and to terminate any powers of attorney.

(r)         Seller's Representative shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(s)         Seller's Representative shall have disclosed all known instances, incidents, claims, lawsuits, demands, investigations, fines, warnings, adverse health effects or other similar information relating to the Products.

(t)        Seller's Representative shall have preserved all health documents in his possession, regardless of source or date publish, and have provided such information to Buyer prior to the Closing Date.

(u)        At or prior to Closing, Seller's Representative and Buyer shall have agreed upon and executed the Closing Statement.

(v)       Seller's Representative shall have delivered agreements and instruments effecting the Restructuring, in form and content satisfactory to Buyer.

(w)      The Target Companies shall have prepared and provided copies to Buyer of all necessary documents to enable all franchisees to register such franchisees as manufacturers post-closing (with such documents to be distributed to the franchisees following, and not prior to, the Closing).

Section 7.03    Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller's waiver, at or prior to the Closing, of each of the following conditions:

(a)        Other than the representations and warranties of Buyer contained in Section 4.01 and Section 4.04, the representations and warranties of Buyer contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Buyer contained in Section 4.01 and Section 4.04 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

(b)        Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c)        No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d)        The Transaction Documents (other than this Agreement) shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to Sellers.

(e)         Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied.

(f)         Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(g)        Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(h)       Buyer shall have delivered to Seller's Representative (i) the Buyer Shares, (ii) the Buyer Parent Note, and (iii) cash in an amount equal to the Closing Payment, by wire transfer in immediately available funds, to an account or accounts designated by Seller's Representative in a written notice to Buyer.

(i)          Buyer shall have delivered to Seller such other documents or instruments as Seller's Representative reasonably request and are reasonably necessary to consummate the transactions contemplated by this Agreement

ARTICLE VIII
INDEMNIFICATION

Section 8.01       Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is 18 months from the Closing Date; provided, that the representations and warranties in (a) Section 3.01, Section 3.02, Section 3.03, Section 3.10(a), Section 3.17(f), Section 3.24, Section 4.01 and Section 4.04 (collectively, the "Fundamental Representations") shall survive six years from the Closing Date, and (b) Section 3.22 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof). The covenants of the Seller and Shareholders to indemnify the Buyer Indemnitees pursuant to Sections 8.02(f), 8.02(g), 8.02(h) and 8.02(i) shall survive the Closing and shall remain in full force and effect until the date that is 18 months from the Closing Date. All other covenants and agreements of the parties contained herein shall survive the Closing for the applicable statute of limitations, plus 30 days, or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty or covenant and such claims shall survive until finally resolved.

Section 8.02       Indemnification By Seller and Shareholders. Subject to the other terms and conditions of this Article VIII, Shareholders and Seller shall, in accordance with Section 8.04(e), indemnify and defend each of Buyer and its Affiliates (including the Target Companies) and their respective Representatives (collectively, the "Buyer Indemnitees") against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a)         any inaccuracy in or breach of any of the representations or warranties of Shareholders contained in this Agreement or in any certificate or instrument delivered by or on behalf of Seller or Shareholders pursuant to this Agreement (other than in respect of Section 3.22, it being understood that the sole remedy for any such inaccuracy in or breach thereof shall be pursuant to Article VI), as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b)        any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller or Shareholders pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VI, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to Article VI).

(c)         any indemnification obligation of Seller or Shareholders under Article VI (Taxes) or Taxes or Losses payable by Seller or Shareholders under Article VI (without duplication of the indemnification obligations set forth in that Article; in the event of any conflict between the provisions of this Section 8.02(c) and the provisions of Article VI, the provisions of Article VI shall govern);

(d)         any Transaction Expenses or Indebtedness (other than Assumed Indebtedness) of the Target Companies outstanding as of the Closing to the extent not deducted from the Purchase Price in the determination of the Closing Payment pursuant to Section 2.02(c);

(e)         any Action or Liability arising out of or relating to the allocation or distribution of the Purchase Price consideration by the Seller's Representative among Seller, Shareholders and the Bonused Employees;

(f)          any Action or Liability arising out of or relating to the issues initially addressed or identified in the August 13, 2018 letter addressed to VaporFi Inc. on behalf of LG Chem, Ltd.;

(g)        any Action alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by any Target Company and relating to the period prior to Closing, including without limitation, Actions disclosed in the Disclosure Schedules or otherwise disclosed or made known to Buyer;

(h)        any Action or Liability arising out of or relating to any Product Warranty Issues or Product Warranty Claims, whether such Product Warranty Issues or Product Warranty Claims are disclosed before or after Closing, but only if such Product Warranty Issues or Product Warranty Claims relate to products sold, distributed or manufactured by the Target Companies prior to Closing, including without limitation, Actions and other items disclosed in the Disclosure Schedules or otherwise disclosed or made known to Buyer.  The scope of Seller’s indemnification obligation under this clause shall include, without limitation, any Losses not covered under the insurance coverage referred to in Section 11.14, including without limitation, as a result of any deductibles, scope of coverage issues or coverage caps; and

(i)         any Action or Liability arising out of or relating to a Security Breach, including without limitation, the “Credit Card Matter” disclosed on Section 3.17(a), Item 4 of the Disclosure Schedules and any other Actions disclosed in the Disclosure Schedules or otherwise disclosed or made known to Buyer

Section 8.03        Indemnification By Buyer. Subject to the other terms and conditions of this Article VIII, Buyer shall indemnify and defend each Seller and Shareholder and his or its Affiliates and their respective Representatives (collectively, the "Seller Indemnitees") against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a)       any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)       any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement (other than Article VI, it being understood that the sole remedy for any such breach thereof shall be pursuant to Article VI); and

(c)        any liability of Shareholders for post-closing obligations of the Target Companies arising under any Shareholders' Guaranties (as described in Section 5.12).

Section 8.04       Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a)       Seller and Shareholders shall not be liable to the Buyer Indemnitees for indemnification under Section 8.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) exceeds $200,000 (the "Basket"), in which event Seller and Shareholders shall be required to pay or be liable for all Losses in excess of the Basket. The aggregate amount of all Losses for which Seller and Shareholders shall be liable pursuant to Sections 8.02(a), 8.02(f), 8.02(g), 8.02(h) and 8.02(i) shall not exceed $4,000,000 (the "Cap").

(b)        Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 8.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.03(a) exceeds the Basket, in which event Buyer shall be required to pay or be liable for all Losses in excess of the Basket. The aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 8.03(a) shall not exceed the Cap.

(c)        Notwithstanding the foregoing, the limitations set forth in Section 8.04(a) and Section 8.04(b) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any Fundamental Representation.

(d)         Solely for purposes of determining the amount of Losses payable with respect to an indemnification claim for an inaccuracy in or breach of representation and warranty, the amount of Losses shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

(e)         Each Shareholders' (i) liability to Buyer for indemnification for any individual claim hereunder shall be limited to the same percentage of the amount of the claim as shall equal his, her or its Pro Rata Share (provided, however, that if the basis for such claim is a breach by an individual Shareholder of any representation or warranty which such Shareholder made with respect to itself or himself [i.e., not a representation or warranty with respect to the Company], or a breach by such individual Shareholder of a covenant to which such Shareholder is subject, then the breaching Shareholder shall bear full liability to Buyer for the same, up to such Shareholder's Pro Rata Share of the Purchase Price, and to the extent that the Buyer shall have offset payments under the Buyer Parent Note for the same, the breaching Shareholder shall cross-indemnify each other Shareholder for the amounts which it or he was entitled to, but did not receive, under the Note; provided, that for the avoidance of doubt, no Shareholder other than such breaching Shareholder shall have any personal liability to Buyer for such breach other than in connection with Buyer's right to set off against the entire $4 million principal balance of the Buyer Parent Note pursuant to this Article VIII); and (ii) aggregate liability to Buyer for indemnification under this Agreement shall be limited to such Shareholder's Pro Rata Share of the Purchase Price; provided, however, that neither such limitations nor any other provision of this Agreement shall be interpreted or otherwise operate to limit Buyer's right to indemnification for the full amount of Losses arising out of a breach of a representation or warranty by any Shareholder, by means of Buyer exercising its right of setoff against the full $4,000,000 principal balance Buyer Parent Note , irrespective of any possible interpretation or application of the "Pro Rata" language in this Section or the limitations on which Shareholders are deemed to be making the representations and warranties of Shareholders as stated in the preamble to Article III.

(f)          Neither Seller nor the Shareholders shall have any liability to any Buyer Indemnitee for any expense or other Losses incurred after Closing by such Buyer Indemnitee or the Target Companies relating to FDA regulatory or franchise law compliance issues arising or actions made necessary as a result of the Restructuring, including, without limitation, the conversion of several Target Companies from corporations to limited liability companies in the Restructuring.

Section 8.05       Indemnification Procedures. The party making a claim under this Article VIII is referred to as the "Indemnified Party," and the party against whom such claims are asserted under this Article VIII is referred to as the "Indemnifying Party."

(a)       Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a "Third Party Claim") against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party's expense and by the Indemnifying Party's own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is a Shareholder, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party's right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim.  Shareholders and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 5.06) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)         Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within 10 days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)         Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a "Direct Claim") shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses or is otherwise prejudiced by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party's investigation by giving such information and assistance (including access to the Company's premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d)        Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or Actions in respect of Taxes of the Company (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 3.22 or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in Article VI) shall be governed exclusively by Article VI.

Section 8.06       Payments.

(a)        Once a Loss is agreed to by the Indemnifying Party or finally adjudicated on a non-appealable basis by a court or other tribunal of competent jurisdiction in accordance with this Agreement to be payable pursuant to this Article VIII, the Indemnifying Party shall satisfy its obligations within 15 Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds provided, however, that any such amounts owing to Buyer by Shareholders or Seller, shall be first set off against the outstanding principal balance of the Buyer Parent Note, with the excess payable to be satisfied by Shareholders.  The rights to cause Buyer Parent to set off against the principal balance of the Buyer Parent Note are not Buyer's exclusive remedies for amounts owned pursuant to this Article VIII, Buyer will have the right to insist on payment directly from Shareholders in the event the funds described in the immediately preceding sentence are insufficient to fully satisfy Shareholders' obligations under this Agreement. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such 15 Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to 5%. Such interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed.

(b)        Notwithstanding anything to the contrary contained in this Agreement, in the event that a Loss is agreed to in writing by Seller's Representative as representative of Shareholders as the Indemnifying Party or such a Loss is finally adjudicated on a non-appealable basis by a court of competent jurisdiction, upon notice to Seller's Representative specifying in reasonable detail the basis for such set-off, Buyer shall set off any amount to which it may be entitled under this Article VIII against the principal amount of the Buyer Parent Note to the extent the remaining principal balance of such Buyer Parent Note is sufficient to cover such amounts. The exercise of such right of set-off by Buyer in good faith, will not constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it, all in accordance with this Agreement.

(c)        To the extent the resolution of any Loss is pending or has not yet been agreed to or finally adjudicated on a non-appealable basis by a court of competent jurisdiction as of the 18-month anniversary of the Closing Date, then Seller shall not be entitled to receive final payment of the principal and accrued interest otherwise due under the Buyer Parent Note until final agreement between the parties or adjudication of the Loss occurs.

Section 8.07      Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.08       Losses Net of Tax Benefits, Insurance Proceeds and Other Third-Party Recoveries.  Notwithstanding any provision in this Agreement to the contrary, all Losses for which any Indemnified Party would otherwise be entitled to indemnification under this Article VIII shall be reduced by: (A) the amount of insurance proceeds and any indemnity, contribution or other similar payment which any Indemnified Party actually received in respect of any Losses incurred by such Indemnified Party (which insurance proceeds each Indemnified Party shall use its commercially reasonable best efforts to pursue), and (B) any Tax benefit with respect to such Loss actually realized by the Indemnified Party in the form of a reduction in cash Taxes payable by the Indemnified Party (or its Affiliates), which reduction is directly attributable to the deductibility of such Loss (as determined on a "with and without" basis), in each case, net of all reasonable out-of-pocket costs, expenses, increases in insurance premiums and Taxes incurred or imposed on such Indemnified Party (or its Affiliates) in obtaining, receiving or accruing such Tax benefits, insurance proceeds or other third-party recoveries; provided, however, that Buyer will not be obligated to undertake efforts to recover under such insurance policies or third party claims prior to pursuing Seller or the Shareholders for payment of indemnifiable Losses under this Agreement in accordance with the indemnification procedures set forth in Section 8.05 (including as applicable, set-off against the Buyer Parent Note pursuant to this Article VIII). With respect to insurance policies and other third-party recoveries, Buyer shall cooperate on a commercially reasonable basis with Seller's Representative in providing notification of claims to insurers and other third parties and pursuing claims with such insurers and other third parties, and will reimburse Seller or Shareholder(s), as applicable, for any Loss amounts paid by Seller or such Shareholder(s) to Buyer that are subsequently recovered by Buyer or the Target Companies pursuant to an insurance recovery or third-party recovery.

Section 8.09       Exclusive Remedies. Subject to Section 5.06. Section 5.07 and Section 11.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in Article VI and this Article VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in Article VI and this Article VIII. Nothing in this Section 8.09 shall limit any Person's right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party's fraudulent, criminal or intentional misconduct.

Section 8.10       Right to Escrow Payments.   Upon notice to Seller's Representative specifying in reasonable detail the basis therefor, Buyer may, in addition to any other rights or remedies to which it may be entitled, in lieu of Buyer Parent making a payment to the Seller  under the Buyer Parent Note, cause Buyer Parent to pay to a third party escrow agent who shall be chosen jointly by the parties any amount to which Buyer Parent may be entitled under this Article VIII.  The exercise of such right by Buyer in good faith, whether or not ultimately determined to be justified, will not constitute an event of default under this Agreement.  Each of Seller's Representative and Buyer shall be entitled to take appropriate legal this action necessary to determine if any escrowed amount is justified and the prevailing party to any such action shall be entitled to payment of its costs, including reasonable legal fees and expenses.

ARTICLE IX
TERMINATION

Section 9.01        Termination. This Agreement may be terminated at any time prior to the Closing:

(a)         by the mutual written consent of Seller's Representative and Buyer;

(b)         by Buyer by written notice to Seller's Representative if:

(i)            Buyer is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Sellers pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such material breach, inaccuracy or failure has not been cured by Seller's Representative within fifteen (15) calendar days of Seller's Representative's receipt of written notice (to the recipients specified in Section 10.02) of such breach from Buyer; or

(ii)          any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been fulfilled by September 30, 2018, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c)         by Seller's Representative by written notice to Buyer if:

(i)          Seller and the Shareholders are not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such material breach, inaccuracy or failure has not been cured by Buyer within fifteen (15) calendar days of Buyer's receipt of written notice (to the recipients specified in Section 10.02) of such breach from Seller's Representative; or

(ii)           any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by September 30, 2018, unless such failure shall be due to the failure of Seller, Seller's Representative or a Shareholder to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d)        by Buyer or Seller's Representative in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 9.02       Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a)          as set forth in this Article IX and Section 5.06 and Article X; and

(b)         that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

ARTICLE X
SELLER'S REPRESENTATIVE

Section 10.01     Seller's Representative.

(a)       Appointment of Seller's Representative.  By approval and adoption of this Agreement, the Seller and Shareholders hereby irrevocably constitute and appoint Nicolas Molina as the true and lawful agent and attorney-in-fact of Seller and Shareholders (the "Seller's Representative"), with full powers of substitution to act in the name, place and stead of Sellers with respect to the performance on behalf of Seller and Shareholders under the terms and provisions of this Agreement and the other Transaction Documents, as the same may be from time to time amended, and to do or refrain from doing all such further acts and things, and to execute all such documents on behalf of Seller and Shareholders as Seller's Representative deems necessary or appropriate in connection with any of the transactions contemplated under this Agreement and the other Transaction Documents, including:

(i)            to act for Seller and Shareholders with respect to all matters referred to in this Agreement;

(ii)           to act for Seller and Shareholders with respect to all of their respective post-Closing obligations under this Agreement;

(iii)          to terminate, amend, or waive any provision of this Agreement or any other Transaction Documents;

(iv)         to employ and obtain the advice of legal counsel, accountants and other professional advisors as Seller's Representative, in his sole discretion, deems necessary or advisable in the performance of its duties as Seller's Representative and to rely on their advice and counsel;

(v)          to incur and pay out of the Seller's Representative's Fund amounts payable with respect to the Seller's and Shareholders expenses and any other amounts, fees and expenses allocable or in any way relating to such transactions, whether incurred prior or subsequent to the Closing; and

(vi)         to do or refrain from doing any further act or deed on behalf of Seller and Shareholders which Seller's Representative deems necessary or appropriate in his sole discretion relating to the subject matter of this Agreement as fully and completely as any of Seller and Shareholders could do if personally present and acting, including (A) giving and receiving any notices, documents and instructions permitted or required under this Agreement or any other Transaction Document; (B) receiving and accepting legal process in connection with any suit or Actions arising under this Agreement or any other Transaction Document; (C) interpreting all of the terms and provisions of this Agreement or any other Transaction Document; (D) authorizing payments to be made with respect to this Agreement and any other Transaction Document; (E) defending and making any claims arising under or related to this Agreement and/or any other Transaction Document; (F) consenting to, compromising or settling all such claims; (G) conducting negotiations with Buyer, any other Person and/or their respective representatives regarding all such claims; and (H) taking all other actions specified in or contemplated by this Agreement or any other Transaction Document.

(b)         Authority to Act; Limitation on Liability.  The appointment of Seller's Representative will be deemed coupled with an interest and will be irrevocable, and any other Person, including Buyer and its Affiliates, may conclusively and absolutely rely, without inquiry of Seller or Shareholders, upon any actions of Seller's Representative as the acts of Seller and Shareholder hereunder appointing Seller's Representative in all matters referred to in this Agreement.  Each of Seller and Shareholders hereby ratifies and confirms all that Seller's Representative will do or cause to be done by virtue of such Seller's Representative's appointment as the representative of Seller and Shareholders.  Seller's Representative will act for Seller and Shareholders on all of the matters set forth in this Agreement and the other Transaction Documents in the manner Seller's Representative believes to be in the best interest of Seller and Shareholders, but Seller's Representative will not be responsible to any of Seller or Shareholders for any Loss any of Sellers may suffer by reason of the performance by Seller's Representative of such Seller's Representative's duties under this Agreement or any other Transaction Documents, other than Losses arising from gross negligence or willful misconduct in the performance of Seller's Representative's duties under this Agreement or any other Transaction Documents.  For the avoidance of doubt, Nicolas Molina shall not, by reason of his appointment and acting as Seller's Representative, bear any greater share of any liability, expense or similar items than any other Seller hereunder.

(c)        Reliance on Authority to Act; Resignation.  Each of Seller and Shareholders hereby expressly acknowledges and agrees that Seller's Representative is authorized to act on behalf of Seller and Shareholders notwithstanding any dispute or disagreement among Sellers.  A decision, act consent or instruction of Seller's Representative shall constitute a unanimous decision of all Sellers and shall be final, binding and conclusive upon each applicable Shareholder or Seller, and Buyer may rely (without independent investigation or inquiry) upon such decision, act, consent or instruction of Seller's Representative as being the decision, act, consent or instruction of each and all Sellers as if expressly ratified and confirmed in writing by each of them, and no party hereunder shall have any cause of action against Buyer for any action taken by Buyer in reliance upon the acts, consents, instructions or decisions of Seller's Representative.  If Seller's Representative resigns or ceases to function in such capacity for any reason whatsoever, then the successor Seller's Representative shall be the Person appointed by Shareholders with the majority of the Shares listed on Exhibit A; provided, however, that if for any reason, no successor has been appointed within 30 days from such resignation or cessation of the predecessor Seller's Representative, then any Seller will have the right to petition a court of competent jurisdiction for appointment of a successor Seller's Representative.  Seller and Shareholders do hereby jointly and severally agree to indemnify and hold Seller's Representative harmless from and against any and all Liability, Loss, cost, damage or expense (including attorneys' fees) reasonably incurred or suffered as a result of the performance of such Seller's Representative's duties under this Agreement, except for any such Liability arising out of the gross negligence or willful misconduct of Seller's Representative.

(d)      Distribution of Remaining Seller's Representative's Fund.  At such time that Seller's Representative shall reasonably determine, the remaining Seller's Representative's Fund, if any, shall be distributed by Seller's Representative.

ARTICLE XI
MISCELLANEOUS

Section 11.01     Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, that (a) Seller and Shareholders shall pay all amounts payable to MidCap Advisors, LLC at the Closing out of the Closing Payment (as a Transaction Expense); and (b) Buyer shall pay all amounts payable to any investment advisor engaged by Buyer.  The obligations set forth in this Section 11.01 shall survive Closing.

Section 11.02     Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.02):

If to Seller or any Shareholder:	c/o Nicolas Molina, Seller's Representative
International Vapor Group, Inc.
14300 Commerce Way, Miami Lakes, Florida 33016
Facsimile:
E-mail: nick@ internationalvapor.com

with a copy to:	McCarter & English, LLP
100 Mulberry Street
Newark, NJ 07102
Attention: David Broderick
dbroderick@mccarter.com

If to Buyer:	Turning Point Brands, LLC
5201 Interchange Way
Louisville, Kentucky 40202
E-mail: jdobbins@tpbi.com
Attention: James Dobbins

with a copy to:	Frost Brown Todd LLC
400 West Market Street, 32nd Floor
Louisville, Kentucky 40202
Office: 502-589-5400
Facsimile: 502-581-1087
E-mail: rcleary@fbtlaw.com
Attention: Richard Cleary

Section 11.03    Interpretation. For purposes of this Agreement, (a) the words "include," "includes" and "including" shall be deemed to be followed by the words "without limitation"; (b) the word "or" is not exclusive; and (c) the words "herein," "hereof," "hereby," "hereto" and "hereunder" refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 11.04      Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 11.05     Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon the determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 11.06     Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 11.07     Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that prior to the Closing Date, Buyer may, without the prior written consent of Seller, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect wholly-owned subsidiaries.  No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 11.08     No Third-party Beneficiaries. Except as provided in Section 6.03 and Article VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 11.09     Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by the Seller's Representative and Buyer. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 11.10      Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)         This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b)      ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED EXCLUSIVELY IN THE DELAWARE COURT OF CHANCERY OR THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY'S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)     EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).

Section 11.11     Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 11.12     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 11.13     Ownership of Attorney Client and Work Product Privilege.  Buyer, the Target Companies, Seller and Shareholders further agree that, as to all communications among McCarter & English LLP  ("Seller’s Counsel") and any of the Target Companies and Sellers made in furtherance of, and that relate to, the transactions contemplated by this Agreement (the "Covered Communications"), the attorney-client and work product privilege and the expectation of client confidence belongs to the Seller's Representative acting on behalf of Sellers and the Target Companies and may be controlled by him and shall not pass to or be claimed by Buyer or any Target Companies.  Notwithstanding the foregoing, in the event a dispute arises between Buyer, the Target Companies, Seller or Shareholders and a third party (other than a party to this Agreement) after the Closing, the Target Companies which are then owned by Buyer may assert the attorney-client or work product privilege to prevent disclosure of confidential communications by Seller’s Counsel to such third party provided, however, that such Target Companies may not waive such privileges related to the Covered Communications without the prior written consent of the Seller's Representative.

Section 11.14     Product and General Liability Insurance Policy. Following the Closing, and continuing through January 29, 2019 (i.e., the date of expiration of such policy), Buyer shall cause the Company to keep in full force and effect its existing product and general liability insurance policy, as listed as Item 2 on Section 3.16 of the Disclosure Schedule:  Commercial General Liability Insurance - Claims Made Policy issued by Underwriters at Lloyd’s London under Policy No. B0507N17QA031300-0085, for policy period from 1/29/2018 to 1/29/2019.   Commencing as of February 1, 2019, Buyer shall either (a) renew such policy one or more times to provide continued coverage through at least the eighteen-month anniversary of the Closing Date, or (b) add the Target Companies as additional insured under Buyer or Buyer Parent’s product and general liability insurance, with such coverage including all products manufactured, distributed or sold by the Target Companies prior to the Closing, through at least the eighteen-month anniversary of the Closing Date.

 [SIGNATURE PAGE FOLLOWS]

EXECUTION COPY

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

/s/ David Epstein
David Epstein, individually

/s/ David Herrera
David Herrera, individually

/s/ David Mardini
David Mardini, individually

/s/ John M. Scott
John M. Scott, individually

/s/ Martin Flumenbaum
Martin Flumenbaum, individually

/s/ Elizabeth McColm
Elizabeth McColm, individually

/s/ Robert Schumer
Robert Schumer, individually

/s/ Daniel Kramer
Daniel Kramer, individually

/s/ Durlan Bergnes
Durlan Bergnes, individually

/s/ Angelo Bonvino
Angelo Bonvino, individually

/s/ John Lange
John Lange, individually

/s/ Mark Wlazlo
Mark Wlazlo, individually

/s/ Nicolas Molina
Nicolas Molina, as Seller's Representative

Milander Investments, LLC

By:	/s/ Steve Martinez
Name: Steve Martinez
Title: Sole Member

Pegasus Real Estate Investment Group, LLC

By:	/s/ Nicolas Molina
Name: Nicolas Molina
Title: Sole Member

/s/ Nicolas Molina
Nicolas Molina, as Seller's Representative

And joined in for purposes of Section 5.07 by the sole owner of Pegasus Real Estate Investment Group, LLC:

/s/ Nicolas Molina
Nicolas Molina, individually

1

IVG HOLDINGS S CORPORATION

	By	/s/ Nicolas Molina
	Name:	Nicolas Molina
	Title:	Chief Executive Officer

TURNING POINT BRANDS, LLC

By:	TURNING POINT BRANDS, INC.,
as sole member

	By:	/s/ Robert M. Lavan
	Name:	Robert Lavan
	Title:	Chief Financial Officer

2

Guaranty of Turning Point Brands, Inc.

Turning Point Brands, Inc. hereby absolutely, unconditionally and irrevocably guarantees to Seller the full and punctual performance of and compliance with all covenants, agreements and other obligations of Buyer, now or hereafter existing, under this Agreement, including Buyer's indemnification obligations in Article VIII.  This is an absolute, present, primary and continuing guaranty of performance, payment and compliance.  Turning Point Brands, Inc. acknowledges and agrees that its liability under Guaranty is joint and several with Buyer and, upon any breach or default by Buyer, Seller shall not be obligated to first attempt enforcement against Buyer.  The liability of Turning Point Brands, Inc. hereunder is irrevocable, continuing, absolute and unconditional and the obligation of Turning Point Brands, Inc. hereunder shall not be discharged or impaired or otherwise affected by, and Turning Point Brands, Inc. waives any defenses to enforcement it may have (now or in the future) by reason of any illegality or lack of validity or enforceability of such obligation or the Stock Purchase Agreement or any related agreement or instrument or any defense, set-off or counterclaim (other than a defense of payment or performance or any set-off or counterclaim arising under this Agreement) that may at any time be available to, or be asserted by, Buyer against Seller.  Turning Point Brands, Inc. executes and delivers this guaranty in consideration of, and to induce Seller to enter into this Agreement, and Turning Point Brands, Inc. acknowledges that Seller would not have entered into the Stock Purchase Agreement but for this guaranty.  Turning Point Brands, Inc. will derive substantial benefits from the consummation of the transactions contemplated by the Stock Purchase Agreement.

TURNING POINT BRANDS, INC.

By	/s/ Robert M. Lavan

Title:	Chief Financial Officer

3

List of exhibits & schedules omitted (except as otherwise noted) but will be furnished supplementally to the Securities and Exchange Commission upon request:

EXHIBIT A:	Company Outstanding Capitalization (pre-Restructuring)
EXHIBIT B:	Form of Estimated Closing Statement
EXHIBIT C:	Form of Employment Agreement (omitted except for agreements with Nicolas Molina and David Epstein)
EXHIBIT D:	Shareholders' Guaranties
EXHIBIT E:	[Intentionally Deleted]
EXHIBIT F:	List of Institutional Shareholders
EXHIBIT G:	Form of Buyer Parent Note
EXHIBIT H:	Allocation Schedule
EXHIBIT I:	Form of General Release
EXHIBIT J:	List of Bonused Employees
EXHIBIT K:	Securities Exchange Agreement

4

EXECUTION COPY

EXHIBIT C – Form of Employment Agreement

Employment Agreement

This Employment Agreement (this "Agreement") is entered into between International Vapor Group, LLC, a Delaware limited liability company (the "Company"), and Nicolas Molina, a resident of the State of Florida ("Employee"), effective as September 5, 2018 (the "Effective Date").

On the date hereof, Turning Point Brands, LLC, a Delaware limited liability company ("Buyer"), is acquiring all of the issued and outstanding equity interests of the Company (the "Acquisition").  In connection with, and conditioned upon the closing of, the Acquisition, Buyer requires the Company and Employee to enter into this Agreement to set forth the terms and conditions of Employee's employment with the Company.

Employee has become and will continue to become familiar with and aware of information as to the products, customers, specific manner of doing business, and future plans with respect thereto, of the Company and its Affiliates (as defined below), all of which have been and will be established and maintained at significant expense to the Company.  Employee agrees that this information includes trade secrets and constitutes a valuable asset of the Company.

Employee further agrees that the restrictive covenants contained herein are reasonably necessary to protect the Company's and its Affiliates' legitimate business interests, including but not limit to, its trade secrets, confidential business information, customer relationships, and customer goodwill.

For good and valuable consideration provided to Employee, including, but not limited to, the compensation and benefits paid to Employee while employed with the Company and the continuation of Employee's employment with the Company, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Article I.	Definitions

For the purposes of this Agreement the following definitions shall apply:

Section 1.01       "Affiliates" of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, including without limitation, the Company's subsidiaries and Buyer and Buyer's direct and indirect parent companies.

Section 1.02       "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

Section 1.03       "Person" means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association or other entity.

Article II.	Employment

Section 2.01       During the Term (as defined below), the Company shall employ Employee, and Employee hereby accepts such employment, to serve the Company as President, reporting to Larry Wexler (or other Person designated by Buyer).  Subject to the direction and control of Larry Wexler, Employee shall have such powers and duties as are customarily associated with the position of President.  Employee also shall perform such other duties as may be from time to time assigned to Employee by Larry Wexler.  Employee agrees to serve the Company competently and to devote all of his business time and attention and his best efforts to the affairs of the Company and the performance of his duties hereunder.

Section 2.02       Employee will not, without Company's prior consent, engage in other business activities, whether or not such business activity is pursued for profit, gain or other benefit to Executive.  Executive may invest Executive's assets in investments that do not require any services by Executive in the operation of the business in which the investments are made. Executive may serve on boards of directors, provided that such service does not prevent Executive from devoting full time and attention to the affairs of Company and does not create a conflict of interest with Executive's duties and obligations to the Company.

Article III.	Term and Termination

Section 3.01       The term of Employee's employment with the Company under this Agreement (the "Term") shall commence as of the Effective Date and shall end on the earlier to occur of the second anniversary of the Effective Date or termination of Employee's employment with the Company pursuant to the provisions of Section 3.b., below.

Section 3.02      Notwithstanding any of the provisions of this Agreement, either the Company or Employee can terminate the employment relationship at any time, for any reason or no reason, with or without Cause (provided, however, that prior to the second anniversary of the Effective Date, the Company shall not have the ability to terminate Employee without Cause).  If Employee resigns from employment with the Company, Employee will give the Company at least 30 calendar days' prior written notice of resignation.  Subject to the preceding, employment will end on the termination date stated in the Company's notice of termination to Employee or in Employee's notice of resignation to the Company, as applicable.  The Company may, in its discretion, waive any notice period stated in Employee's notice of resignation, in which case employment will end immediately upon such waiver or alternative date stated in the waiver.

Section 3.03      If Employee's employment is terminated for any reason, then Employee will be entitled to payment of his base compensation under Section 4.a.  through the date of termination of employment, a pro rata portion of the annual bonus under Section 4.b. for the year of termination (as measured by the number of days that Employee was employed during such year) and, if applicable, the applicable portion of the Exit Bonus, the Performance Bonus and the Synergy Bonus, payable as described below, subject to execution by Employee of a Release as described in Section 4.i. below. If Employee shall terminate his employment for Good Reason, then, in addition to the foregoing, Employee shall continue to receive, until the second anniversary of the Effective Date, payment of his base compensation under Section 4.a., an annual bonus under Section 4.b., continued coverage under all employee benefit plans, and the Exit Bonus, the Performance Bonus and the Synergy Bonus, payable as described below, subject to execution by Employee of a Release as described in Section 4.i. below.

Section 3.04       A termination of employment by the Company for any of the following reasons shall be considered a termination for "Cause" under this Agreement:

(a)        Employee willfully fails to render required or expected services in accordance with this Agreement, subject to the providing of prior written notice allowing for 30 days' opportunity cure such failure;

(b)        Employee is willfully in breach any of the material terms and conditions of this Agreement, subject to the providing of prior written notice allowing for 30 days' opportunity to cure such breach;

(c)        insubordination, consisting of Employee's continued willful failure to take specific action that is material to the operation of the Company and within Employee's individual control and consistent with Employee's duties and responsibilities subject to the providing of prior written notice allowing for 30 days' opportunity to cure such failure;

(d)        Employee willfully violates any material rule, policy, procedure or other requirement of the Company, subject to the providing of prior written notice allowing for at least 30 days' opportunity cure such failure;

(e)        Employee's commission of an act of fraud, embezzlement or similar dishonest act against the Company or any customer, client or business associate of any of the TPB Group; or

(f)         Employee's indictment or conviction for any felony or crime of dishonesty.

e.            A termination of employment by Employee for any of the following reasons shall be considered a termination for "Good Reason" under this Agreement:

i.     a decrease in the base compensation, bonus (other than the annual bonuses which may fluctuate subject to the Company's discretion) or employee benefits identified in this Agreement (other than changes in employee benefits affecting the Company's employees generally);

ii.   a material diminution in Employee's title, role, authority or responsibilities as President or an adverse change in Executive's reporting structure or reporting relationships;

iii.   a relocation of Executive's principal office to a location that is in excess of 25 miles from the Company's principal office as of the Effective Date; or

iv.   any continued material breach by the Company of this Agreement, subject to the providing of prior written notice allowing for at least 30 days' opportunity cure such breach.

Article IV.	Compensation

Section 4.01        Base Compensation.  Employee's base compensation will be at an annual rate of $350,000, paid consistent with the terms of this Agreement and the general payroll practices of the Company.  During Employee's employment, Employee's annual base compensation shall be subject to any adjustment approved by the Company, at its sole discretion; provided, however, that Employee's base compensation may not be reduced.

Section 4.02     Annual Bonuses and Equity Compensation.  The Company will adopt annual bonus plans that are consistent with Turning Point Brands, Inc.'s bonus plans, which allows Employee a bonus potential of 10% to 50% (the exact percentage being subject to the Company's discretion) of Employee's compensation.  All annual bonuses will be paid by March 15th of the calendar year after the year for which the bonus is earned, regardless of whether or not Employee shall remain employed as of the date of payment.  Employee will also be eligible for equity awards such as restricted equity or equity options as are applicable to the Company's executive employees generally, to the extent such plans are adopted by the Company.

Section 4.03        Exit Bonus.

(a)              Unless Employee shall have voluntarily terminated his employment for other than Good Reason within six months after the Effective Date and subject to the terms of Section 4.i., Employee will be entitled to a bonus (the "Exit Bonus") equal to the greater of (A) $1,400,000, if the Combined Two-Year EBITDA is equal to or greater than Target EBITDA, or (B) a percentage of the $1,400,000, equal to the percentage the Combined Two-Year EBITDA is of Target EBITDA (e.g., if the Combined Two-Year EBITDA amount is 65% of the Target EBITDA, then the Exit Bonus will be 65% of $1,400,000).

(b)             The Exit Bonus will be paid during the 60-day period beginning 30 days after the second annual anniversary of the Effective Date once the final Combined Two-Year EBITDA is calculated.

(c)            "Target EBITDA" means an amount equal to $8,000,000 (representing the Term 1 EBITDA Target) plus an amount (representing the Term 2 EBITDA Target) equal to 110% of Term 1 consolidated Adjusted EBITDA of the following combined entities, divisions, business units, websites and brands, as the case may be: (A) the Company; (B) Vapor Shark; (C) retail operations of Vapor Supply; (D) any new division or business originating from the ecig.com website (i.e., excluding any existing business utilizing the ecig.com name or website, including but not limited to eCig.com Arlington LLC, eCig.com Austin LLC, and eCig.com LLC); and (E) any new division or business originating from the relaunch of the DripCo e-liquid brand (i.e., excluding any existing business utilizing the DripCo e-liquid brand, including but not limited to DripCo.com LLC); plus Adjusted EBITDA for Vapor Beast during the Term 1 period.  Notwithstanding the foregoing, however, if and to the extent that Employee's duties shall be expanded to include management of any other existing TPB Group business, and/or any business which may be acquired by any TPB Group business (including the Company) after the date hereof, the parties will negotiate in good faith to include the EBITDA of such additional and/or acquired business in the calculation of Adjusted EBITDA and to agree upon a revised Target EBITDA figure reflecting such inclusion and the additional management duties of Employee.

(d)                "Combined Two-Year EBITDA" means the Term 1 EBITDA Amount plus the Term 2 EBITDA Amount.

(e)              "Term 1 EBITDA Amount" means the Term 1 consolidated Adjusted EBITDA for the following entities, divisions, business units, websites and brands, as the case may be: (A) the Company; (B) Vapor Shark; (C) retail operations of Vapor Supply; (D) any new division or business originating from the ecig.com website (i.e., excluding any existing business utilizing the ecig.com name or website, including but not limited to eCig.com Arlington LLC, eCig.com Austin LLC, and eCig.com LLC); and (E) any new division or business originating from the relaunch of the DripCo e-liquid brand (i.e., excluding any existing business utilizing the DripCo e-liquid brand, including but not limited to DripCo.com LLC).

(f)              "Term 2 EBITDA Amount" means the Term 2 consolidated Adjusted EBITDA for the following combined entities, divisions, business units, websites and brands, as the case may be: (A) the Company; (B) Vapor Shark; (C) retail operations of Vapor Supply; (D) any new division or business originating from the ecig.com website (i.e., excluding any existing business utilizing the ecig.com name or website, including but not limited to eCig.com Arlington LLC, eCig.com Austin LLC, and eCig.com LLC); and (E) any new division or business originating from the relaunch of the DripCo e-liquid brand (i.e., excluding any existing business utilizing the DripCo e-liquid brand, including but not limited to DripCo.com LLC); and (F) Vapor Beast.

(g)                "Term 1" means the period commencing on the Effective Date and ending on the first anniversary of the Effective Date.

(h)               "Term 2" means the period commencing on the first anniversary of Effective Date and ending on the second anniversary date of the Effective Date.

(i)                 "Adjusted EBITDA" means the unadjusted aggregate EBITDA of the entities, division, business units, websites and brands included in the definition of “Target EBITDA” on a consolidated basis (each an “Included Business”), excluding from the calculation thereof the following items: (A) all FDA PMTA and related costs, (B) all nonrecurring or startup costs associated with new liquid production capabilities or similar endeavors, (C) any fees, costs and expenses incurred by or on behalf of the Company or Buyer in connection with the Acquisition, including but not limited to any brokerage fees, commissions, finders' fees, investment banking fees and financial advisory fees, fees paid to lenders, legal expenses and payments to other  individual service providers, in each case in connection with the Acquisition, (D) any salaries, bonuses, benefits, reimbursements or consulting, management or other fees paid to Buyer or its Affiliates, (E) any expenses related to the board of directors (or equivalent) of the Included Businesses, (F) any earnings and/or losses from any business acquisitions by any Included Business, (G) any fees, costs and expenses incurred in connection with pursuing or consummating any business acquisitions by any Included Business, (H) any incentive compensation, Exit Bonus, Performance Bonus, or other bonus compensation paid or payable to Nicolas Molina and David Epstein, (I) product launch costs, (J) non-recurring one-time costs and expenses incurred in connection with operating improvements, restructurings and other similar initiatives, (K) corporate or parent selling, general and administrative overhead allocations, and (L) any and all other types of fees, costs and expenses as the parties may mutually agree.

(j)                 "EBITDA" means earnings before interest, taxes, depreciation and amortization, as determined in accordance with GAAP.

Section 4.04       Performance Bonus.  Unless Employee shall have voluntarily terminated his employment for other than Good Reason prior to the second anniversary of the Effective Date, then Employee will be entitled to an additional bonus (the "Performance Bonus"), payable during the 90-day period beginning 30 days after the second annual anniversary of the Effective Date once the final Combined Two-Year EBITDA is calculated.  If Combined Two-Year EBITDA exceeds Target EBITDA, then the Company shall pay Employee a $700,000 Performance Bonus.  If Combined Two-Year EBITDA is less than Target EBITDA, then Employee will be entitled to an amount equal to a percentage of $700,000, equal to the percentage the Combined Two-Year EBITDA is of Target EBITDA (e.g., if Combined Two-Year EBITDA amount is 45% of Target EBITDA, then the Performance Bonus will be $315,000 (45% of $700,000)).  If Employee shall have voluntarily terminated his employment for other than Good Reason prior to the second anniversary of the Effective Date, then Employee will be entitled to a percentage of the Performance Bonus amount calculated above equal to the percentage of the two-year period during which Employee remained employed by the Company (e.g., if Employee is employed for 14 months and the Two-Year EBITDA Amount is 45% of Target EBITDA, then he would be entitled to 14/24 of $315,000).

Section 4.05        Synergy Bonus.

(a)             Unless Employee shall have voluntarily terminated his employment for other than Good Reason prior to the first anniversary of the Effective Date, then the Company will pay Employee an additional bonus amount to reflect the amount of synergies created with respect to the period commencing on the Effective Date and ending on the second anniversary of the Effective Date through the Acquisition (the "Synergy Bonus").  Attachment A sets forth the procedures for determining the amount of the Synergy Bonus.

(b)            The Synergy Bonus will be an amount equal to 17.5% of calculated synergies, up to a maximum Synergy Bonus of $1,050,000; provided, however, that if David Epstein shall have voluntarily terminated his employment for other than Good Reason prior to the second anniversary of the Effective Date, then Employee's Synergy Bonus will be an amount equal to 25% of calculated synergies, up to a maximum Synergy Bonus of $1,500,000.  Any annual cash bonus amounts paid or payable to Employee under Section 4.b. of this Agreement or otherwise with respect to the period commencing on the Effective Date and ending on the second anniversary of the Effective Date shall reduce dollar-for-dollar any Synergy Bonus amount payable to Employee.

(c)                Subject to the procedures set forth on Attachment A, the Synergy Bonus, if applicable, will be paid within 90 days after the second anniversary of the Effective Date, but in no event shall the Synergy Bonus be paid later than March 15th of the calendar year after the calendar year in which the second anniversary of the Effective Date occurs.

Section 4.06      Commercially Reasonable Efforts to Achieve Bonus Amounts.  The Company will use commercially reasonable efforts to maximize the Employee's ability to earn the Synergy, Exit and Performance bonus amounts payable under this Agreement, subject to the application of the business judgment rule and fiduciary duties.  In particular, the Company will not take any action with respect to a material asset of the Company with the intent of reducing the Company's operational capacity or profitability or take any action, directly or indirectly, in bad faith with the purpose of avoiding or reducing the Company's obligation with respect to the Synergy, Exit or Performance Bonus, provided that nothing in this paragraph shall require the Company to continue to employ the Employee for any period of time beyond the Term.

Section 4.07       Calculations.  The Combined Two-Year EBITDA Amount and any other amounts to be calculated under this Agreement shall be determined by the Company's regular finance and accounting staff in good faith.  The Company may (but is not obligated to) seek review of calculations by the Company's regularly employed accounting firm (which shall be a nationally-recognized accounting firm selected by the Company and may be the accounting firm employed by Buyer), and in that case the accounting firm's determination shall be final and binding on the Company and the Employee.

Section 4.08       Change in Control.  Unless Employee shall have previously voluntarily terminated his employment for other than Good Reason, if there is a Change in Control prior to the second anniversary of the Effective Date, Employee will be entitled to the maximum Exit Bonus ($1,400,000) and Performance Bonus ($700,000) possible under this Agreement.  Such bonus amounts will be paid within 30 days of the closing of the Change in Control.  For purposes of this provision, "Change in Control" means any person or group of persons within the meaning of § 13(d)(3) of the Securities Exchange Act of 1934 who are not affiliated with Buyer or Buyer's Affiliates, acquires, directly or indirectly, ownership or control of at least 51% of the Company's equity, or acquires all or substantially all of the Company's assets, provided that in each case the Change in Control constitutes a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company under Internal Revenue Code (the "Code") Section 409A and the Treasury Regulations promulgated thereunder.

Section 4.09      Release.  If any Exit Bonus, Performance Bonus, Synergy Bonus or other amount is to be paid to Employee following Employee's termination of employment with the Company, Employee shall be entitled to payment of such amount(s) only if Employee signs and delivers to Company, and does not revoke, a general release of all claims Employee has or may have against the Company, its affiliates and their respective employees and directors, in the form attached hereto as Attachment B (the "Release"), and returned no later than 14 days before the latest date the bonus can be paid under the terms of this Agreement or such earlier deadline set by the Company for return of the Release.

Section 4.10       Other Fringe Benefits.  Employee will be eligible for Company benefits and incentives appropriate for his position and to the extent such items are offered by the Company.  For the period through December 31, 2018, Employee's fringe benefits will be consistent with those provided by International Vapor Group, Inc. for calendar year 2018 prior to entering into this Agreement.  For the period commencing January 1, 2019, the Company's and Employee's fringe benefits will generally be consistent with those provided to employees of Turning Point Brands, Inc., subject to applicable plan and legal requirements.

Section 4.11       Tax Withholding.  The Company shall withhold and deduct from the compensation paid to Employee amounts as may be required under applicable tax law.  Employee shall be responsible for any employee tax liability arising as a result of the compensation payable under the terms of this Agreement.

1.	Confidential Information

Section 4.12       For purposes of this Agreement, the term "Confidential Information" means all confidential, proprietary, and/or non-public information, whether or not in a written or recorded form, concerning the business and affairs of the Company and its Affiliates.  Confidential Information shall include, but shall not be limited to, information concerning:

(a)        the terms and conditions of this Agreement;

(b)        trade secrets concerning the business of the Company and any of its Affiliates, data, know-how, processes, designs, and samples relating to the Company and its Affiliates;

(c)        the Company's suppliers, customers, prospective customers, and contracts or arrangements (including special terms and deals); and

(d)       the Company's financial condition, results of operations, marketing plans, business plans, operations, pricing, promotions, and business strategies and methods.

Section 4.13       Employee acknowledges and agrees that all Confidential Information is the sole and exclusive property of the TPB Group.  Accordingly, both during and after employment with the Company (whether such separation from employment is voluntary or involuntary, or with or without Cause), Employee shall not use, or disclose to any third party, any Confidential Information for any reason other than as intended within the scope of Employee's employment or as approved by the Company in writing.

Section 4.14        Notwithstanding any other provision of this Agreement, Employee may disclose Confidential Information to the extent such disclosure is required by law or legal process, provided that Employee shall, if permitted by law, give prompt written notice of any such request for such information to the Company prior to making such disclosure.  Employee agrees to cooperate with the Company to the extent practicable or lawful to challenge the request for information or limit the scope thereof, as the Company may reasonably deem appropriate.

Section 4.15      Upon separation of employment for any reason, or at any other time upon request of the Company, Employee shall immediately deliver to the Company all documents, materials, and data (including copies thereof) relating to the business of the Company and its Affiliates.  Further, upon the written request of the Company, Employee shall erase any Confidential Information stored by electronic means from any computer or other device personally owned, maintained and/or used by Employee.

Article V.	Non-Compete; Non-Solicitation; Non-Disparagement

Section 5.01      Non-Compete.  During Employee's employment with the Company and for a period of two (2) years following termination of employment for any reason or no reason, Employee shall not, directly or indirectly, engage in, own, manage, operate, finance, control, or participate in the ownership, management, operation or control of any business which (i) engages in the design, manufacture, marketing, advertising, sale and promotion of electronic nicotine delivery systems (ENDS), including without limitation, electronic cigarette products, vaporizers, tanks and mods, e-liquids, and related accessories (collectively, the "Restricted Business") anywhere in the United States or the world where the Company, Turning Point Brands, Inc., the Buyer, or their respective subsidiaries (collectively, the "TPB Group") engaged in the Restricted Business during Employee's employment with the Company or in which the Company had plans to participate at the time of Employee's employment, or (ii) competes with the products which are being manufactured or sold by any of the TPB Group on the date of the termination of employment.  Notwithstanding the foregoing restriction, Employee may purchase or acquire in the aggregate, as a passive investment, up to (but not more than) five percent of any class of securities of any enterprise which is engaged in competitive activities if such securities are listed on any national securities exchange or have been registered under the applicable provisions of the Securities Exchange Act of 1934 or any foreign securities exchange, provided Employee does not otherwise participate in any activities of the enterprise.

Section 5.02       Non-Solicitation.  During Employee's employment with the Company and for a period of two (2) years after termination of Employee's employment with the Company for any reason or no reason, Employee will not (i) directly or indirectly, attempt to induce any person who is an employee of any of the TPB Group (including any person who was employed with the Company during the two-year period immediately prior to Employee's employment with the Company) to leave the employ of any of the TPB Group or directly or indirectly employ such person; (ii) directly or indirectly solicit or attempt to solicit or assist anyone else to solicit any client or person or entity specifically identified as a potential client of any of the TPB Group as of the date of Employee's termination of employment, for the purpose related to a Restricted Business or selling products or services similar to those sold by any of the TPB Group; (iii)  directly or indirectly solicit or attempt to solicit, or assist anyone else to solicit any potential target identified by any of the TPB Group within the 12 month period prior to the date of Employee's termination of employment, as a candidate for acquisition by any of the TPB Group, for the purpose of acquiring such candidate; or (iv) directly or indirectly, solicit a customer or client of, supplier to or other party having material business relations with any of the TPB Group.

Section 5.03        Non-Disparagement.  Each party agrees that during and after termination of Employee's employment with the Company, he or it will not disparage the other party or any of his or its Affiliates, directors, officers, employees or agents or assist in or encourage any activity or efforts to damage the business reputation or goodwill of the other party and his or its Affiliates, including their relationships with the public, customers, and employees.  Notwithstanding the foregoing, neither Employee nor the Company shall be restricted from making any disclosures as may be necessary to comply with applicable law.

Article VI.	Enforcement of Restrictive Covenants

Section 6.01       Because of the difficulty in measuring economic losses to the TPB Group as the result of a breach of covenants in Section 6 of this Agreement, Employee agrees that damages at law for violation of the restrictive covenants contained herein would not be an adequate or proper remedy to the TPB Group.  If Employee violates any of the provisions of such covenants, Employee agrees that any of the TPB Group shall be entitled to obtain a temporary or permanent injunction, as appropriate, against Employee in any court having jurisdiction over the person and the subject matter, prohibiting any further violation of any such covenants.  None of the TPB Group shall not be required to post bond.  The injunctive relief provided herein shall be in addition to any award of damages, compensatory, exemplary or otherwise, payable by reason of such violation.

Section 6.02       Employee represents and acknowledges the restrictive covenants set forth in Section 6 of this Agreement do not in any respect inhibit Employee's ability to earn a livelihood in his chosen profession without violating the restrictive covenants contained herein.  The TPB Group by these covenants has attempted to limit Employee's right to compete only to the extent necessary to protect the Company from unfair competition.

Section 6.03    The parties agree that the restrictive covenants contained in Section 6 of this Agreement are severable, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant.  Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth herein are unenforceable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and this Agreement shall thereby be reformed.  All of the covenants in Section 6 of this Agreement shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Employee against any of the TPB Group, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by any of the TPB Group of such covenants.

Section 6.04      It is specifically agreed by the parties that the restrictive periods following the termination of Employee's employment stated in Section 6 of this Agreement shall be computed by excluding from such computation any time during which Employee is in violation of any provision of Section 6 of this Agreement.  Each member of the TPB Group is a third-party beneficiary of Section 6 of this Agreement and may enforce its terms against Employee.

Article VII.	Work Product

Section 7.01    Employee acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, and all similar or related information (whether or not patentable) which relate to any of the TPB Group's actual or anticipated business, research and development, or existing or future products or services, and which are conceived, developed, made, or reduced to practice by Employee, alone or with others, while employed by the Company (collectively, "Work Product") belong exclusively to applicable member of the TPB Group.  Employee hereby assigns to the Company all right, title, and interest in and to such Work Product.  Employee shall promptly disclose such Work Product to the Company and perform all actions reasonably requested by the Company (whether during or after employment) to establish and confirm such ownership (including, without limitation, the execution of assignments, consents, powers of attorney, and other instruments).

Section 7.02       Employee further acknowledges and agrees that all writings and documentation of any kind produced by Employee in the course of working for the Company, are works for hire (as that term is defined by U.S. Copyright law) and the property of the Company, without payment or royalty or any other consideration to Employee, including, without limitation, any copyrights in such writings and documentation.  To the extent that any such works may not, by operation of law or otherwise, be a work made for hire, Employee hereby irrevocably assigns to the Company copyright in such works, whether published or unpublished, and agrees to take any such additional steps, including, without limitation, all those specified in Section 8.a, to secure and maintain such copyright for the Company.

Article VIII.	Negotiation and Drafting

Employee acknowledges that this Agreement has been negotiated at arms' length by the parties.  Neither of the parties is under any compulsion to enter into this Agreement.  This Agreement is deemed to have been drafted jointly by the parties.  Any uncertainty or ambiguity will not be construed for or against any party based on attribution of drafting to any other party.

Article IX.	Notices

All notices or deliveries authorized or required pursuant to this Agreement shall be in writing and shall be given by registered or certified mail, return receipt requested, postage prepaid; by facsimile; or by national overnight delivery service, and addressed to the intended recipient as set forth below:

To the Company:	International Vapor Group, LLC
c/o Turning Point Brands, Inc.
5201 Interchange Way
Louisville, Kentucky 40229
E-mail: jdobbins@tpbi.com
Attention: James Dobbins

To Employee:	Nicolas Molina
8230 SW 53 Avenue
Miami, Florida 33143
E-mail: nick@internationalvapor.com

Notice sent by certified or registered mail or by overnight delivery will be effective upon the date of receipt or of refusal as indicated by the U.S. Postal Service "green card" or by the overnight delivery records.  Notice sent by facsimile will be effective upon receipt as confirmed by a machine-printed report of successful transmission.  Any party may change the address to which notices and other communications hereunder are to be delivered by giving the other party notice in the manner set forth in this Agreement.

Article X.	Termination of Prior Agreements

The Company and Employee hereby acknowledge and agree that any employment, compensation, confidentiality, non-solicitation and/or similar agreement or arrangement between Employee, on one hand, and the Company or its corporate predecessor, on the other hand, entered into prior to the Effective Date (each, a "Prior Agreement") is hereby terminated and that, as of the Effective Date, neither the Company nor its predecessor corporation shall have any further responsibility for any obligation or liability under any Prior Agreement.

Article XI.	Entire Agreement

This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, oral or written, between the parties with respect to the matters contained in this Agreement, including any Prior Agreements.  Employee has no oral representations, understandings or agreements with the Company or any of its officers, directors or representatives covering the same subject matter of this Agreement.  This Agreement shall not be modified in any manner except by instrument in writing signed by, or on behalf of, the parties hereto.  Any of the terms and conditions of this Agreement may be waived in writing at any time only by the party which is entitled to the benefits thereof.  No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provisions hereof (whether or not similar).

Article XII.	Survival

All provisions of this Agreement that by their nature are intended to survive termination of this Agreement, including, without limitation Sections 5, 6, 7, 8, 10, 12, 13, 14, 17, and 20 shall survive termination of this Agreement and continue in full force in accordance with their terms.

Article XIII.	Applicable Law

This Agreement shall be governed in all respects by the laws of the State of Delaware without giving effect to the conflicts of laws principles thereof.  Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts located in the State of Delaware, for any action, proceeding or investigation in any state or federal court or before any governmental authority arising out of or relating to this Agreement and the transactions contemplated hereby and further agrees not to commence any litigation relating thereto except in such courts.  Each of the parties hereto agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in this Agreement or subsequent notified change of address, shall be effective service of process for any litigation brought against it.

Article XIV.	Compliance with Internal Revenue Code Section 409A

a.                In the event that Section 409A of the Code applies to any provisions of this Agreement, it is intended that such provisions comply with the requirements of Section 409A and this Agreement shall be construed and administered in accordance with Section 409A.  Any payments under this Agreement that may be excluded from Section 409A as a short-term deferral shall be excluded from Section 409A to the maximum extent possible.  If a payment is to be made during a period of time such as a 90-day period, Employee shall have no right to designate the payment date.  For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a "separation from service" under Section 409A.  Notwithstanding the foregoing, Company makes no representations that the payments and benefits provided under this Agreement comply with, or are exempt from compliance from, Section 409A and in no event shall Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.

b.                Notwithstanding any other provision of this Agreement, if any payment or benefit provided to Employee in connection with his termination of employment is determined to constitute "nonqualified deferred compensation" within the meaning of Section 409A that is not exempt from Section 409A and Employee is determined to be a "specified employee" as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the date of termination (the "Specified Employee Payment Date") to the extent required by Section 409A.  The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to Employee in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

Article XV.	Assignment

This Agreement shall be binding upon, and is intended to inure to the benefit of and be enforceable by, each of the parties and its or his successors and assigns (including, in the case of the Company, each successor to the Company by reason of a change of control).  Accordingly, Employee agrees that the Company may freely assign this Agreement or any payroll, benefits and other related functions, to Buyer or any of its Affiliates without Employee's consent, and Employee will continue to be bound by the provisions of this Agreement for the benefit of the Company and its successors and assigns, any of which may enforce the Company's rights under this Agreement.  Employee may not assign or delegate Employee's obligations hereunder without the prior written consent of the Company.

Article XVI.	Severability

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction, shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Article XVII.	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same Agreement.

Article XVIII.	Headings

Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

Article XIX.	Key Man Insurance

Employee acknowledges that the Company may wish to purchase insurance on the life of Employee, the proceeds of which would be payable to a member of the TPB Group.  Employee hereby consents to such insurance and agrees to submit to any medical examination and release of medical records required to obtain such insurance.

Article XX.	JURY TRIAL WAIVER AS TO ALL CLAIMS

Employee and the Company each hereby knowingly waives any right either of them may have to a trial by jury with respect to any action or proceeding related to or arising out of any claims, whether statutory, contractual, or at common law, under or in conjunction with this Agreement, Employee's employment with the Company or the termination of such employment, including any claims of discrimination.  The parties agree that this waiver of the right to jury trial is done knowingly, voluntarily, and free from duress or coercion.  The parties understand that they have a right to consult with a person of their choosing, including an attorney, before signing this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above, but effective as of the Effective Date.

INTERNATIONAL VAPOR GROUP, LLC		EMPLOYEE

By	/s/ Robert M. Lavan	/s/ Nicolas Molina
Nicolas Molina, Individually
Title:	Chief Financial Officer

ATTACHMENT A

Applicable Synergies and Baseline for Calculating Synergies

Synergies shall be collaboratively determined in good faith by the Company and Employee, and shall include, but not be limited to:

(A) the Company bottling its eliquids in-house instead of through their current outsourced co-packer,

(B) elimination of employees due to redundancy, and

(C) elimination of warehouse facilities as a result of centralizing fulfillment.

The Company and Employee shall negotiate in good faith and shall mutually agree upon the complete list of synergies, as well as the financial baselines to be used to determine the amount of synergies created.

Procedure for determining the Synergy Bonus:

(a)             Within thirty (30) days following the second anniversary of the Effective Date, the Company shall deliver to the Employee a report (the "Synergy Bonus Statement") calculating the amount of the Synergy Bonus.

(b)           Following the delivery by the Company of the Synergy Bonus Statement, and continuing until the amount of the Synergy Bonus has been finally determined in accordance with the terms hereof, the Company shall (i) permit the Employee, his accountants and other relevant representatives to consult with the Company's accountants, and (ii) provide to the Employee, its accountants and other relevant representatives reasonable access during reasonable hours and under reasonable circumstances to all relevant books and records of the Company relating to the preparation of the Synergy Bonus Statement, in each case upon prior written notice as reasonably requested by the Employee in connection with its review thereof.

(c)            Within 90 days following receipt by the Employee of the  Synergy Bonus Statement, the Employee may deliver to the Company written notice (a "Synergy Bonus Disagreement Notice") of the Sellers' disagreement with the calculation of the Synergy Bonus in the Synergy Bonus Statement, which notice shall set forth in reasonable detail (i) the basis for such disagreement and Employee's determination of the items in dispute and (ii) based thereon, the Employee's calculation of the Synergy Bonus.  If the Employee does not deliver a Synergy Bonus Disagreement Notice within such 90 day period, or if anytime during such period the Employee delivers a written notice to the Company that it accepts the Synergy Bonus Statement as prepared and delivered by the Company, the Employee shall be deemed to have accepted the Synergy Bonus Statement as final, conclusive and binding in all respects.  Any item not identified and disputed in the Synergy Bonus Disagreement Notice shall be deemed final, conclusive and binding on the parties as set forth in the Synergy Bonus Statement.

(d)            During the thirty (30) days following the Company's receipt of a Synergy Bonus Disagreement Notice, the Company and the Employee shall seek in good faith to resolve in writing any differences which they have with respect to the matters specified therein. If the Company and the Employee are unable to resolve in good faith the disputed items set forth in the Synergy Bonus Disagreement Notice within thirty (30) days following the Company's receipt of the Synergy Bonus Disagreement Notice (or such longer period as the Company and the Employee may mutually agree in writing), such dispute shall be submitted to the Independent Accountant and resolved pursuant to the procedures and other provisions in Sections 2.04(c)(iii)and (iv) of the Stock Purchase Agreement.  For purposes of the fee section, Employee shall replace "Sellers".

ATTACHMENT B
TO
EMPLOYMENT AGREEMENT

FORM OF RELEASE AND SEVERANCE AGREEMENT TO BE COMPLETED BY COMPANY IN CONNECTION WITH SEVERANCE OF EMPLOYMENT

This Release and Severance Agreement (this "Release") is entered into by and between [___________________] ("Executive") and ___________("Employer") and, collectively with its parent(s), subsidiary(ies), and all other related companies (collectively, "Company").  Executive and Company are referred to herein as the "Parties."

RECITALS

A.            Executive and Employer are parties to an Employment Agreement, dated as of [____________________] (the "Employment Agreement"), which provides for severance after termination in certain circumstances, conditioned upon Executive first signing a general release of claims following termination of Executive's employment, which release becomes irrevocable in accordance with its terms (capitalized terms not otherwise defined herein shall have the respective meaning set forth in the Employment Agreement).

B.             This Release is the contemplated release of claims under the Employment Agreement, and Executive has had notice of this Release since the Employment Agreement was executed, it being annexed thereto, and is being provided to Executive in final form on [_________], which is no later than seven (7) days after the Executive's Separation Date (the "Presentation Date").

C.              Executive's employment with Employer [ended or will end] on [___________________________] (the "Separation Date").

D.              The Parties desire to settle any and all other claims, if any, that Executive may have against Company or any of its current or former employees and/or agents that are releasable by law.

THE PARTIES, INTENDING TO BE LEGALLY BOUND, AGREE AS FOLLOWS:

PART I

For and in consideration of the promises made herein by Executive in Part II and Part III of this Release, and his performance thereof, the sufficiency of which, either separately or combined, is hereby acknowledged, Company agrees as follows:

1.1          Bonuses and Severance Benefits to Executive. In exchange for Executive signing this Release, complying with its terms, and not revoking this Release, Company will pay to Executive the Exit Bonus, the Performance Bonus, the Synergy Bonus, and earned but unpaid base compensation and annual bonuses, in case in accordance with the terms of the Employment Agreement, and the following "Severance Benefits:" [insert description of severance pay and reimbursement of COBRA premiums]

Payment of these Severance Benefits will begin within 14 days after (1) Executive signs this Release and returns it to Company within the time period/deadline set forth in Part II, paragraph 2.3 below and (2) the seven (7) day revocation period in Part II, paragraph 2.4 below has expired, and Executive has not exercised his/her right to revoke this Release in accordance with Part II, paragraph 2.4 below.1 The first installment payment will include payment for any amounts accrued during the period from the Separation Date through the date of the first installment payment.

1.2          Separate and Adequate Age Claim Consideration.  The Parties expressly agree and acknowledge that a portion of the Severance Benefits in paragraph 1.1 above represents separate and adequate consideration, to which Executive is not otherwise entitled, in exchange for Executive's Age Claim Waiver, set out below in Part II.  Company's present promise to provide this consideration is exchanged for Executive's present release of any claims falling within the scope of the Age Claim Waiver at the time of the execution of this Release.

PART II

For and in consideration of the promises made herein by Company in Part I of this Release, and its performance thereof, the sufficiency of which is hereby acknowledged, Executive agrees as follows:

2.1           General Release and Waiver of All Claims and Potential Claims. Executive hereby releases all claims and potential claims, known and unknown, against Company that are releasable by law which arise out of or are connected with his employment with, or his separation or termination from, the Company. More specifically, for and on behalf of himself and his family, dependents, heirs, executors, administrators and assigns, Executive hereby irrevocably and unconditionally releases Company and its respective predecessors, successors, and all their past, present or future assigns, parents, subsidiaries, Affiliates, insurers, attorneys, divisions, subdivisions and affiliated entities, together with their respective current and former officers, directors, shareholders, fiduciaries, administrators, trustees, agents, servants, employees, attorneys, insurers and/or representatives, and their respective predecessors, successors and assigns, heirs, executors, administrators, and any and all other affiliated Persons which may have an interest by or through them (collectively "Releasees"), both jointly and individually, from any and all claims, actions, arbitrations, and lawsuits, of any nature whatsoever, known or unknown to Executive, accrued or unaccrued, which he ever had, now has or may have had against Releasees since the beginning of time through the date of execution of this Release which arise out of or are connected with his employment with, or his separation or termination from, the Company. This general release and waiver of claims includes, but is not limited to, any and all claims, demands, causes of action, suits, debts, complaints, liabilities, obligations, promises, agreements, controversies, damages and expenses that are releasable by law (including, without limitation, attorneys fees and costs actually incurred or to be incurred) of any nature or description whatsoever, in law or equity, whether known or unknown, in connection with or arising out of his employment with Company and/or termination of said employment. Claims being released include, without limitation, any and all employment-related claims that are releasable by law arising under federal, state or local statutes, ordinances, resolutions, regulations or constitutional provisions prohibiting discrimination in employment on the basis of sex, race, religion, national origin, age, disability and/or veterans' status, including, but not limited to, claims arising under Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§ 1981, 1981a, 1983 and 1985, the Civil Rights Act of the State in which Executive resides and works, the Sarbanes-Oxley Act, 18 U.S.C. § 1514A, et seq., the Americans With Disabilities Act, the Age Discrimination in Employment Act, the Pregnancy Discrimination Act, the Federal Rehabilitation Act of 1973, Executive Order 11246, the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., the Fair Labor Standards Act, 29 U.S.C. §§ 201, et seq., the Family and Medical Leave Act, 29 U.S.C. §§ 2601, et seq., the Genetic Information Non-Discrimination Act, 42 U.S.C. §§ 2000ff et seq., the Employee Retirement Income Security Act, 29 USC Section 1001 et seq., the Reconstruction Era Civil Rights Acts, the Worker Adjustment and Retraining Notification Act, 29 USC Section 2100 et seq., the Fair Credit Reporting Act, 15 USC Section 1681 et seq., claims covered in Ohio Revised Code Chapters 4111, 4112, and 4113, Ohio Revised Code Section 4123.90, and any related statutes of any other state or locality.  This general release and waiver of claims also includes, but is not limited to, any and all claims for unpaid benefits or entitlements asserted under any plan, policy, benefits offering or program (except as otherwise required by law), any and all contract or tort claims, including, without limitation, claims of wrongful discharge, assault, battery, intentional infliction of emotional distress, negligence, and/or defamation against Releasees.

1 The seven (7) day revocation period in paragraph 2.4 will be included in the Release only if Executive is age 40 or older at the time the Release is signed by Executive.

Nothing in this paragraph 2.1, paragraph 2.2, or any other provision in the remainder of this Release shall be construed to prohibit Executive from talking to, cooperating in any investigation by, and/or filing a charge with, the U.S. Equal Employment Opportunity Commission (the "EEOC"), any other similar state or local fair employment practices administrative agency, or the Securities and Exchange Commission (the "SEC"). However, by signing this Release, Executive hereby waives the right to recover from Releasees any relief from any charge or claim pursued or otherwise prosecuted by him/her, or by Persons like the EEOC acting by or through him/her, including, without limitation, the right to attorneys' fees, costs, and any other relief, whether legal or equitable, sought in such charge, claim, or other proceeding. Additionally, he is not waiving (i) any right to receive the Exit Bonus, the Performance Bonus, the Synergy Bonus, and earned but unpaid base compensation and annual bonuses, in case in accordance with the terms of the Employment Agreement, and the Severance Benefits, (ii) any claim relating to directors' and officers' liability insurance coverage or any right of indemnification under the Employment Agreement, the Company's and/or any TPB Group member’s organizational documents or otherwise, (iii) his rights under the Stock Purchase Agreement to which the Employment Agreement is an exhibit, including, without limitation, his rights to receive payment under the Note and other amounts, whether or not payable as of the Closing Date, to which he is entitled pursuant to the Stock Purchase Agreement, or (iv) any of his rights arising under the Securities Exchange Agreement which is an exhibit to the Stock Purchase Agreement, including any of his rights as a stockholder of Standard Diversified, Inc.

2.2           Age Claim Waiver.  Executive further agrees that his/her full general release includes a waiver of his/her rights, if any, to assert or allege discrimination based upon age pursuant to the Age Discrimination in Employment Act or any and all other federal, state or local laws or regulations prohibiting discrimination on the basis of age (collectively, "Age Claim Waiver").

2.3            Adequate Consideration Period/Consult an Attorney.  Executive acknowledges that he/she is hereby instructed that he/she may and should consult an attorney of his/her own choosing regarding the terms of this Release, and specifically including the Age Claim Waiver, and that he/she has been given 212 days after the Presentation Date to consider the terms of this Release and whether to sign this Release, although Executive may choose to sign this Release prior to the expiration of this 21 day period. The Parties agree that if Executive fails to execute this Release prior to the expiration of this 21 day period then this Release will be null and void.

2.4            Seven (7) Day Revocation Period.  Executive further agrees that he/she is hereby instructed by Company that, following his/her signing of this Release, Executive shall have up to seven (7) days to withdraw, rescind or revoke this Release by providing written notice to [____], but that, in the event Executive exercises his/her right to withdraw or rescind this Release, all terms of this Release, including, without limitation, Employer's duty to provide the Severance Benefits provided in Part I, paragraph 1.1, above, shall be void and of no effect.3

2.5         Permanent Waiver of Re-employment. In order to effect the degree of separation contemplated by the Parties, Executive acknowledges his present intent to permanently remove himself/herself from the labor pool of Company as of the Separation Date and forever thereafter. In order to accomplish this present permanent removal from Company's labor pool, Executive agrees that he/she will not seek and will not accept hiring, rehiring, placement, or reinstatement with Company, either as an employee, independent contractor, temporary worker, consultant or in any other capacity.

PART III

Other Agreements

3.1            Additional Covenants by Executive.  Executive represents, warrants and covenants that, as of the date he/she signs this Release, (1) he/she is unaware of any wages (as that term is defined by applicable state law) that are owed to him/her by Company and that have not been paid; (2) he/she is unaware of any request for leave under the Family and Medical Leave Act that was denied; (3) he/she has no known work-related injury, disability, or illness, and has not requested any accommodation under the Americans With Disabilities Act or similar state law that has not been satisfied; and (4) he/she is unaware of any document, circumstance, occurrence, or any conduct on behalf of Company or any of its agents, employees, officers or directors, or any Releasee, which evidence, contain, or constitute a violation of any law, standard, or regulation, including but not limited to federal or state securities laws, upon which representations Company expressly relies in entering into this Release.

2 This time period would be extended to 45 days only if necessary to comply with the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, but in no event can this time period be longer than 45 days.

3 This seven (7) day revocation period will be included in the Release only if Executive is age 40 or older at the time the Release is signed by Executive. If Executive is under age 40, then there will not be any revocation period.

3.2          Knowing and Voluntary Agreement.  Executive agrees and acknowledges that he/she has been advised to consult an attorney regarding the terms of this Release and that he/she has carefully reviewed, studied and thought over the terms of this Release. Executive further acknowledges and agrees that he/she knowingly and voluntarily entered into and signed this Release after deliberate consideration and review of all of its terms and provisions, that he/she was not coerced, pressured or forced in any way by Company, any Releasee or anyone else to accept the terms of this Release, and that the decision to accept the terms of this Release was entirely his/her own.

3.3          No Wrongdoing by the Parties.  The Parties further agree that they have entered this Release to resolve any and all claims that Executive may have against Company or any other Releasee which arise out of or are connected with his employment with, or his separation or termination from, the Company, and that this Release does not constitute an admission of, or is to be used as evidence of, any liability, violation or wrongdoing of any kind.

3.4            Choice of Law; Interpretation; Captions. The Parties understand and agree that this Release shall in all respects be interpreted, enforced and governed under the laws of the State of Delaware and the language of this Release shall in all cases be interpreted as a whole, according to its fair meaning and not strictly for or against either of the Parties, regardless of which is the drafter of this Release. Captions and headings used herein are for convenience of reference only.

3.5            Exclusive Jurisdiction; Venue. The Parties understand and agree that the federal and/or state courts located in the State of Delaware shall have exclusive jurisdiction with regard to any litigation relating to this Release and that venue shall be proper only in the State of Delaware and any federal court whose judicial district encompasses the State of Delaware, and that any objection to this jurisdiction or venue is specifically waived.

3.6            Entire Agreement. The Parties agree that this Release sets forth the entire agreement between the Parties on the subject matter herein and fully supersedes any and all other prior agreements or understandings between them which arise out of or are connected with Executive’s employment with, or his separation or termination from, the Company, except for the terms in the Employment Agreement referred to herein and any agreements between Executive and Company regarding shortened statute of limitations, arbitration, non-disclosure of confidential information, intellectual property, non-solicitation of customers, employees or contractors, non-competition, and/or other restrictive covenant obligations, which agreements, if any, shall remain in full force and effect according to their terms. This includes, without limitation, Executive's continuing obligations under Articles 6 and 7 of the Employment Agreement. This Release may be amended or superseded only by a subsequent writing, executed by the Party against whom enforcement is sought.

3.7            Agreement to Indemnify. The Parties agree that should Executive seek to overturn, set aside, or legally challenge any release of claims, promise or covenant made by him/her under this Release, by judicial action or otherwise, Company and/or Releasees shall be entitled to recover from Executive its costs of defending and enforcing the terms of this Release and/or any other claim brought by or against Company or Releasees, including, without limitation, reasonable attorneys' fees. The Parties acknowledge and agree that each Releasee is an intended third-party beneficiary of this Release and may enforce the terms of this Release accordingly.

[signature page follows]

I, [____________ ], UNDERSTAND AND AGREE THAT THIS RELEASE CONSTITUTES A FULL AND FINAL RELEASE OF ALL CLAIMS THAT ARE RELEASABLE BY LAW.

Date:

STATE OF	)
	)	SS:
COUNTY OF	)

Subscribed and sworn to before me by _____ , this _______ day of  _______  , 20__.

Notary Public:

My Commission expires:

--and--

XXXXX

By:

Title:

Date:

STATE OF	)
	)	SS:
COUNTY OF	)

Subscribed and sworn to before me by ______________________________, on behalf of _______________________________, this _______ day of _______________, 20__.

Notary Public:

My Commission expires:

Employment Agreement

This Employment Agreement (this "Agreement") is entered into between International Vapor Group, LLC, a Delaware limited liability company (the "Company"), and David Epstein, a resident of the State of Florida ("Employee"), effective as September 5, 2018 (the "Effective Date").

On the date hereof, Turning Point Brands, LLC, a Delaware limited liability company ("Buyer"), is acquiring all of the issued and outstanding equity interests of the Company (the "Acquisition").  In connection with, and conditioned upon the closing of, the Acquisition, Buyer requires the Company and Employee to enter into this Agreement to set forth the terms and conditions of Employee's employment with the Company.

Employee has become and will continue to become familiar with and aware of information as to the products, customers, specific manner of doing business, and future plans with respect thereto, of the Company and its Affiliates (as defined below), all of which have been and will be established and maintained at significant expense to the Company.  Employee agrees that this information includes trade secrets and constitutes a valuable asset of the Company.

Employee further agrees that the restrictive covenants contained herein are reasonably necessary to protect the Company's and its Affiliates' legitimate business interests, including but not limit to, its trade secrets, confidential business information, customer relationships, and customer goodwill.

For good and valuable consideration provided to Employee, including, but not limited to, the compensation and benefits paid to Employee while employed with the Company and the continuation of Employee's employment with the Company, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Article XXI.	Definitions

For the purposes of this Agreement the following definitions shall apply:

Section 21.01     "Affiliates" of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, including without limitation, the Company's subsidiaries and Buyer and Buyer's direct and indirect parent companies.

Section 21.02     "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

Section 21.03      "Person" means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association or other entity.

Article XXII.	Employment

Section 22.01      During the Term (as defined below), the Company shall employ Employee, and Employee hereby accepts such employment, to serve the Company as Vice President – Business Affairs, reporting to Nicolas Molina (or other Person designated by Buyer).  Subject to the direction and control of Nicolas Molina, Employee shall have such powers and duties as are customarily associated with the position of Vice President – Business Affairs.  Employee also shall perform such other duties as may be from time to time assigned to Employee by Nicolas Molina.  Employee agrees to serve the Company competently and to devote all of his business time and attention and his best efforts to the affairs of the Company and the performance of his duties hereunder.

Section 22.02     Employee will not, without Company's prior consent, engage in other business activities, whether or not such business activity is pursued for profit, gain or other benefit to Executive.  Executive may invest Executive's assets in investments that do not require any services by Executive in the operation of the business in which the investments are made. Executive may serve on boards of directors, provided that such service does not prevent Executive from devoting full time and attention to the affairs of Company and does not create a conflict of interest with Executive's duties and obligations to the Company.

Article XXIII.	Term and Termination

Section 23.01      The term of Employee's employment with the Company under this Agreement (the "Term") shall commence as of the Effective Date and shall end on the earlier to occur of the second anniversary of the Effective Date or termination of Employee's employment with the Company pursuant to the provisions of Section 3.b., below.

Section 23.02     Notwithstanding any of the provisions of this Agreement, either the Company or Employee can terminate the employment relationship at any time, for any reason or no reason, with or without Cause (provided, however, that prior to the second anniversary of the Effective Date, the Company shall not have the ability to terminate Employee without Cause).  If Employee resigns from employment with the Company, Employee will give the Company at least 30 calendar days' prior written notice of resignation.  Subject to the preceding, employment will end on the termination date stated in the Company's notice of termination to Employee or in Employee's notice of resignation to the Company, as applicable.  The Company may, in its discretion, waive any notice period stated in Employee's notice of resignation, in which case employment will end immediately upon such waiver or alternative date stated in the waiver.

Section 23.03     If Employee's employment is terminated for any reason, then Employee will be entitled to payment of his base compensation under Section 4.a.  through the date of termination of employment, a pro rata portion of the annual bonus under Section 4.b. for the year of termination (as measured by the number of days that Employee was employed during such year) and, if applicable, the applicable portion of the Exit Bonus, the Performance Bonus and the Synergy Bonus, payable as described below, subject to execution by Employee of a Release as described in Section 4.i. below. If Employee shall terminate his employment for Good Reason, then, in addition to the foregoing, Employee shall continue to receive, until the second anniversary of the Effective Date, payment of his base compensation under Section 4.a., an annual bonus under Section 4.b., continued coverage under all employee benefit plans, and the Exit Bonus, the Performance Bonus and the Synergy Bonus, payable as described below, subject to execution by Employee of a Release as described in Section 4.i. below.

Section 23.04      A termination of employment by the Company for any of the following reasons shall be considered a termination for "Cause" under this Agreement:

(a)         Employee willfully fails to render required or expected services in accordance with this Agreement, subject to the providing of prior written notice allowing for 30 days' opportunity cure such failure;

(b)        Employee is willfully in breach any of the material terms and conditions of this Agreement, subject to the providing of prior written notice allowing for 30 days' opportunity cure such breach;

(c)        insubordination, consisting of Employee's continued willful failure to take specific action that is material to the operation of the Company and within Employee's individual control and consistent with Employee's duties and responsibilities subject to the providing of prior written notice allowing for 30 days' opportunity cure such failure;

(d)        Employee's willfully violates any material rule, policy, procedure or other requirement of the Company, subject to the providing of prior written notice allowing for at least 30 days' opportunity cure such failure;

(e)         Employee's commission of an act of fraud, embezzlement or similar dishonest act against the Company or any customer, client or business associate of any of the TPB Group; or

(f)         Employee's indictment or conviction for any felony or crime of dishonesty.

e.      A termination of employment by Employee for any of the following reasons shall be considered a termination for "Good Reason" under this Agreement:

i.      a decrease in the base compensation, bonus (other than the annual bonuses which may fluctuate subject to the Company's discretion) or employee benefits identified in this Agreement (other than changes in employee benefits affecting the Company's employees generally);

ii.     a material diminution in Employee's title, role, authority or responsibilities as President or an adverse change in Executive's reporting structure or reporting relationships;

iii.    a relocation of Executive's principal office to a location that is in excess of 25 miles from the Company's principal office as of the Effective Date; or

iv.    any continued material breach by the Company of this Agreement, subject to the providing of prior written notice allowing for at least 30 days' opportunity cure such breach.

Article XXIV	Compensation

Section 24.01      Base Compensation.  Employee's base compensation will be at an annual rate of $120,000, paid consistent with the terms of this Agreement and the general payroll practices of the Company.  During Employee's employment, Employee's annual base compensation shall be subject to any adjustment approved by the Company, at its sole discretion; provided, however, that Employee's base compensation may not be reduced.

Section 24.02     Annual Bonuses and Equity Compensation.  The Company will adopt annual bonus plans that are consistent with Turning Point Brands, Inc.'s bonus plans, which allows Employee a bonus potential of 10% to 50% (the exact percentage being subject to the Company's discretion) of Employee's compensation.  All annual bonuses will be paid by March 15th of the calendar year after the year for which the bonus is earned, regardless of whether or not Employee shall remain employed as of the date of payment.  Employee will also be eligible for equity awards such as restricted equity or equity options as are applicable to the Company's executive employees generally, to the extent such plans are adopted by the Company.

Section 24.03      Exit Bonus.

(a)        Unless Employee shall have voluntarily terminated his employment for other than Good Reason within six months after the Effective Date and subject to the terms of Section 4.i., Employee will be entitled to a bonus (the "Exit Bonus") equal to the greater of (A) $600,000, if the Combined Two-Year EBITDA is equal to or greater than Target EBITDA, or (B) a percentage of the $600,000, equal to the percentage the Combined Two-Year EBITDA is of Target EBITDA (e.g., if the Combined Two-Year EBITDA amount is 65% of the Target EBITDA, then the Exit Bonus will be 65% of $600,000).

(b)         The Exit Bonus will be paid during the 60-day period beginning 30 days after the second annual anniversary of the Effective Date once the final Combined Two-Year EBITDA is calculated.

(c)        "Target EBITDA" means an amount equal to $8,000,000 (representing the Term 1 EBITDA Target) plus an amount (representing the Term 2 EBITDA Target) equal to 110% of Term 1 consolidated Adjusted EBITDA of the following combined entities, divisions, business units, websites and brands, as the case may be: (A) the Company; (B) Vapor Shark; (C) retail operations of Vapor Supply; (D) any new division or business originating from the ecig.com website (i.e., excluding any existing business utilizing the ecig.com name or website, including but not limited to eCig.com Arlington LLC, eCig.com Austin LLC, and eCig.com LLC); and (E) any new division or business originating from the relaunch of the DripCo e-liquid brand (i.e., excluding any existing business utilizing the DripCo e-liquid brand, including but not limited to DripCo.com LLC); plus Adjusted EBITDA for Vapor Beast during the Term 1 period.  Notwithstanding the foregoing, however, if and to the extent that Employee's duties shall be expanded to include management of any other existing TPB Group business, and/or any business which may be acquired by any TPB Group business (including the Company) after the date hereof, the parties will negotiate in good faith to include the EBITDA of such additional and/or acquired business in the calculation of Adjusted EBITDA and to agree upon a revised Target EBITDA figure reflecting such inclusion and the additional management duties of Employee.

(d)        "Combined Two-Year EBITDA" means the Term 1 EBITDA Amount plus the Term 2 EBITDA Amount.

(e)        "Term 1 EBITDA Amount" means the Term 1 consolidated Adjusted EBITDA for the following entities, divisions, business units, websites and brands, as the case may be: (A) the Company; (B) Vapor Shark; (C) retail operations of Vapor Supply; (D) any new division or business originating from the ecig.com website (i.e., excluding any existing business utilizing the ecig.com name or website, including but not limited to eCig.com Arlington LLC, eCig.com Austin LLC, and eCig.com LLC); and (E) any new division or business originating from the relaunch of the DripCo e-liquid brand (i.e., excluding any existing business utilizing the DripCo e-liquid brand, including but not limited to DripCo.com LLC).

(f)         "Term 2 EBITDA Amount" means the Term 2 consolidated Adjusted EBITDA for the following combined entities, divisions, business units, websites and brands, as the case may be: (A) the Company; (B) Vapor Shark; (C) retail operations of Vapor Supply; (D) any new division or business originating from the ecig.com website (i.e., excluding any existing business utilizing the ecig.com name or website, including but not limited to eCig.com Arlington LLC, eCig.com Austin LLC, and eCig.com LLC); and (E) any new division or business originating from the relaunch of the DripCo e-liquid brand (i.e., excluding any existing business utilizing the DripCo e-liquid brand, including but not limited to DripCo.com LLC); and (F) Vapor Beast.

(g)        "Term 1" means the period commencing on the Effective Date and ending on the first anniversary of the Effective Date.

(h)        "Term 2" means the period commencing on the first anniversary of Effective Date and ending on the second anniversary date of the Effective Date.

(i)         "Adjusted EBITDA" means the unadjusted aggregate EBITDA of the entities, division, business units, websites and brands included in the definition of “Target EBITDA” on a consolidated basis (each an “Included Business”), excluding from the calculation thereof the following items: (A) all FDA PMTA and related costs, (B) all nonrecurring or startup costs associated with new liquid production capabilities or similar endeavors, (C) any fees, costs and expenses incurred by or on behalf of the Company or Buyer in connection with the Acquisition, including but not limited to any brokerage fees, commissions, finders' fees, investment banking fees and financial advisory fees, fees paid to lenders, legal expenses and payments to other  individual service providers, in each case in connection with the Acquisition, (D) any salaries, bonuses, benefits, reimbursements or consulting, management or other fees paid to Buyer or its Affiliates, (E) any expenses related to the board of directors (or equivalent) of the Included Businesses, (F) any earnings and/or losses from any business acquisitions by any Included Business, (G) any fees, costs and expenses incurred in connection with pursuing or consummating any business acquisitions by any Included Business, (H) any incentive compensation, Exit Bonus, Performance Bonus, or other bonus compensation paid or payable to Nicolas Molina and David Epstein, (I) product launch costs, (J) non-recurring one-time costs and expenses incurred in connection with operating improvements, restructurings and other similar initiatives, (K) corporate or parent selling, general and administrative overhead allocations, and (L) any and all other types of fees, costs and expenses as the parties may mutually agree.

(j)          "EBITDA" means earnings before interest, taxes, depreciation and amortization, as determined in accordance with GAAP.

Section 24.04     Performance Bonus.  Unless Employee shall have voluntarily terminated his employment for other than Good Reason prior to the second anniversary of the Effective Date, then Employee will be entitled to an additional bonus (the "Performance Bonus"), payable during the 90-day period beginning 30 days after the second annual anniversary of the Effective Date once the final Combined Two-Year EBITDA is calculated.  If Combined Two-Year EBITDA exceeds Target EBITDA, then the Company shall pay Employee a $300,000 Performance Bonus.  If Combined Two-Year EBITDA is less than Target EBITDA, then Employee will be entitled to an amount equal to a percentage of $300,000, equal to the percentage the Combined Two-Year EBITDA is of Target EBITDA (e.g., if Combined Two-Year EBITDA amount is 45% of Target EBITDA, then the Performance Bonus will be $135,000 (45% of $300,000)).  If Employee shall have voluntarily terminated his employment for other than Good Reason prior to the second anniversary of the Effective Date, then Employee will be entitled to a percentage of the Performance Bonus amount calculated above equal to the percentage of the two-year period during which Employee remained employed by the Company (e.g., if Employee is employed for 14 months and the Two-Year EBITDA Amount is 45% of Target EBITDA, then he would be entitled to 14/24 of $135,000).

Section 24.05      Synergy Bonus.

(a)        Unless Employee shall have voluntarily terminated his employment for other than Good Reason prior to the second anniversary of the Effective Date, then the Company will pay Employee an additional bonus amount to reflect the amount of synergies created with respect to the period commencing on the Effective Date and ending on the second anniversary of the Effective Date through the Acquisition (the "Synergy Bonus").  Attachment A sets forth the procedures for determining the amount of the Synergy Bonus.

(b)        The Synergy Bonus will be an amount equal to 7.5% of calculated synergies, up to a maximum Synergy Bonus of $450,000.  Any annual cash bonus amounts paid or payable to Employee under Section 4.b. of this Agreement or otherwise with respect to the period commencing on the Effective Date and ending on the second anniversary of the Effective Date shall reduce dollar-for-dollar any Synergy Bonus amount payable to Employee.

(c)        Subject to the procedures set forth on Attachment A, the Synergy Bonus, if applicable, will be paid within 90 days after the second anniversary of the Effective Date, but in no event shall the Synergy Bonus be paid later than March 15th of the calendar year after the calendar year in which the second anniversary of the Effective Date occurs.

Section 24.06     Commercially Reasonable Efforts to Achieve Bonus Amounts.  The Company will use commercially reasonable efforts to maximize the Employee's ability to earn the Synergy, Exit and Performance bonus amounts payable under this Agreement, subject to the application of the business judgment rule and fiduciary duties.  In particular, the Company will not take any action with respect to a material asset of the Company with the intent of reducing the Company's operational capacity or profitability or take any action, directly or indirectly, in bad faith with the purpose of avoiding or reducing the Company's obligation with respect to the Synergy, Exit or Performance Bonus, provided that nothing in this paragraph shall require the Company to continue to employ the Employee for any period of time beyond the Term.

Section 24.07      Calculations.  The Combined Two-Year EBITDA Amount and any other amounts to be calculated under this Agreement shall be determined by the Company's regular finance and accounting staff in good faith.  The Company may (but is not obligated to) seek review of calculations by the Company's regularly employed accounting firm (which shall be a nationally-recognized accounting firm selected by the Company and may be the accounting firm employed by Buyer), and in that case the accounting firm's determination shall be final and binding on the Company and the Employee.

Section 24.08      Change in Control.  Unless Employee shall have previously voluntarily terminated his employment for other than Good Reason, if there is a Change in Control prior to the second anniversary of the Effective Date, Employee will be entitled to the maximum Exit Bonus ($600,000) and Performance Bonus ($300,000) possible under this Agreement.  Such bonus amounts will be paid within 30 days of the closing of the Change in Control.  For purposes of this provision, "Change in Control" means any person or group of persons within the meaning of § 13(d)(3) of the Securities Exchange Act of 1934 who are not affiliated with Buyer or Buyer's Affiliates, acquires, directly or indirectly, ownership or control of at least 51% of the Company's equity, or acquires all or substantially all of the Company's assets, provided that in each case the Change in Control constitutes a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company under Internal Revenue Code (the "Code") Section 409A and the Treasury Regulations promulgated thereunder.

Section 24.09     Release.  If any Exit Bonus, Performance Bonus, Synergy Bonus or other amount is to be paid to Employee following Employee's termination of employment with the Company, Employee shall be entitled to payment of such amount(s) only if Employee signs and delivers to Company, and does not revoke, a general release of all claims Employee has or may have against the Company, its affiliates and their respective employees and directors, in the form attached hereto as Attachment B (the "Release"), and returned no later than 14 days before the latest date the bonus can be paid under the terms of this Agreement or such earlier deadline set by the Company for return of the Release.

Section 24.10      Other Fringe Benefits.  Employee will be eligible for Company benefits and incentives appropriate for his position and to the extent such items are offered by the Company.  For the period through December 31, 2018, Employee's fringe benefits will be consistent with those provided by International Vapor Group, Inc. for calendar year 2018 prior to entering into this Agreement.  For the period commencing January 1, 2019, the Company's and Employee's fringe benefits will generally be consistent with those provided to employees of Turning Point Brands, Inc., subject to applicable plan and legal requirements.

Section 24.11     Tax Withholding.  The Company shall withhold and deduct from the compensation paid to Employee amounts as may be required under applicable tax law.  Employee shall be responsible for any employee tax liability arising as a result of the compensation payable under the terms of this Agreement.

2.	Confidential Information

Section 24.12     For purposes of this Agreement, the term "Confidential Information" means all confidential, proprietary, and/or non-public information, whether or not in a written or recorded form, concerning the business and affairs of the Company and its Affiliates.  Confidential Information shall include, but shall not be limited to, information concerning:

(a)        the terms and conditions of this Agreement;

(b)        trade secrets concerning the business of the Company and any of its Affiliates, data, know-how, processes, designs, and samples relating to the Company and its Affiliates;

(c)        the Company's suppliers, customers, prospective customers, and contracts or arrangements (including special terms and deals); and

(d)        the Company's financial condition, results of operations, marketing plans, business plans, operations, pricing, promotions, and business strategies and methods.

Section 24.13     Employee acknowledges and agrees that all Confidential Information is the sole and exclusive property of the TPB Group.  Accordingly, both during and after employment with the Company (whether such separation from employment is voluntary or involuntary, or with or without cause), Employee shall not use, or disclose to any third party, any Confidential Information for any reason other than as intended within the scope of Employee's employment or as approved by the Company in writing.

Section 24.14      Notwithstanding any other provision of this Agreement, Employee may disclose Confidential Information to the extent such disclosure is required by law or legal process, provided that Employee shall, if permitted by law, give prompt written notice of any such request for such information to the Company prior to making such disclosure.  Employee agrees to cooperate with the Company to the extent practicable or lawful to challenge the request for information or limit the scope thereof, as the Company may reasonably deem appropriate.

Section 24.15     Upon separation of employment for any reason, or at any other time upon request of the Company, Employee shall immediately deliver to the Company all documents, materials, and data (including copies thereof) relating to the business of the Company and its Affiliates.  Further, upon the written request of the Company, Employee shall erase any Confidential Information stored by electronic means from any computer or other device personally owned, maintained and/or used by Employee.

Article XXV.	Non-Compete; Non-Solicitation; Non-Disparagement

Section 25.01     Non-Compete.  During Employee's employment with the Company and for a period of two (2) years following termination of employment for any reason or no reason, Employee shall not, directly or indirectly, engage in, own, manage, operate, finance, control, or participate in the ownership, management, operation or control of any business which (i) engages in the design, manufacture, marketing, advertising, sale and promotion of electronic nicotine delivery systems (ENDS), including without limitation, electronic cigarette products, vaporizers, tanks and mods, e-liquids, and related accessories (collectively, the "Restricted Business") anywhere in the United States or the world where the Company, Turning Point Brands, Inc., the Buyer, or their respective subsidiaries  (collectively, the "TPB Group") engaged in the Restricted Business during Employee's employment with the Company or in which the Company had plans to participate at the time of Employee's employment, or (ii) competes with the products which are being manufactured or sold by any of the TPB Group on the date of the termination of employment.  Notwithstanding the foregoing restriction, Employee may purchase or acquire in the aggregate, as a passive investment, up to (but not more than) five percent of any class of securities of any enterprise which is engaged in competitive activities if such securities are listed on any national securities exchange or have been registered under the applicable provisions of the Securities Exchange Act of 1934 or any foreign securities exchange, provided Employee does not otherwise participate in any activities of the enterprise.

Section 25.02      Non-Solicitation.  During Employee's employment with the Company and for a period of two (2) years after termination of Employee's employment with the Company for any reason or no reason, Employee will not (i) directly or indirectly, attempt to induce any person who is an employee of any of the TPB Group (including any person who was employed with the Company during the two-year period immediately prior to Employee's employment with the Company) to leave the employ of any of the TPB Group or directly or indirectly employ such person; (ii) directly or indirectly solicit or attempt to solicit or assist anyone else to solicit any client or person or entity specifically identified as a potential client of any of the TPB Group as of the date of Employee's termination of employment, for the purpose related to a Restricted Business or selling products or services similar to those sold by any of the TPB Group; (iii)  directly or indirectly solicit or attempt to solicit, or assist anyone else to solicit any potential target identified by any of the TPB Group within the 12 month period prior to the date of Employee's termination of employment, as a candidate for acquisition by any of the TPB Group, for the purpose of acquiring such candidate; or (iv) directly or indirectly, solicit a customer or client of, supplier to or other party having material business relations with any of the TPB Group.

Section 25.03     Non-Disparagement.  Each party agrees that during and after termination of Employee's employment with the Company, he or it will not disparage the other party or any of his or its Affiliates, directors, officers, employees or agents or assist in or encourage any activity or efforts to damage the business reputation or goodwill of the other party and his or its Affiliates, including their relationships with the public, customers, and employees.  Notwithstanding the foregoing, neither Employee nor the Company shall be restricted from making any disclosures as may be necessary to comply with applicable law.

Article XXVI.	Enforcement of Restrictive Covenants

Section 26.01     Because of the difficulty in measuring economic losses to the TPB Group as the result of a breach of covenants in Section 6 of this Agreement, Employee agrees that damages at law for violation of the restrictive covenants contained herein would not be an adequate or proper remedy to the TPB Group.  If Employee violates any of the provisions of such covenants, Employee agrees that any of the TPB Group shall be entitled to obtain a temporary or permanent injunction, as appropriate, against Employee in any court having jurisdiction over the person and the subject matter, prohibiting any further violation of any such covenants.  None of the TPB Group shall not be required to post bond.  The injunctive relief provided herein shall be in addition to any award of damages, compensatory, exemplary or otherwise, payable by reason of such violation.

Section 26.02     Employee represents and acknowledges the restrictive covenants set forth in Section 6 of this Agreement do not in any respect inhibit Employee's ability to earn a livelihood in his chosen profession without violating the restrictive covenants contained herein.  The TPB Group by these covenants has attempted to limit Employee's right to compete only to the extent necessary to protect the Company from unfair competition.

Section 26.03      The parties agree that the restrictive covenants contained in Section 6 of this Agreement are severable, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant.  Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth herein are unenforceable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and this Agreement shall thereby be reformed.  All of the covenants in Section 6 of this Agreement shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Employee against any of the TPB Group, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by any of the TPB Group of such covenants.

Section 26.04      It is specifically agreed by the parties that the restrictive periods following the termination of Employee's employment stated in Section 6 of this Agreement shall be computed by excluding from such computation any time during which Employee is in violation of any provision of Section 6 of this Agreement.  Each member of the TPB Group is a third-party beneficiary of Section 6 of this Agreement and may enforce its terms against Employee.

Article XXVII.	Work Product

Section 27.01    Employee acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, and all similar or related information (whether or not patentable) which relate to any of the TPB Group's actual or anticipated business, research and development, or existing or future products or services, and which are conceived, developed, made, or reduced to practice by Employee, alone or with others, while employed by the Company (collectively, "Work Product") belong exclusively to applicable member of the TPB Group.  Employee hereby assigns to the Company all right, title, and interest in and to such Work Product.  Employee shall promptly disclose such Work Product to the Company and perform all actions reasonably requested by the Company (whether during or after employment) to establish and confirm such ownership (including, without limitation, the execution of assignments, consents, powers of attorney, and other instruments).

Section 27.02     Employee further acknowledges and agrees that all writings and documentation of any kind produced by Employee in the course of working for the Company, are works for hire (as that term is defined by U.S. Copyright law) and the property of the Company, without payment or royalty or any other consideration to Employee, including, without limitation, any copyrights in such writings and documentation.  To the extent that any such works may not, by operation of law or otherwise, be a work made for hire, Employee hereby irrevocably assigns to the Company copyright in such works, whether published or unpublished, and agrees to take any such additional steps, including, without limitation, all those specified in Section 8.a, to secure and maintain such copyright for the Company.

Article XXVIII.	Negotiation and Drafting

Employee acknowledges that this Agreement has been negotiated at arms' length by the parties.  Neither of the parties is under any compulsion to enter into this Agreement.  This Agreement is deemed to have been drafted jointly by the parties.  Any uncertainty or ambiguity will not be construed for or against any party based on attribution of drafting to any other party.

Article XXIX.	Notices

All notices or deliveries authorized or required pursuant to this Agreement shall be in writing and shall be given by registered or certified mail, return receipt requested, postage prepaid; by facsimile; or by national overnight delivery service, and addressed to the intended recipient as set forth below:

To the Company:	International Vapor Group, LLC
c/o Turning Point Brands, Inc.
5201 Interchange Way
Louisville, Kentucky 40229
E-mail: jdobbins@tpbi.com
Attention: James Dobbins

To Employee:	David Epstein
5501 SW 198th Ter
Southwest Ranches, Florida 33332
E-mail: david@internationalvapor.com

Notice sent by certified or registered mail or by overnight delivery will be effective upon the date of receipt or of refusal as indicated by the U.S. Postal Service "green card" or by the overnight delivery records.  Notice sent by facsimile will be effective upon receipt as confirmed by a machine-printed report of successful transmission.  Any party may change the address to which notices and other communications hereunder are to be delivered by giving the other party notice in the manner set forth in this Agreement.

Article XXX.	Termination of Prior Agreements

The Company and Employee hereby acknowledge and agree that any employment, compensation, confidentiality, non-solicitation and/or similar agreement or arrangement between Employee, on one hand, and the Company or its corporate predecessor, on the other hand, entered into prior to the Effective Date (each, a "Prior Agreement") is hereby terminated and that, as of the Effective Date, neither the Company nor its predecessor corporation shall have any further responsibility for any obligation or liability under any Prior Agreement.

Article XXXI.	Entire Agreement

This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, oral or written, between the parties with respect to the matters contained in this Agreement, including any Prior Agreements.  Employee has no oral representations, understandings or agreements with the Company or any of its officers, directors or representatives covering the same subject matter of this Agreement.  This Agreement shall not be modified in any manner except by instrument in writing signed by, or on behalf of, the parties hereto.  Any of the terms and conditions of this Agreement may be waived in writing at any time only by the party which is entitled to the benefits thereof.  No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provisions hereof (whether or not similar).

Article XXXII.	Survival

All provisions of this Agreement that by their nature are intended to survive termination of this Agreement, including, without limitation Sections 5, 6, 7, 8, 10, 12, 13, 14, 17, and 20 shall survive termination of this Agreement and continue in full force in accordance with their terms.

Article XXXIII.	Applicable Law

This Agreement shall be governed in all respects by the laws of the State of Delaware without giving effect to the conflicts of laws principles thereof.  Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts located in the State of Delaware, for any action, proceeding or investigation in any state or federal court or before any governmental authority arising out of or relating to this Agreement and the transactions contemplated hereby and further agrees not to commence any litigation relating thereto except in such courts.  Each of the parties hereto agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in this Agreement or subsequent notified change of address, shall be effective service of process for any litigation brought against it.

Article XXXIV.	Compliance with Internal Revenue Code Section 409A

a.     In the event that Section 409A of the Code applies to any provisions of this Agreement, it is intended that such provisions comply with the requirements of Section 409A and this Agreement shall be construed and administered in accordance with Section 409A.  Any payments under this Agreement that may be excluded from Section 409A as a short-term deferral shall be excluded from Section 409A to the maximum extent possible.  If a payment is to be made during a period of time such as a 90-day period, Employee shall have no right to designate the payment date.  For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a "separation from service" under Section 409A.  Notwithstanding the foregoing, Company makes no representations that the payments and benefits provided under this Agreement comply with, or are exempt from compliance from, Section 409A and in no event shall Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.

b.     Notwithstanding any other provision of this Agreement, if any payment or benefit provided to Employee in connection with his termination of employment is determined to constitute "nonqualified deferred compensation" within the meaning of Section 409A that is not exempt from Section 409A and Employee is determined to be a "specified employee" as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the date of termination (the "Specified Employee Payment Date") to the extent required by Section 409A.  The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to Employee in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

Article XXXV.	Assignment

This Agreement shall be binding upon, and is intended to inure to the benefit of and be enforceable by, each of the parties and its or his successors and assigns (including, in the case of the Company, each successor to the Company by reason of a change of control).  Accordingly, Employee agrees that the Company may freely assign this Agreement or any payroll, benefits and other related functions, to Buyer or any of its Affiliates without Employee's consent, and Employee will continue to be bound by the provisions of this Agreement for the benefit of the Company and its successors and assigns, any of which may enforce the Company's rights under this Agreement.  Employee may not assign or delegate Employee's obligations hereunder without the prior written consent of the Company.

Article XXXVI.	Severability

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction, shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Article XXXVII.	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same Agreement.

Article XXXVIII.	Headings

Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

Article XXXIX.	Key Man Insurance

Employee acknowledges that the Company may wish to purchase insurance on the life of Employee, the proceeds of which would be payable to a member of the TPB Group.  Employee hereby consents to such insurance and agrees to submit to any medical examination and release of medical records required to obtain such insurance.

Article XL.	JURY TRIAL WAIVER AS TO ALL CLAIMS

Employee and the Company each hereby knowingly waives any right either of them may have to a trial by jury with respect to any action or proceeding related to or arising out of any claims, whether statutory, contractual, or at common law, under or in conjunction with this Agreement, Employee's employment with the Company or the termination of such employment, including any claims of discrimination.  The parties agree that this waiver of the right to jury trial is done knowingly, voluntarily, and free from duress or coercion.  The parties understand that they have a right to consult with a person of their choosing, including an attorney, before signing this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above, but effective as of the Effective Date.

INTERNATIONAL VAPOR GROUP, LLC		EMPLOYEE

By	/s/ Robert M. Lavan	/s/ David Epstein
David Epstein, Individually
Title:	Chief Financial Officer

ATTACHMENT A

Applicable Synergies and Baseline for Calculating Synergies

Synergies shall be collaboratively determined in good faith by the Company and Employee, and shall include, but not be limited to:

(A) the Company bottling its eliquids in-house instead of through their current outsourced co-packer,

(B) elimination of employees due to redundancy, and

(C) elimination of warehouse facilities as a result of centralizing fulfillment.

The Company and Employee shall negotiate in good faith and shall mutually agree upon the complete list of synergies, as well as the financial baselines to be used to determine the amount of synergies created.

Procedure for determining the Synergy Bonus:

(a)            Within thirty (30) days following the second anniversary of the Effective Date, the Company shall deliver to the Employee a report (the "Synergy Bonus Statement") calculating the amount of the Synergy Bonus.

(b)           Following the delivery by the Company of the Synergy Bonus Statement, and continuing until the amount of the Synergy Bonus has been finally determined in accordance with the terms hereof, the Company shall (i) permit the Employee, his accountants and other relevant representatives to consult with the Company's accountants, and (ii) provide to the Employee, its accountants and other relevant representatives reasonable access during reasonable hours and under reasonable circumstances to all relevant books and records of the Company relating to the preparation of the Synergy Bonus Statement, in each case upon prior written notice as reasonably requested by the Employee in connection with its review thereof.

(c)            Within 90 days following receipt by the Employee of the  Synergy Bonus Statement, the Employee may deliver to the Company written notice (a "Synergy Bonus Disagreement Notice") of the Sellers' disagreement with the calculation of the Synergy Bonus in the Synergy Bonus Statement, which notice shall set forth in reasonable detail (i) the basis for such disagreement and Employee's determination of the items in dispute and (ii) based thereon, the Employee's calculation of the Synergy Bonus.  If the Employee does not deliver a Synergy Bonus Disagreement Notice within such 90 day period, or if anytime during such period the Employee delivers a written notice to the Company that it accepts the Synergy Bonus Statement as prepared and delivered by the Company, the Employee shall be deemed to have accepted the Synergy Bonus Statement as final, conclusive and binding in all respects.  Any item not identified and disputed in the Synergy Bonus Disagreement Notice shall be deemed final, conclusive and binding on the parties as set forth in the Synergy Bonus Statement.

(d)            During the thirty (30) days following the Company's receipt of a Synergy Bonus Disagreement Notice, the Company and the Employee shall seek in good faith to resolve in writing any differences which they have with respect to the matters specified therein. If the Company and the Employee are unable to resolve in good faith the disputed items set forth in the Synergy Bonus Disagreement Notice within thirty (30) days following the Company's receipt of the Synergy Bonus Disagreement Notice (or such longer period as the Company and the Employee may mutually agree in writing), such dispute shall be submitted to the Independent Accountant and resolved pursuant to the procedures and other provisions in Sections 2.04(c)(iii)and (iv) of the Stock Purchase Agreement.  For purposes of the fee section, Employee shall replace "Sellers".

ATTACHMENT B
TO
EMPLOYMENT AGREEMENT

FORM OF RELEASE AND SEVERANCE AGREEMENT TO BE COMPLETED BY COMPANY IN CONNECTION WITH SEVERANCE OF EMPLOYMENT

This Release and Severance Agreement (this "Release") is entered into by and between [___________________] ("Executive") and ___________("Employer") and, collectively with its parent(s), subsidiary(ies), and all other related companies (collectively, "Company").  Executive and Company are referred to herein as the "Parties."

RECITALS

A.            Executive and Employer are parties to an Employment Agreement, dated as of [____________________] (the "Employment Agreement"), which provides for severance after termination in certain circumstances, conditioned upon Executive first signing a general release of claims following termination of Executive's employment, which release becomes irrevocable in accordance with its terms (capitalized terms not otherwise defined herein shall have the respective meaning set forth in the Employment Agreement).

B.             This Release is the contemplated release of claims under the Employment Agreement, and Executive has had notice of this Release since the Employment Agreement was executed, it being annexed thereto, and is being provided to Executive in final form on [_________], which is no later than seven (7) days after the Executive's Separation Date (the "Presentation Date").

C.              Executive's employment with Employer [ended or will end] on [___________________________] (the "Separation Date").

D.             The Parties desire to settle any and all other claims, if any, that Executive may have against Company or any of its current or former employees and/or agents that are releasable by law.

THE PARTIES, INTENDING TO BE LEGALLY BOUND, AGREE AS FOLLOWS:

PART I

For and in consideration of the promises made herein by Executive in Part II and Part III of this Release, and his performance thereof, the sufficiency of which, either separately or combined, is hereby acknowledged, Company agrees as follows:

1.2          Bonuses and Severance Benefits to Executive. In exchange for Executive signing this Release, complying with its terms, and not revoking this Release, Company will pay to Executive the Exit Bonus, the Performance Bonus, the Synergy Bonus, and earned but unpaid base compensation and annual bonuses, in case in accordance with the terms of the Employment Agreement, and the following "Severance Benefits:" [insert description of severance pay and reimbursement of COBRA premiums]

Payment of these Severance Benefits will begin within 14 days after (1) Executive signs this Release and returns it to Company within the time period/deadline set forth in Part II, paragraph 2.3 below and (2) the seven (7) day revocation period in Part II, paragraph 2.4 below has expired, and Executive has not exercised his/her right to revoke this Release in accordance with Part II, paragraph 2.4 below.4 The first installment payment will include payment for any amounts accrued during the period from the Separation Date through the date of the first installment payment.

1.2          Separate and Adequate Age Claim Consideration.  The Parties expressly agree and acknowledge that a portion of the Severance Benefits in paragraph 1.1 above represents separate and adequate consideration, to which Executive is not otherwise entitled, in exchange for Executive's Age Claim Waiver, set out below in Part II.  Company's present promise to provide this consideration is exchanged for Executive's present release of any claims falling within the scope of the Age Claim Waiver at the time of the execution of this Release.

PART II

For and in consideration of the promises made herein by Company in Part I of this Release, and its performance thereof, the sufficiency of which is hereby acknowledged, Executive agrees as follows:

2.1           General Release and Waiver of All Claims and Potential Claims. Executive hereby releases all claims and potential claims, known and unknown, against Company that are releasable by law which arise out of or are connected with his employment with, or his separation or termination from, the Company. More specifically, for and on behalf of himself and his family, dependents, heirs, executors, administrators and assigns, Executive hereby irrevocably and unconditionally releases Company and its respective predecessors, successors, and all their past, present or future assigns, parents, subsidiaries, Affiliates, insurers, attorneys, divisions, subdivisions and affiliated entities, together with their respective current and former officers, directors, shareholders, fiduciaries, administrators, trustees, agents, servants, employees, attorneys, insurers and/or representatives, and their respective predecessors, successors and assigns, heirs, executors, administrators, and any and all other affiliated Persons which may have an interest by or through them (collectively "Releasees"), both jointly and individually, from any and all claims, actions, arbitrations, and lawsuits, of any nature whatsoever, known or unknown to Executive, accrued or unaccrued, which he ever had, now has or may have had against Releasees since the beginning of time through the date of execution of this Release which arise out of or are connected with his employment with, or his separation or termination from, the Company. This general release and waiver of claims includes, but is not limited to, any and all claims, demands, causes of action, suits, debts, complaints, liabilities, obligations, promises, agreements, controversies, damages and expenses that are releasable by law (including, without limitation, attorneys fees and costs actually incurred or to be incurred) of any nature or description whatsoever, in law or equity, whether known or unknown, in connection with or arising out of his employment with Company and/or termination of said employment. Claims being released include, without limitation, any and all employment-related claims that are releasable by law arising under federal, state or local statutes, ordinances, resolutions, regulations or constitutional provisions prohibiting discrimination in employment on the basis of sex, race, religion, national origin, age, disability and/or veterans' status, including, but not limited to, claims arising under Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§ 1981, 1981a, 1983 and 1985, the Civil Rights Act of the State in which Executive resides and works, the Sarbanes-Oxley Act, 18 U.S.C. § 1514A, et seq., the Americans With Disabilities Act, the Age Discrimination in Employment Act, the Pregnancy Discrimination Act, the Federal Rehabilitation Act of 1973, Executive Order 11246, the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., the Fair Labor Standards Act, 29 U.S.C. §§ 201, et seq., the Family and Medical Leave Act, 29 U.S.C. §§ 2601, et seq., the Genetic Information Non-Discrimination Act, 42 U.S.C. §§ 2000ff et seq., the Employee Retirement Income Security Act, 29 USC Section 1001 et seq., the Reconstruction Era Civil Rights Acts, the Worker Adjustment and Retraining Notification Act, 29 USC Section 2100 et seq., the Fair Credit Reporting Act, 15 USC Section 1681 et seq., claims covered in Ohio Revised Code Chapters 4111, 4112, and 4113, Ohio Revised Code Section 4123.90, and any related statutes of any other state or locality.  This general release and waiver of claims also includes, but is not limited to, any and all claims for unpaid benefits or entitlements asserted under any plan, policy, benefits offering or program (except as otherwise required by law), any and all contract or tort claims, including, without limitation, claims of wrongful discharge, assault, battery, intentional infliction of emotional distress, negligence, and/or defamation against Releasees.

4 The seven (7) day revocation period in paragraph 2.4 will be included in the Release only if Executive is age 40 or older at the time the Release is signed by Executive.

Nothing in this paragraph 2.1, paragraph 2.2, or any other provision in the remainder of this Release shall be construed to prohibit Executive from talking to, cooperating in any investigation by, and/or filing a charge with, the U.S. Equal Employment Opportunity Commission (the "EEOC"), any other similar state or local fair employment practices administrative agency, or the Securities and Exchange Commission (the "SEC"). However, by signing this Release, Executive hereby waives the right to recover from Releasees any relief from any charge or claim pursued or otherwise prosecuted by him/her, or by Persons like the EEOC acting by or through him/her, including, without limitation, the right to attorneys' fees, costs, and any other relief, whether legal or equitable, sought in such charge, claim, or other proceeding. Additionally, he is not waiving (i) any right to receive the Exit Bonus, the Performance Bonus, the Synergy Bonus, and earned but unpaid base compensation and annual bonuses, in case in accordance with the terms of the Employment Agreement, and the Severance Benefits, (ii) any claim relating to directors' and officers' liability insurance coverage or any right of indemnification under the Employment Agreement, the Company's and/or any TPB Group member’s organizational documents or otherwise, (iii) his rights under the Stock Purchase Agreement to which the Employment Agreement is an exhibit, including, without limitation, his rights to receive payment under the Note and other amounts, whether or not payable as of the Closing Date, to which he is entitled pursuant to the Stock Purchase Agreement, or (iv) any of his rights arising under the Securities Exchange Agreement which is an exhibit to the Stock Purchase Agreement, including any of his rights as a stockholder of Standard Diversified, Inc.

2.2           Age Claim Waiver.  Executive further agrees that his/her full general release includes a waiver of his/her rights, if any, to assert or allege discrimination based upon age pursuant to the Age Discrimination in Employment Act or any and all other federal, state or local laws or regulations prohibiting discrimination on the basis of age (collectively, "Age Claim Waiver").

2.3            Adequate Consideration Period/Consult an Attorney.  Executive acknowledges that he/she is hereby instructed that he/she may and should consult an attorney of his/her own choosing regarding the terms of this Release, and specifically including the Age Claim Waiver, and that he/she has been given 215 days after the Presentation Date to consider the terms of this Release and whether to sign this Release, although Executive may choose to sign this Release prior to the expiration of this 21 day period. The Parties agree that if Executive fails to execute this Release prior to the expiration of this 21 day period then this Release will be null and void.

2.4           Seven (7) Day Revocation Period.  Executive further agrees that he/she is hereby instructed by Company that, following his/her signing of this Release, Executive shall have up to seven (7) days to withdraw, rescind or revoke this Release by providing written notice to [____], but that, in the event Executive exercises his/her right to withdraw or rescind this Release, all terms of this Release, including, without limitation, Employer's duty to provide the Severance Benefits provided in Part I, paragraph 1.1, above, shall be void and of no effect.6

2.5         Permanent Waiver of Re-employment. In order to effect the degree of separation contemplated by the Parties, Executive acknowledges his present intent to permanently remove himself/herself from the labor pool of Company as of the Separation Date and forever thereafter. In order to accomplish this present permanent removal from Company's labor pool, Executive agrees that he/she will not seek and will not accept hiring, rehiring, placement, or reinstatement with Company, either as an employee, independent contractor, temporary worker, consultant or in any other capacity.

PART III

Other Agreements

3.1            Additional Covenants by Executive.  Executive represents, warrants and covenants that, as of the date he/she signs this Release, (1) he/she is unaware of any wages (as that term is defined by applicable state law) that are owed to him/her by Company and that have not been paid; (2) he/she is unaware of any request for leave under the Family and Medical Leave Act that was denied; (3) he/she has no known work-related injury, disability, or illness, and has not requested any accommodation under the Americans With Disabilities Act or similar state law that has not been satisfied; and (4) he/she is unaware of any document, circumstance, occurrence, or any conduct on behalf of Company or any of its agents, employees, officers or directors, or any Releasee, which evidence, contain, or constitute a violation of any law, standard, or regulation, including but not limited to federal or state securities laws, upon which representations Company expressly relies in entering into this Release.

5 This time period would be extended to 45 days only if necessary to comply with the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, but in no event can this time period be longer than 45 days.

6 This seven (7) day revocation period will be included in the Release only if Executive is age 40 or older at the time the Release is signed by Executive. If Executive is under age 40, then there will not be any revocation period.

3.2           Knowing and Voluntary Agreement.  Executive agrees and acknowledges that he/she has been advised to consult an attorney regarding the terms of this Release and that he/she has carefully reviewed, studied and thought over the terms of this Release. Executive further acknowledges and agrees that he/she knowingly and voluntarily entered into and signed this Release after deliberate consideration and review of all of its terms and provisions, that he/she was not coerced, pressured or forced in any way by Company, any Releasee or anyone else to accept the terms of this Release, and that the decision to accept the terms of this Release was entirely his/her own.

3.3           No Wrongdoing by the Parties.  The Parties further agree that they have entered this Release to resolve any and all claims that Executive may have against Company or any other Releasee which arise out of or are connected with his employment with, or his separation or termination from, the Company, and that this Release does not constitute an admission of, or is to be used as evidence of, any liability, violation or wrongdoing of any kind.

3.4          Choice of Law; Interpretation; Captions. The Parties understand and agree that this Release shall in all respects be interpreted, enforced and governed under the laws of the State of Delaware and the language of this Release shall in all cases be interpreted as a whole, according to its fair meaning and not strictly for or against either of the Parties, regardless of which is the drafter of this Release. Captions and headings used herein are for convenience of reference only.

3.5           Exclusive Jurisdiction; Venue. The Parties understand and agree that the federal and/or state courts located in the State of Delaware shall have exclusive jurisdiction with regard to any litigation relating to this Release and that venue shall be proper only in the State of Delaware and any federal court whose judicial district encompasses the State of Delaware, and that any objection to this jurisdiction or venue is specifically waived.

3.6            Entire Agreement. The Parties agree that this Release sets forth the entire agreement between the Parties on the subject matter herein and fully supersedes any and all other prior agreements or understandings between them which arise out of or are connected with Executive’s employment with, or his separation or termination from, the Company, except for the terms in the Employment Agreement referred to herein and any agreements between Executive and Company regarding shortened statute of limitations, arbitration, non-disclosure of confidential information, intellectual property, non-solicitation of customers, employees or contractors, non-competition, and/or other restrictive covenant obligations, which agreements, if any, shall remain in full force and effect according to their terms. This includes, without limitation, Executive's continuing obligations under Articles 6 and 7 of the Employment Agreement. This Release may be amended or superseded only by a subsequent writing, executed by the Party against whom enforcement is sought.

3.7          Agreement to Indemnify. The Parties agree that should Executive seek to overturn, set aside, or legally challenge any release of claims, promise or covenant made by him/her under this Release, by judicial action or otherwise, Company and/or Releasees shall be entitled to recover from Executive its costs of defending and enforcing the terms of this Release and/or any other claim brought by or against Company or Releasees, including, without limitation, reasonable attorneys' fees. The Parties acknowledge and agree that each Releasee is an intended third-party beneficiary of this Release and may enforce the terms of this Release accordingly.

[signature page follows]

I, [___________], UNDERSTAND AND AGREE THAT THIS RELEASE CONSTITUTES A FULL AND FINAL RELEASE OF ALL CLAIMS THAT ARE RELEASABLE BY LAW.

Date:

STATE OF	)
	)	SS:
COUNTY OF	)

Subscribed and sworn to before me by  __ , this _______ day of ______, 20__.

Notary Public:

My Commission expires:

--and--

XXXXX

By:

Title:

Date:

STATE OF	)
	)	SS:
COUNTY OF	)

Subscribed and sworn to before me by ______________________________, on behalf of _______________________________, this _______ day of _______________, 20__.

Notary Public:

My Commission expires: